 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 10, 2001
                                REGISTRATION NOS. 333-62684 AND 333-62684-01
============================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                             ------------------
                               AMENDMENT NO. 1
                                     TO
                                  FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                             ------------------

                           ALLEGIANT BANCORP, INC.
                         ALLEGIANT CAPITAL TRUST II
    (Exact name of registrants as specified in their respective charters)

              MISSOURI                                 43-1519382
              DELAWARE                                 43-6869516
  (State or other jurisdictions of        (I.R.S. Employer Identification Nos.)
   incorporation or organization)

                              2122 KRATKY ROAD
                          ST. LOUIS, MISSOURI 63114
                               (314) 692-8200
             (Address, including zip code, and telephone number,
      including area code, of registrants' principal executive offices)

                              THOMAS A. DAIBER
              SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           ALLEGIANT BANCORP, INC.
                              2122 KRATKY ROAD
                          ST. LOUIS, MISSOURI 63114
                               (314) 692-8200
          (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                             ------------------
    THOMAS A. LITZ, ESQ.       Copies to:         EDWIN S. DEL HIERRO, ESQ.
   THOMAS E. PROOST, ESQ.                       BARACK FERRAZZANO KIRSCHBAUM
     THOMPSON COBURN LLP                             PERLMAN & NAGELBERG
         SUITE 3400                           333 WEST WACKER DRIVE, SUITE 2700
      ONE FIRSTAR PLAZA                           CHICAGO, ILLINOIS 60606
 ST. LOUIS, MISSOURI 63101                       (312) 984-3100 (TELEPHONE)
 (314) 552-6000 (TELEPHONE)                         (312) 984-3150 (FAX)
    (314) 552-7000 (FAX)

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: | |
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. | |
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | | _______________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | | _______________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. | |

                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                  PROPOSED
                                                                  MAXIMUM         PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF SECURITIES TO        AMOUNT TO BE         OFFERING       AGGREGATE OFFERING
             BE REGISTERED                    REGISTERED       PRICE PER UNIT          PRICE             AMOUNT OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
       % Cumulative Trust Preferred
  Securities of Allegiant Capital
  Trust II...........................  1,380,000 securities(1)     $25.00           $34,500,000                   $8,625.00
------------------------------------------------------------------------------------------------------------------------------------
       % Junior Subordinated
  Debentures of Allegiant Bancorp,
  Inc.(2)(3).........................            ___                ___                 ___                          N/A
------------------------------------------------------------------------------------------------------------------------------------
Guarantee of Allegiant Bancorp, Inc.
  with respect to Trust Preferred
  Securities(3)......................            ___                ___                 ___                          N/A
------------------------------------------------------------------------------------------------------------------------------------
Total................................  1,380,000 securities(1)     $25.00           $34,500,000                  $8,625.00(4)
====================================================================================================================================

     (1) Includes 180,000 trust preferred securities which may be sold pursuant to the underwriters' over-allotment option.
     (2) The junior subordinated debentures will be purchased by Allegiant Capital Trust II with the proceeds of the sale of the trust preferred securities. No separate consideration will be received for such debentures which may be distributed to the holders of the trust preferred securities upon any liquidation of Allegiant Capital Trust II.
     (3) This Registration Statement is deemed to cover the trust preferred securities of Allegiant Capital Trust II, the rights of holders of the junior subordinated debentures and the guarantee. No separate consideration will be received for the trust preferred securities guarantee.
     (4) Previously paid June 8, 2001.

                       -------------------------------
THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

============================================================================

              SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 2001

*******************************************************************************
* THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE   *
* MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH   *
* THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT *
* AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY  *
* THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.     *
*******************************************************************************

PROSPECTUS

  [LOGO]             1,200,000 TRUST PREFERRED SECURITIES

                         ALLEGIANT CAPITAL TRUST II

                   % CUMULATIVE TRUST PREFERRED SECURITIES
            (LIQUIDATION AMOUNT $25 PER TRUST PREFERRED SECURITY)
                                GUARANTEED BY

                           ALLEGIANT BANCORP, INC.

                           ----------------------

         Allegiant Capital Trust II is offering 1,200,000 trust preferred securities at $25 per security. The trust preferred securities represent an
indirect interest in our     % junior subordinated debentures. The debentures
have the same payment terms as the trust preferred securities and will be purchased by the Trust using the proceeds from its offering of the trust preferred securities.

         We have applied to list the trust preferred securities for trading on the Nasdaq National Market under the trading symbol "ALLEP." Trading will commence on or prior to delivery of the trust preferred securities.

                           ----------------------

         INVESTING IN THE TRUST PREFERRED SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 14.

                           ----------------------

         THE TRUST PREFERRED SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY THE BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                                                                   PRICE TO            PROCEEDS TO
                                                                                    PUBLIC                TRUST
                                                                                 -------------       --------------
         Per trust preferred security .................................          $       25.00       $        25.00
         Total ........................................................          $  30,000,000       $   30,000,000

         This is a firm commitment underwriting. We will pay underwriting commissions of $0.9375 per trust preferred security. As a result, we will pay a total of $1,125,000 to the underwriters for arranging the investment in our junior subordinated debentures. The underwriters have been granted a 30-day option to purchase up to an additional 180,000 trust preferred securities to cover over-allotments, if any.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

LEGG MASON WOOD WALKER
   INCORPORATED

                            DAIN RAUSCHER WESSELS

                                                HOWE BARNES INVESTMENTS INC.

                 The date of this prospectus is       , 2001

                            [INSIDE FRONT COVER]


                       [MAP OF METROPOLITAN ST. LOUIS
                            SERVICE TERRITORY OF
                           ALLEGIANT AND SOUTHSIDE
                    SHOWING RESPECTIVE BRANCH LOCATIONS]

                                                 TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
Cautionary Statement Regarding Forward-Looking Statements........................................................ii
Prospectus Summary................................................................................................1
Risk Factors.....................................................................................................14
Use of Proceeds..................................................................................................25
Capitalization...................................................................................................26
Selected Consolidated Financial Data of Allegiant Bancorp........................................................28
Selected Consolidated Financial Data of Southside................................................................31
Pro Forma Financial Information..................................................................................34
Business.........................................................................................................40
Management.......................................................................................................43
Description of Southside.........................................................................................46
Allegiant Capital Trust II.......................................................................................47
Description of Trust Preferred Securities........................................................................49
Description of Junior Subordinated Debentures....................................................................65
Description of Guarantee.........................................................................................78
Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee..........81
Certain U.S. Federal Income Tax Consequences.....................................................................83
Certain ERISA Considerations.....................................................................................88
Underwriting.....................................................................................................88
Validity of Securities...........................................................................................90
Experts..........................................................................................................91
Where You Can Find Additional Information........................................................................91

          CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:

         o the results of our efforts to implement our business strategy;

         o our ability to successfully integrate our proposed acquisition of Southside Bancshares Corp. into our operations;

         o adverse changes in our bank's loan portfolio and the resulting credit risk-related losses and expenses;

         o our ability to manage our growth, including the successful expansion of the customer support, administrative infrastructure and internal management systems necessary to manage that growth;

         o     our ability to attract core deposits;

         o adverse changes in the economy of our market area that could increase credit-related losses and expenses;

         o adverse changes in real estate market conditions that could negatively affect credit risk;

         o the consequences of continued bank acquisitions and mergers in our market area, resulting in fewer but much larger and financially stronger competitors, which could increase competition for financial services to our detriment;

         o fluctuations in interest rates and market prices, which could negatively affect net interest margins, asset valuations and expense expectations;

         o changes in regulatory requirements of federal and state agencies applicable to bank holding companies and our present and future bank subsidiaries;

         o     general economic conditions; and

         o     other factors discussed in "Risk Factors."

         We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events discussed in any forward-looking statements in this prospectus might not occur.

                           ----------------------

         You should rely on the information contained or incorporated by reference in this prospectus only. We have not, and our underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and our underwriters are not, making an offer to sell the trust preferred securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

         Certain persons participating in this offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the trust preferred securities being offered, including over-allotting the trust preferred securities and bidding for and purchasing trust preferred securities at a price above that which otherwise might prevail in the open market. For a description of these activities, see "Underwriting." Such transactions, if commenced, may be discontinued at any time. In connection with this offering, certain underwriters may engage in passive market making transactions in the trust preferred securities on the Nasdaq National Market or otherwise in accordance with Rule 103 of Regulation M. See "Underwriting."

                             PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all of the information that is important to you. To understand the offering fully, you should read the entire prospectus, including the financial statements and related notes in or incorporated by reference in this prospectus, before making a decision to invest in the trust preferred securities. Unless otherwise indicated, all information in this prospectus assumes that the underwriters' over-allotment option is not exercised.

                           ALLEGIANT BANCORP, INC.

         We are a bank holding company headquartered in St. Louis, Missouri. Our bank subsidiary, Allegiant Bank, offers full-service banking and personal trust services to individuals, commercial business and municipalities in the St. Louis metropolitan area. Our services include commercial, real estate and installment loans, checking, savings and time deposit accounts, personal trust and other fiduciary services and other financial services such as securities brokerage, insurance and safe deposit boxes. As of June 30, 2001, we reported, on a consolidated basis, total assets of $1.16 billion, loans of $872.2 million, deposits of $871.8 million and shareholders' equity of $84.1 million.

         Since our inception in 1989, we have grown rapidly through a combination of internal growth and acquisitions of other financial institutions. Our internal growth has been achieved by positioning Allegiant as one of the leading St. Louis community banks. We have supplemented our growth by acquiring 10 branch locations in our community from three different thrifts, with the primary goals of expanding our branch network in the St. Louis market and increasing our earnings per share. We have also acquired a mortgage company and an asset management firm. In December 1998, we sold four branches located in more rural markets in northeast Missouri, in order to focus our operations exclusively in the St. Louis metropolitan area. On November 15, 2000, we acquired Equality Bancorp, Inc., a community-based thrift holding company with seven branches in the St. Louis area and total assets of approximately $300.4 million. While this transaction significantly improved our market coverage, the consolidation of the branch networks also allowed us to increase our average deposits per branch, which we believe to be key to improving efficiency. Our acquisition of Equality was accretive to our earnings per share in the quarter ended March 31, 2001 as well as the six months ended June 30, 2001. As a continuation of our acquisition strategy, we have entered into a definitive agreement to acquire Southside Bancshares Corp., another community-based bank holding company serving the St. Louis area, with total assets at June 30, 2001 of approximately $775.7 million. In addition, we have agreed to acquire five branch facilities in the St. Louis area from Guardian Savings Bank and assume approximately $101.3 million in related deposit liabilities.

         Since the beginning of 1998, we have focused on improving the profitability of our banking operations. As a result, we have reduced the amount of one- to four-family mortgages that we held in our loan portfolio and have increased our amount of higher yielding commercial loans. We have hired approximately 22 banking professionals averaging more than 10 years of experience in the St. Louis metropolitan area to help us grow our commercial loans and deposits. We have also implemented company-wide cost control efforts to enhance efficiencies throughout our operations. These steps taken since the beginning of 1998 have improved our efficiency, return on average assets, return on average equity and earnings per share.

         The St. Louis metropolitan area is the 18th largest metropolitan area in the United States with a population of approximately 2.6 million. The St. Louis metropolitan area is home to 15 Fortune 1000 companies, such as Anheuser-Busch Companies, Inc., The May Department Stores Company and Emerson Electric Co. Over the past several years, there has been a number of acquisitions of financial institutions in our market area by larger regional or national out-of-town financial institutions. These acquisitions have included: NationsBank Corporation's (now known as BankAmerica Corporation) acquisition of Boatmen's Bancshares, Inc., Union Planters Corporation's acquisition of Magna Group, Inc. and Firstar Corporation's (now known as U.S. Bancorp) acquisition of Mercantile Bancorporation Inc.

         We believe that we have benefited from these acquisitions because we have been committed since our inception to building a strong, customer-friendly community bank. As a community bank, we are able to respond quickly to our customers through local decision-making and through tailoring products and services to meet their needs. We believe market coverage is important. After completing our proposed acquisitions of Southside and five branches from Guardian, and the integration of those acquired businesses into our business, we will have 39 banking facilities in the St. Louis metropolitan area, resulting in our having at least one branch within a 20-minute drive from all principal sectors of the community. We also became the official bank of the St. Louis Rams football team in March 2000, which has further increased our recognition throughout the community.

         Our management team is comprised of experienced individuals who average more than 15 years in the banking or financial services industries. Our directors and executive officers own approximately 32% of our outstanding common stock. If our proposed acquisition of Southside were completed today, our directors and executive officers would own approximately 20% of our outstanding common stock.

                             RECENT DEVELOPMENTS

         On April 30, 2001, we signed a definitive merger agreement to acquire Southside, the holding company of South Side National Bank in St. Louis, State Bank of Jefferson County, Bank of Ste. Genevieve and The Bank of St. Charles County. Under the merger agreement, we will merge into Southside and the combined company will be renamed "Allegiant Bancorp, Inc." Southside's shareholders will receive a total of approximately 5.8 million shares of the combined company's common stock plus approximately $59.0 million in cash for all of the outstanding common stock of Southside. Allegiant's shareholders will receive one share of the combined company's common stock for each Allegiant share owned. Allegiant is offering to sell the trust preferred securities to provide a portion of the funds payable in the merger to Southside's shareholders and to pay related costs and expenses. The merger is subject to shareholder and regulatory approval and other conditions. On August 15, 2001, the Federal Reserve Board granted its approval of the merger, and other regulatory approvals are pending. Meetings of the shareholders of Allegiant and the shareholders of Southside have each been called for September 12, 2001 for the purpose of voting to approve the merger. The merger is expected to close as soon as practicable thereafter. See "Business--Recent Development" for further details of the merger agreement.

         The combined company that is renamed "Allegiant Bancorp, Inc." will assume all of our obligations in respect of the trust preferred securities, the junior subordinated debentures and our guarantee and all of our rights as holder of the trust common securities.

         On a consolidated pro forma basis to reflect the merger as if it had occurred as of June 30, 2001, the combined company would have reported, on a consolidated basis, total assets of $2.0 billion, loans of $1.3 billion, deposits of $1.5 billion and shareholders' equity of $143 million.

         On August 22, 2001, we signed an agreement with Guardian Savings Bank, headquartered in Houston, Texas, to purchase Guardian's five branch offices in St. Louis County, Missouri. We will acquire the branch facilities and assume approximately $101.3 million in related deposit liabilities. The purchase of these offices is consistent with our strategic plan of expanding our branch network in the St. Louis market. If the Southside and Guardian transactions were consummated and the integration of those acquired businesses into our business was completed as of June 30, 2001, we would have had combined assets of approximately $2.1 billion, 39 branch banking facilities and 56 ATM locations serving the St. Louis area.

                         ALLEGIANT CAPITAL TRUST II

         Allegiant Capital Trust II is a Delaware statutory business trust that we created for the limited purposes of:

         o issuing the trust preferred securities and the trust common securities;

         o investing the proceeds it receives from the issuance of the trust preferred securities and the trust common securities in an equivalent amount of junior subordinated debentures issued by us; and

         o     engaging in activities related to the above activities.

         The Trust will issue all of the trust preferred securities to the purchasers in this offering. We will purchase all of the trust common securities. The trust common securities will represent an aggregate liquidation amount equal to at least 3.25% of the total capital of the Trust.

         The junior subordinated debentures and payments received thereunder will be the only assets of the Trust, and payments under the junior subordinated debentures will be the only revenue of the Trust.

         The Trust will be governed by the trust agreement among us, as depositor, Bankers Trust (Delaware), as Delaware trustee, and the administrators, who are selected by us.

                                                    THE OFFERING

  THE ISSUER..............................  Allegiant Capital Trust II, a Delaware statutory business trust.

  THE SECURITIES BEING
    OFFERED...............................  1,200,000 trust preferred securities, liquidation amount of $25 per trust preferred security. The trust preferred securities represent preferred undivided beneficial interests in the assets of the Trust, which will consist solely of the junior subordinated debentures and payments received thereunder.  We have granted the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to an additional 180,000 trust preferred securities at the initial offering price, solely to cover over-allotments, if any.

  THE OFFERING PRICE......................  $25 per trust preferred security.

  THE PAYMENT OF
    DISTRIBUTIONS.........................  The Trust will pay cash distributions to you on each trust preferred
                                            security at an annual rate of     %. The distributions will be
                                            cumulative, will accumulate from              , 2001, and will be
                                            payable in arrears at the end of each calendar quarter,
                                            commencing                , 2001.



                                     4


  MATURITY................................  The junior subordinated debentures will mature and the Trust must
                                            redeem the trust preferred securities on              , 2031. We have
                                            the option to shorten the maturity and redemption date to a date no
                                            earlier than            , 2006.  We will not shorten the maturity date
                                            unless we have first received any required regulatory approvals.
  REDEMPTION OF THE TRUST
    PREFERRED SECURITIES BEFORE
         , 2031 IS POSSIBLE...............  The Trust must redeem the trust preferred securities if we redeem the junior subordinated debentures.  Subject to any required regulatory approvals, we may redeem all or part of the junior subordinated
                                            debentures at any time after            , 2006.  In addition, subject
                                            to any required regulatory approvals, we may redeem all of the junior subordinated debentures within 180 days after:

                                            o    certain tax events occur or become likely to occur;

                                            o    the Trust is deemed to be an investment company; or

                                            o    there is an adverse change in the treatment of the trust
                                                 preferred securities as Tier 1 capital for bank regulatory purposes.

                                            Upon any redemption of the junior subordinated debentures, the Trust will use the cash proceeds of the redemption to pay you the liquidation amount of $25 per trust preferred security plus any accumulated and unpaid distributions through the date of redemption.

  WE HAVE THE OPTION TO DEFER
    INTEREST PAYMENTS.....................  As long as we are not in default under the indenture relating to the junior subordinated debentures, we may defer payments of interest on the junior subordinated debentures for up to 20 consecutive quarters, but not beyond the maturity date.  If we defer interest payments on the junior subordinated debentures:

                                            o    the Trust will defer distributions on the trust preferred
                                                 securities;

                                            o    the distributions to which you are entitled will accumulate;
                                                 and

                                            o    the accumulated distributions will earn interest at an annual
                                                 rate of       % compounded quarterly until paid.

                                            During any period that we defer interest payments, we may not declare or pay any cash distributions on our capital stock or repay any debt securities that rank equal to or lower than the junior subordinated debentures, including the junior subordinated debentures held by
                                            Allegiant Capital Trust I. After the end of any period in which we defer interest payments, if we have paid


                                     5


                                            all deferred and current interest under the junior subordinated debentures, we may defer interest payments again.

  YOU WILL STILL BE TAXED IF
    DISTRIBUTIONS ON THE TRUST
    PREFERRED SECURITIES ARE
    DEFERRED..............................  If we defer interest payments, you will be required to include deferred distributions in your gross income for U.S. federal income tax purposes, and you may be required to pay taxes on the deferred distributions before you receive the deferred distributions even if you are a cash basis taxpayer.

  HOW THE SECURITIES WILL RANK IN
    RIGHT OF PAYMENT......................  The trust preferred securities, junior subordinated debentures and guarantee will rank as follows with regard to right of payment:

                                            o    The trust preferred securities will rank equally with the
                                                 trust common securities and the 9.875% cumulative trust preferred securities and trust common securities issued by Allegiant Capital
                                                 Trust I.  The Trust will pay distributions on the trust preferred securities and the trust common securities pro rata.  However, if we default with respect to the junior subordinated debentures, then no distributions on the trust common securities and no dividends on our capital stock will be paid until all accumulated and unpaid distributions on the trust preferred securities have been paid.

                                            o    Our obligations under the junior subordinated debentures and the guarantee are unsecured and generally will rank junior in priority to our existing and future senior and other subordinated
                                                 indebtedness.

                                            o    Because we are a holding company, the junior subordinated
                                                 debentures and the guarantee will effectively be subordinated to all existing and future liabilities of our subsidiaries.

  THE JUNIOR SUBORDINATED
    DEBENTURES MAY BE DISTRIBUTED
    TO YOU................................  We may dissolve the Trust and distribute the junior subordinated debentures to you at any time, subject to regulatory approval.  If we distribute the junior subordinated debentures, we will use commercially reasonable efforts to list them on a national securities exchange or comparable automated quotation system.

  OUR GUARANTEE OF PAYMENT................  We guarantee that the Trust will use its assets to pay the distributions on the trust preferred securities and the liquidation amount upon liquidation of the Trust.  However, the guarantee does not apply when the Trust does not have sufficient funds to make the payments.  If we do not make payments on the junior subordinated debentures, the Trust will not have sufficient funds


                                     6


                                            to make payments on the trust preferred securities. In this event, you may institute a legal proceeding directly against us seeking enforcement of payments under the junior subordinated debentures.

  LIMITED VOTING RIGHTS...................  You will have no voting rights except in limited circumstances.

  USE OF PROCEEDS.........................  The Trust will invest all of the proceeds from the sale of the trust preferred securities and the trust common securities in our junior subordinated debentures.  We will use the net proceeds from our sale of the junior subordinated debentures to fund a portion of the cash consideration payable to the shareholders of Southside in our proposed acquisition of Southside.

  LACK OF RATING.........................   We do not intend to have the trust preferred securities rated by any rating agency.

  NASDAQ NATIONAL MARKET
    SYMBOL................................  The Trust has applied to have the trust preferred securities listed on the Nasdaq National Market under the symbol "ALLEP."

  BOOK-ENTRY..............................  The trust preferred securities will be represented by a global security that will be deposited with and registered in the name of The
                                            Depository Trust Company, New York, New York, or its nominee. This means that you will not receive a certificate for your trust preferred securities.  Your ownership will be recorded through the DTC book-entry system.

  TAX CONSIDERATIONS......................  You should carefully consider the information set forth under "Certain
                                            U.S. Federal Income Tax Consequences."

  ERISA CONSIDERATIONS....................  You should carefully consider the information set forth under "Certain
                                            ERISA Considerations."


                                RISK FACTORS

         Before purchasing the trust preferred securities offered by this prospectus you should carefully consider the "Risk Factors" beginning on page 14.

                             -------------------

         Our principal executive offices and those of the Trust are located at 2122 Kratky Road, St. Louis, Missouri 63114, and our telephone number and that of the Trust is (314) 692-8200.

                     SUMMARY CONSOLIDATED FINANCIAL DATA

         The following tables set forth certain summary historical consolidated financial information for us and for Southside. Our balance sheet data and income statement data as of and for the five years ended December 31, 2000 and Southside's balance sheet data and income statement data as of and for the three years ended December 31, 2000 are taken from each of our respective audited consolidated financial statements. Each of our and Southside's balance sheet data and income statement data as of and for the six months ended June 30, 2001 and 2000 are taken from our respective unaudited consolidated financial statements. This data includes all adjustments which are, in the opinion of our respective managements, necessary for a fair presentation and of a normal recurring nature. Results for the six months ended June 30, 2001 do not necessarily indicate results for the entire year. You should read this financial data in conjunction with our and Southside's consolidated financial statements, and the related notes, incorporated in this prospectus by reference, and in conjunction with the unaudited pro forma combined consolidated financial information, including the notes, appearing elsewhere in this prospectus.

                                                       ALLEGIANT BANCORP, INC.
                                                 SUMMARY CONSOLIDATED FINANCIAL DATA

                                                  AS OF OR FOR THE SIX                         AS OF OR FOR THE
                                                  MONTHS ENDED JUNE 30,                     YEAR ENDED DECEMBER 31,
                                                 ----------------------   ----------------------------------------------------------
                                                    2001         2000        2000          1999       1998        1997       1996
                                                    ----         ----        ----          ----       ----        ----       ----
EARNINGS (IN THOUSANDS)
Interest income................................  $   44,001   $  32,598   $   71,973    $  52,112   $ 49,218    $ 37,765   $ 25,056
Interest expense...............................      26,255      17,945       40,521       26,601     27,267      21,466     14,999
Net interest income............................      17,746      14,653       31,452       25,511     21,951      16,299     10,057
Provision for loan losses......................       1,700       1,565        3,500        2,546      2,420       2,397      1,448
Other income...................................       6,126       2,860        6,462        4,843      9,324       3,298      1,393
Other expense..................................      13,484      10,506       22,582       18,762     21,295      13,069      7,019
Income taxes...................................       3,323       2,221        4,797        3,644      3,026       1,716      1,175
Net income.....................................       5,365       3,221        7,035        5,402      4,534       2,415      1,808

BALANCE SHEET (IN THOUSANDS)
Total assets...................................   1,156,976     827,182    1,135,724      728,492    596,274     608,237    377,564
Earning assets.................................   1,060,345     755,473    1,042,018      677,600    547,437     558,138    360,161
Investment securities..........................     162,425      60,968      134,296       60,797     54,780      76,869     60,559
Loans, net of unearned income..................     884,585     703,765      813,971      615,191    495,668     484,863    291,926
Deposits.......................................     871,810     639,406      858,084      548,466    450,766     484,641    308,670
Indebtedness:
   Short-term borrowings.......................      33,273      28,150       32,762       18,861     14,542      15,729     11,637
   Federal Home Loan Bank advances.............     146,000      89,200      142,189       80,210     66,125      47,475     31,500
   Other borrowings............................      17,250      17,250       17,250       29,900     13,150      13,650      7,663
Shareholders' equity...........................      84,112      49,092       77,806       47,991     48,104      42,071     16,386
Allowance for loan losses......................      12,368       9,580       11,433        8,315      6,442       5,193      3,100

SELECTED RATIOS
Performance Ratios:
   Return on average assets (1)................        0.95%       0.83%        0.83%        0.83%      0.73%       0.52%      0.59%
   Return on average equity (1)................       13.18       13.30        13.21        10.60      10.14        9.55      12.17
   Net interest rate margin (1)................        3.39        4.05         3.99         4.17       3.82        3.71       3.39
   Efficiency ratio............................       56.48       59.94        59.56        61.81      68.07       66.69      61.30
   Average assets per employee (in thousands)..  $    3,571   $   3,552   $    3,649    $   2,904   $  2,612    $  2,216   $  2,835
Asset Quality Ratios:
   Nonperforming loans to total loans..........        1.03%       0.12%        0.38%        0.10%      0.36%       0.28%      0.24%
   Nonperforming assets to total assets........        0.80        0.15         0.29         0.14       0.30        0.28       0.18
   Allowance for loan losses total loans.......        1.40        1.36         1.40         1.35       1.30        1.07       1.06
   Allowance for loan losses to nonperforming
      loans....................................      136.09    1,155.61       366.09     1,324.20     362.32      377.12     447.98
   Net charge-offs to average loans (1)........        0.09        0.05         0.19         0.12       0.25        0.19       0.21
Allegiant Bancorp Capital Ratios:
   Total risk-based capital....................       11.01        9.47        10.79        10.23       8.68        8.14       8.55
   Tier 1 risk-based capital...................        9.75        8.12         9.53         8.80       7.42        6.39       6.10
   Tier 1 leverage capital.....................        7.86        6.93         8.71         7.47       5.83        6.15       4.38
Allegiant Bank Capital Ratios:
   Total risk-based capital....................       11.80       11.00        11.65        11.52      10.93        9.35      10.06
   Tier 1 risk-based capital...................       10.54        9.74        10.40        10.27       9.68        8.27       8.87
   Tier 1 leverage capital.....................        8.48        8.33         9.50         8.89       7.61        7.76       6.37

                                     9


Ratio of Earnings to Fixed Charges:
   Including deposit interest..................        1.32        1.29         1.29         1.34       1.28        1.19       1.20
   Excluding deposit interest..................        2.29        2.07         2.28         2.45       2.38        1.96       1.99

OTHER DATA
Number of St. Louis area banking facilities at
   period end..................................          23          16           23           15         13          11          6
Goodwill amortization (in thousands)...........  $      475   $     475   $      949    $     980   $    910    $    358   $     67

PER SHARE DATA
Basic earnings per share (2)...................  $     0.60   $    0.53   $     1.09    $    0.84   $   0.72    $   0.54   $   0.55
Diluted earnings per share (2).................        0.60        0.52         1.08         0.83       0.68        0.49       0.48
Dividends declared.............................        0.06        0.06         0.22         0.20       0.12        0.08       0.06
Book value at period end.......................        9.37        8.08         8.75         7.73       7.36        6.88       4.80

----------------
(1) On an annualized basis.
(2) Based on weighted-average common shares outstanding.

         All share and per share amounts included above have been restated to reflect: (1) a 10% stock dividend paid in January 1996; (2) a 10% stock dividend paid in January 1997; (3) a five-for-four stock split effected in January 1998; and (4) a six-for-five stock split effected in January 1999.

         For purposes of the above table: (1) short-term borrowings consist of federal funds purchased, repurchase agreements and amounts due in 12 months or less on our term debt; and (2) other borrowings consist of amounts due in more than 12 months on our term debt and our subordinated debentures and convertible subordinated debentures which were outstanding during certain periods presented.

         Our efficiency ratio is the quotient of our other expense over the sum of our net interest income and other income.

         For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus interest and one-half of rental expense. Fixed charges, excluding interest on deposits, consist of interest on indebtedness and one-half of rental expense (which is deemed representative of the interest factor). Fixed charges, including interest on deposits, consists of the foregoing items plus interest on deposits.

                                                     SOUTHSIDE BANCSHARES CORP.
                                                 SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                 AS OF OR FOR THE SIX               AS OF OR FOR THE
                                                                 MONTHS ENDED JUNE 30,           YEAR ENDED DECEMBER 31,
                                                                 ---------------------      --------------------------------
                                                                   2001       2000            2000        1999        1998
                                                                   ----       ----            ----        ----        ----
EARNINGS (IN THOUSANDS)
Interest income.............................................     $ 26,149   $ 23,957        $ 49,827    $ 43,168    $ 42,227
Interest expense............................................       14,397     12,215          26,482      20,263      19,857
Net interest income.........................................       11,752     11,742          23,345      22,905      22,370
Provision for loan losses...................................          321        178             361          45          62
Other income................................................        2,373      2,176           4,404       3,558       3,331
Other expense...............................................        9,924      9,183          18,543      17,509      15,774
Income taxes................................................        1,136      1,224           2,358       2,706       3,055
Net income..................................................        2,744      3,333           6,487       6,203       6,810

BALANCE SHEET (IN THOUSANDS)
Total assets ...............................................      775,720    710,992         737,427     678,152     610,293
Earning assets..............................................      710,819    647,270         674,234     615,262     568,819
Investment securities.......................................      201,349    206,296         194,445     220,225     181,931
Loans, net of unearned income...............................      477,491    437,687         463,406     392,437     356,988
Deposits....................................................      613,179    527,383         574,194     515,810     523,289
Indebtedness:
   Short-term borrowings....................................        9,470     25,949          13,702       8,603       2,949
   Federal Home Loan Bank advances..........................       70,861     84,835          70,947      83,921      14,287
   Other borrowings.........................................        2,391        988           2,888       1,186          --
Shareholders' equity........................................       73,033     66,686          69,401      64,408      64,964
Allowance for loan losses...................................        5,402      4,853           5,179       5,830       6,192

SELECTED RATIOS
Performance Ratios:
   Return on average assets (1).............................         0.72%      0.96%           0.92%       0.97%       1.15%
   Return on average equity (1).............................         7.63      10.17            9.76        9.54       11.12
   Net interest rate margin (1).............................         3.47       3.87            3.76        4.05        4.15
   Efficiency ratio.........................................        70.26      65.98           66.82       66.16       61.38
Asset Quality Ratios:
   Nonperforming loans to total loans.......................         1.11       0.96            0.98        1.76        1.27
   Nonperforming loans to total assets......................         0.68       0.59            0.62        1.02        0.75
   Allowance for loan losses to total loans.................         1.13       1.11            1.12        1.49        1.73
   Allowance for loan losses to total nonperforming loans...       102.21     115.85          114.10       84.30      136.09
   Net charge-offs to average loans (1).....................         0.04       0.59            0.23        0.11        0.07
Capital Ratios:
   Total risk-based capital.................................        14.01      15.44           14.72       16.12       17.41
   Tier 1 risk-based capital................................        12.99      14.39           13.66       14.87       16.15
   Tier 1 leverage capital..................................         8.87       9.64            9.15        9.81       10.01
Ratio of Earnings to Fixed Charges:
   Including deposit interest...............................         1.17       1.23            1.15        1.17        1.19
   Excluding deposit interest...............................         2.60       2.32            1.80        1.80        1.91

                                     11


PER SHARE DATA
Basic earnings per share (2)................................     $   0.33   $   0.40        $   0.78    $   0.74     $  0.82
Diluted earnings per share (2)..............................         0.32       0.39            0.77        0.72        0.80
Dividends declared..........................................         0.16       0.16            0.32        0.32        0.29
Book value at period end....................................         8.78       7.91            8.42        7.66        7.70

----------------
(1) On an annualized basis.
(2) Based on weighted average common shares outstanding.

         The efficiency ratio is the quotient of other expense over the sum of net interest income and other income.

         For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus interest and one-half of rental expense. Fixed charges, excluding interest on deposits, consist of interest on indebtedness and one-half of rental expense (which is deemed representative of the interest factor). Fixed charges, including interest on deposits, consists of the foregoing items plus interest on deposits.

            SUMMARY PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

         The following table sets forth certain summary unaudited pro forma combined consolidated financial information for us and for Southside giving effect to our proposed merger and the related financing including the issuance of the trust preferred securities. The income statement information presented gives effect to the proposed merger and the related financing as if each occurred on the first day of each period presented. The balance sheet information presented gives effect to the proposed merger and the related financing as if each occurred on June 30, 2001. The following pro forma historical information does not reflect any cost savings which we expect to achieve subsequent to the merger.

         You should read this pro forma financial information in conjunction with each of our and Southside's consolidated financial statements, and the related notes, incorporated by reference in this prospectus, and in conjunction with the unaudited pro forma combined consolidated financial information, including the notes, appearing elsewhere in this prospectus. The unaudited pro forma combined consolidated financial information may not be indicative of the results of operations that actually would have occurred if the proposed merger and the related financing, including the issuance of the trust preferred securities, had occurred on the dates assumed above or of the results of operations that may be achieved in the future.

                                                                     PRO FORMA                       PRO FORMA
                                                                 AS OF OR FOR THE                 AS OF OR FOR THE
                                                                 SIX MONTHS ENDED                    YEAR ENDED
                                                                   JUNE 30, 2001                  DECEMBER 31, 2000
                                                               --------------------             ---------------------
EARNINGS (IN THOUSANDS)
Interest income.............................................       $   69,750                        $ 140,163
Interest expense............................................           43,774                           86,626
Net interest income.........................................           25,976                           53,537
Provision for loan losses...................................            2,021                            4,492
Other income................................................            8,499                           12,692
Other expense...............................................           24,906                           53,424
Income taxes................................................            3,020                            3,420
Net income..................................................            4,528                            4,893

BALANCE SHEET (IN THOUSANDS)
Total assets................................................       $1,983,175
Earning assets..............................................        1,769,762
Investment securities.......................................          363,774
Loans, net of unearned income...............................        1,336,076
Deposits....................................................        1,479,989
Indebtedness:
   Short-term borrowings....................................           75,148
   Federal Home Loan Bank Advances..........................          216,847
   Other borrowings.........................................           47,250
Shareholders' equity........................................          143,024
Allowance for loan losses...................................           17,770

ASSET QUALITY RATIOS
Nonperforming loans to total loans..........................             1.05%
Nonperforming assets to total assets........................             0.81
Allowance for loan losses to total loans....................             1.30
Allowance for loan losses to nonperforming loans............           123.63
Net charge-offs to average loans (1)........................             0.06

PER SHARE DATA
Basic earnings per share (2)................................       $     0.35
Diluted earnings per share (2)..............................             0.34
Dividends declared..........................................             0.12
Book value at period end....................................             9.61

---------
(1) On an annualized basis.
(2) Based on weighted-average common shares outstanding. Data does not reflect any cost savings which we expect to achieve subsequent to our merger with Southside.

                                RISK FACTORS

         You should carefully consider the following risk factors before purchasing the trust preferred securities offered by this prospectus. There could be other factors not listed below that may affect the Trust and us.

           RISK FACTORS RELATING TO THE TRUST PREFERRED SECURITIES

THE TRUST WILL RELY SOLELY UPON PAYMENTS BY US AND, INDIRECTLY, ON PAYMENTS BY OUR SUBSIDIARIES FOR FUNDS TO MAKE DISTRIBUTIONS ON THE TRUST PREFERRED SECURITIES.

         The Trust will depend solely on our payments on the junior subordinated debentures to pay amounts due to you on the trust preferred securities. We are a separate legal entity from our subsidiaries and do not have significant operations of our own. We will depend primarily on any dividends we receive from our subsidiaries, which may be limited by banking regulations, and our cash and liquid investments, to pay interest to the Trust on the junior subordinated debentures.

REGULATORS MAY PRECLUDE US FROM MAKING DISTRIBUTIONS ON THE DEBENTURES IN THE EVENT OUR REGULATORY CAPITAL, LIQUIDITY OR FINANCIAL PERFORMANCE DETERIORATES.

         We and our subsidiaries are subject to extensive federal and state law, regulation and supervision. Our regulators monitor our financial condition on a periodic basis and may impose limitations on our operations and business activities under various circumstances. Our regulators may require us to obtain their consent prior to paying dividends on our capital stock or interest on the junior subordinated debentures. In the event our regulators withhold their consent to our payment of interest on the junior subordinated debentures, we would exercise our right to defer interest payments on the junior subordinated debentures, and the Trust would not have funds available to make distributions on the trust preferred securities during this deferral period. Our regulators could take this action alone or in conjunction with similar restrictions on the ability of our subsidiaries to pay dividends to us. A deferral of interest payments on the junior subordinated debentures and, accordingly, distributions on the trust preferred securities, would likely cause the market price of the trust preferred securities to decline.

OUR OBLIGATIONS UNDER THE GUARANTEE AND THE JUNIOR SUBORDINATED DEBENTURES ARE SUBORDINATED TO MOST OF OUR OTHER CREDITORS AND ALL OF THE CREDITORS OF OUR SUBSIDIARIES.

         Our obligations under the guarantee and the junior subordinated debentures are unsecured and generally are subordinated in right of payment to all of our existing and future senior debt, subordinated debt and additional senior obligations, which totaled $196.5 million at June 30, 2001. We expect to borrow up to $35.0 million from a bank in connection with our acquisition of Southside.

         Because we are a holding company, the creditors of our subsidiaries also will have priority over you in any distribution of our subsidiaries' assets in a liquidation, reorganization or otherwise. Therefore, the junior subordinated debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should look only to our assets for payments on the junior subordinated debentures. The junior subordinated debentures do not limit our ability or the ability of our subsidiaries to incur additional debt.

WE MAY DEFER INTEREST PAYMENTS UNDER THE JUNIOR SUBORDINATED DEBENTURES.

         We may defer the payment of interest on the junior subordinated debentures at any time we are not in default of their terms for up to 20 consecutive quarters. Any deferral, however, cannot extend beyond the maturity date of the junior subordinated debentures.

         During any period in which we defer interest payments, the Trust will defer quarterly distributions on the trust preferred securities, which
will continue to accumulate distributions at an annual rate of     % and
interest will compound quarterly from the relevant distribution payment date. During a deferral period you will continue to accumulate income, in the form of original issue discount, for federal income tax purposes on the trust preferred securities, but you will not receive distributions attributable to that income. In addition, during a deferral period, your tax basis in the trust preferred securities will increase by the amount of accumulated but unpaid distributions. If you sell the trust preferred securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise recognized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income. As a result, deferral of distributions could result in ordinary income, a related tax liability for the holder, and a capital loss that may only be used to offset a capital gain.

         If we elect to exercise our right to defer interest payments on the junior subordinated debentures, the market price for the trust preferred securities would likely be adversely affected. If you dispose of trust preferred securities during a deferral period, you might not recover the same return on your investment as someone who continues to hold trust preferred securities. Due to our right to defer interest payments, the market price of the trust preferred securities may be more volatile than the market prices of securities without a deferral feature.

THE GUARANTEE COVERS PAYMENTS ONLY IF THE TRUST HAS FUNDS AVAILABLE.

         If we do not make payments on the junior subordinated debentures, the Trust will not have sufficient funds to pay distributions or the $25 per trust preferred security liquidation amount. Because the guarantee does not cover payments when the Trust does not have sufficient funds, you will not be able to rely on the guarantee for payment of these amounts. Instead, you or the property trustee of the Trust may enforce the rights of the Trust under the junior subordinated debentures directly against us.

IN CERTAIN CIRCUMSTANCES THE TRUST MAY REDEEM THE TRUST PREFERRED
SECURITIES, WHICH WOULD REQUIRE YOU TO REINVEST YOUR PRINCIPAL SOONER THAN EXPECTED.

         Under the following circumstances and, subject to regulatory approvals, we may redeem the junior subordinated debentures before the stated maturity of the junior subordinated debentures:

         o We may redeem all of the junior subordinated debentures prior to maturity within 180 days after certain occurrences at any time during the life of the Trust. These occurrences include certain adverse tax, Investment Company Act or bank regulatory developments.

         o     We may redeem any of the junior subordinated debentures at
               anytime beginning        , 2006.

         o     We may also at any time shorten the maturity of the junior
               subordinated debentures to a date not earlier than       , 2006.

         You should assume that an early redemption may be attractive to us, and that we will exercise our right to redeem the junior subordinated debentures, if we are able to obtain capital at a lower cost than we must pay on the junior subordinated debentures or if it is otherwise in our interest to redeem the junior subordinated debentures. If we redeem the junior subordinated debentures, the Trust will redeem a pro rata amount of the trust preferred securities, and you may be required to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the trust preferred securities.

WE CAN DISTRIBUTE THE JUNIOR SUBORDINATED DEBENTURES TO YOU, WHICH MAY HAVE ADVERSE TAX CONSEQUENCES FOR YOU AND WHICH MAY AFFECT THE LIQUIDITY AND MARKET VALUE OF YOUR INVESTMENT.

         We can elect to have the Trust dissolved at any time before maturity of the junior subordinated debentures. As a result, and subject to the terms of the trust agreement, the trustees may distribute the junior subordinated debentures to the holders of the trust preferred securities.

         We cannot predict the market price for the junior subordinated debentures that may be distributed. Accordingly, the junior subordinated debentures that you receive upon a distribution, or the trust preferred securities you hold pending such a distribution, may trade at a price that is less than you paid to purchase the trust preferred securities. Because you may receive junior subordinated debentures, you must also make an investment decision with regard to the junior subordinated debentures. You should carefully review all of the information regarding the junior subordinated debentures contained in this prospectus.

         If the junior subordinated debentures are distributed by the Trust, we will use our commercially reasonable efforts to list the junior subordinated debentures for trading on the Nasdaq National Market. However, we may not be able to achieve that listing and a market for the junior subordinated debentures may not develop.

         Under current U.S. federal income tax laws, a distribution of the junior subordinated debentures to you upon the dissolution of the Trust would not be a taxable event to you. Nevertheless, if the Trust is classified for U.S. federal income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of the junior subordinated debentures would be a taxable event to you. In addition, if there is a change in law, a distribution of junior subordinated debentures upon the dissolution of the Trust could be a taxable event to you.

YOU WILL HAVE ONLY LIMITED VOTING RIGHTS, AND WE CAN AMEND THE TRUST AGREEMENT UNDER CERTAIN CIRCUMSTANCES WITHOUT YOUR CONSENT.

         You will have limited voting rights as a holder of trust preferred securities. Your voting rights will relate only to the modification of the trust preferred securities and the exercise of the Trust's rights as holder of the junior subordinated debentures. You will not usually be able to appoint, remove or replace the trustees of the Trust because these rights generally reside with us as the holder of the trust common securities. However, if an event of default with respect to the junior subordinated debentures occurs and is continuing, the holders of a majority in aggregate liquidation amount of the trust preferred securities may remove the trustees. Even if it would adversely affect your rights, we, together with the property trustee and the trust administrators, may amend the trust agreement without your consent to ensure that the Trust will be classified as a grantor trust for U.S. federal income tax purposes or to ensure that the Trust will not be required to register as an investment company.

THE HOLDERS OF THE TRUST PREFERRED SECURITIES AND THE JUNIOR SUBORDINATED DEBENTURES ARE NOT PROTECTED BY COVENANTS IN THE TRUST AGREEMENT OF THE TRUST OR THE INDENTURE GOVERNING THE JUNIOR SUBORDINATED DEBENTURES.

         Neither the indenture, which sets forth the terms of the junior subordinated debentures, nor the trust agreement, which sets forth the terms of the trust preferred securities and the trust common securities, requires us to maintain any financial ratios or specified levels of net worth, income, cash flow or liquidity. As a result, these documents will not protect your investment in the event we experience significant adverse changes in our financial condition or results of operations. In addition, neither the indenture nor the trust agreement limits our ability or the ability of any subsidiary to incur additional indebtedness. Therefore, the covenant provisions of these governing instruments should not be considered a significant factor in evaluating whether we will be able to comply with our obligations under the junior subordinated debentures or the guarantee.

YOU MUST RELY ON THE PROPERTY TRUSTEE OF THE TRUST TO ENFORCE YOUR RIGHTS IF THERE IS AN EVENT OF DEFAULT UNDER THE INDENTURE.

         You may not be able to directly enforce your rights against us if an event of default under the indenture occurs. If an event of default with respect to the junior subordinated debentures occurs and is continuing, the event also will be an event of default under the trust agreement. In that case, you would have to rely on the property trustee to enforce the rights of the Trust against us as holder of the junior subordinated debentures. The holders of a majority in liquidation amount of the trust preferred securities will have the right to direct the property trustee to enforce the Trust's rights. If the property trustee does not enforce the rights of the Trust following an event of default and a request by the record holders to do so, any record holder may take action directly against us to enforce the Trust's rights. If an event of default occurs under the trust agreement that is attributable to an event of default with respect to the junior subordinated debentures, or if we default under the guarantee, you may proceed directly against us. You will not be able to exercise directly any other remedies available to a holder of the junior subordinated debentures unless the property trustee fails to do so.

THERE IS NO CURRENT PUBLIC MARKET FOR THE TRUST PREFERRED SECURITIES AND THEIR MARKET PRICE MAY DECLINE AFTER YOU INVEST.

         There is no current public market for the trust preferred securities. Although the Trust has applied to list the trust preferred securities on the Nasdaq National Market, there is no guarantee that an active or liquid public trading market will develop for the trust preferred securities or that the Nasdaq Stock Market will grant the listing of the trust preferred securities. Although each underwriter of the trust preferred securities has informed us and the Trust that it intends to act as a market maker for the trust preferred securities, the underwriters are not obligated to do so and may terminate any market-making activity at any time without notice to the holders of the trust preferred securities. If an active trading market does not develop, the market price and liquidity of the trust preferred securities will be adversely affected. Even if an active public market does develop, there is no guarantee that the market price for the trust preferred securities will equal or exceed the price you pay for the trust preferred securities.

         Future trading prices of the trust preferred securities may be subject to significant fluctuations in response to prevailing interest rates, our future operating results and financial condition, the market for similar securities and general economic and market conditions. The initial public offering price of the trust preferred securities has been set at the liquidation amount of the trust preferred securities and may be greater than the market price following the offering.

         The market price for the trust preferred securities may decline during any period that we are deferring interest payments on the junior subordinated debentures. If this were the case, the trust preferred securities would not trade at a price that accurately reflects the value of accumulated but unpaid interest on the underlying junior subordinated debentures.

THE TRUST PREFERRED SECURITIES ARE NOT FDIC INSURED.

         Neither the Federal Deposit Insurance Corporation nor any other governmental agency has insured the trust preferred securities.

WE HAVE NOT SOUGHT AN INVESTMENT RATING FOR THE TRUST PREFERRED SECURITIES.

         The trust preferred securities are not rated by any rating agency and are not anticipated to be rated in the future. We believe, however, that if the trust preferred securities were to be rated at this time, the rating determined would be that of speculative grade.

                RISK FACTORS RELATING TO US AND OUR INDUSTRY

OUR ALLOWANCE FOR LOAN LOSSES MAY NOT BE ADEQUATE TO COVER ACTUAL LOAN
LOSSES.

         Our loan customers may not repay their loans according to their terms, and the customer's collateral securing the payment of their loans may be insufficient to assure repayment. Credit losses are inherent in the lending business and could harm our operating results.

         We make various assumptions and judgments about the collectibility of our loan portfolio and provide an allowance for potential losses based on a number of factors. If our assumptions are wrong, our allowance for loan losses may not be sufficient to cover our loan losses. We may have to increase the allowance in the future. Additions to our allowance for loan losses would decrease our net income.

OUR EXPOSURE TO CREDIT RISK IS INCREASED BY OUR COMMERCIAL REAL ESTATE, COMMERCIAL BUSINESS AND CONSTRUCTION LENDING.

         Commercial real estate, commercial business and construction lending generally involve a higher degree of credit risk than single-family residential lending. These loans involve larger loan balances to a single borrower or groups of related borrowers. These loans are also more susceptible to a risk of loss during a downturn in the business cycle. The underwriting, review and monitoring performed by our officers and directors cannot eliminate all of the risks related to these loans.

         OUR COMMERCIAL REAL ESTATE LOANS WILL GENERALLY HAVE HIGHER PRINCIPAL AMOUNTS AND MAY HAVE BALLOON PAYMENTS.

                  Commercial real estate loans involve greater risk because they generally involve higher principal amounts and are dependent, in large part, on sufficient income from the property securing the loan to cover operating expenses and loan payments. In addition, many commercial real estate loans are not fully amortized over the loan period, but have balloon payments due at maturity. A borrower's ability to make a balloon payment typically will depend on being able to either refinance the loan or timely sell the underlying property. Because these loans depend on the successful operation, sale and refinancing of property, they may be affected to a greater extent than residential loans by adverse conditions in real estate markets or the economy. As of June 30, 2001, we had $356.6 million and Southside had $173.0 million in commercial real estate loans, including multi-family residential loans.

         OUR CONSTRUCTION LOANS WILL BE BASED UPON ESTIMATES OF CONSTRUCTION COSTS AND PROPERTY VALUES, AND THESE ESTIMATES MAY BE INACCURATE.

                  Risk of loss on a construction loan depends largely upon whether we properly estimate construction costs and a property's value at completion of construction. Construction loans often require disbursement of substantial funds with repayment dependent in part on the success of the ultimate project and the borrower's ability to sell or lease the property or refinance the indebtedness. During the construction phase, a number of factors can result in delays and cost overruns. If the estimate of value is inaccurate, the value of the property securing our loans may be insufficient to ensure full repayment when completed through sale, a permanent loan or seizure of collateral. As of June 30, 2001, we had $113.1 million and Southside had $33.8 million in construction loans.

         BUSINESS BORROWERS' ABILITY TO REPAY OUR LOANS WILL SUBSTANTIALLY DEPEND UPON THEIR COMMERCIAL SUCCESS AND THE VALUE OF THEIR COLLATERAL MAY BE DIFFICULT TO APPRAISE AND MAY CHANGE OVER TIME.

                  Unlike residential mortgage loans that are based on the borrower's ability to repay the loan from the borrower's income and are secured by real property with a value that is usually readily ascertainable, commercial business loans are typically based on the borrower's ability to repay the loan from the cash flow of the business. These loans involve greater risk because the availability of funds to repay the loan depends substantially on the success of the business itself. In addition, the collateral securing the loans may depreciate over time, be difficult to appraise and fluctuate in value based on the success of the business. As of June 30, 2001, we had $181.2 million and Southside had $83.2 million in commercial business loans.

CHANGES IN THE LOCAL ECONOMIC CONDITIONS COULD ADVERSELY AFFECT OUR LOAN PORTFOLIO.

         Our success depends to a great extent upon the general economic conditions of the St. Louis metropolitan area. Unlike larger banks that are more geographically diversified, we primarily provide banking and financial services to customers in the St. Louis metropolitan area. Our commercial, real estate and construction loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans are impacted by our local economic conditions. Favorable economic conditions may not exist in our market.

WE MAY EXPERIENCE DIFFICULTIES IN MANAGING OUR GROWTH.

         As part of our overall growth strategy, we have in the past acquired, have at present agreed to acquire, and may acquire in the future banks and related businesses that we believe provide a strategic fit with our business. To the extent that we do grow, we may not be able to adequately and profitably manage that growth. In addition, we may not be able to obtain regulatory approval for acquisitions we want to make, including our proposed merger with Southside. We will account for the Southside and possible future acquisitions under the purchase method of accounting, which could adversely affect future results of operations.

WE WILL BE SUBJECTED TO SPECIAL RISKS IF WE EFFECT FUTURE ACQUISITIONS.

         Acquiring other banks and businesses will involve risks commonly associated with acquisitions, including:

         o potential exposure to liabilities of any banks or other businesses acquired by us;

         o difficulty and expense of integrating the operations and personnel of any banks or other businesses acquired by us;

         o possible increases in leverage resulting from borrowings needed to finance an acquisition or augment regulatory capital;

         o     potential disruption to our business;

         o     potential diversion of our management's time and attention;

         o impairment of relationships with and the possible loss of key employees and customers of any banks or other businesses acquired by us; and

         o incurrence of expense if we account for an acquisition as a purchase and dilution to our shareholders if we use our common stock as consideration for the acquisition.

IT MAY BE DIFFICULT FOR US TO MAINTAIN OUR HISTORICAL GROWTH RATE.

         We have completed various acquisitions and opened additional branches in the past few years that have significantly enhanced our rate of growth. We may not continue to sustain this rate of growth or grow at all. Competition for suitable acquisition candidates is intense. We may target acquisition candidates that a variety of larger financial institutions with substantially greater resources than us also may be interested in acquiring, which may make it more difficult or expensive for us to acquire any candidate.

THE LOSS OF CERTAIN KEY PERSONNEL COULD ADVERSELY AFFECT OUR OPERATIONS.

         Our success depends in large part on retaining the services of a limited number of our key management, lending and other banking personnel. We will likely undergo a difficult transition period if we lose the services of any of these individuals. In recognition of this risk, we own and are the beneficiary of an insurance policy on our President and Chief Executive Officer providing death benefits of $2.0 million. We are not the beneficiary of any insurance policy on the life of any other key employee and do not believe that the proceeds from the insurance policy on the life our President and Chief Executive Officer would fully compensate us for the loss of his services in the event of his death.

         Our success also depends on the experience of the managers of our banking facilities and our lending officers and on their relationships with the communities and the customers they serve. The loss of these key persons could negatively impact the affected banking operations. We may not be able to retain our current key personnel or attract additional qualified key persons as needed.

CHANGES IN INTEREST RATES MAY REDUCE OUR NET INTEREST INCOME.

         Like other financial institutions, net interest income will affect our results of operations. Net interest income is the difference between interest earned on loans and investments and interest expense incurred on deposits and other borrowings. Our net interest income will be impacted by changes in market rates of interest, the interest rate sensitivity of our assets and liabilities, prepayments on our loans and investments and limits on increases in the rates of interest charged on our residential real estate loans.

CHANGES IN MARKET RATES OF INTEREST WILL BE BEYOND OUR CONTROL.

         We will not be able to predict or control changes in market rates of interest. Market rates of interest are affected by regional and local economic conditions, as well as monetary policies of the Board of Governors of the Federal Reserve. The following factors also may affect market interest rates:

         o     inflation;

         o     slow or stagnant economic growth or recession;

         o     unemployment;

         o     money supply;

         o     international disorders;

         o     instability in domestic and foreign financial markets; and

         o     other factors beyond our control.

Market rates of interest will impact the amounts earned on our assets such as loans and securities and the amounts paid on our liabilities such as deposits and borrowings.

OUR NET INTEREST INCOME WILL BE AFFECTED BY THE INTEREST RATE SENSITIVITY OF OUR ASSETS AND LIABILITIES.

         Certain assets and liabilities customarily held by financial institutions may react in different degrees to changes in market interest rates. In addition, interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types may lag behind. We continually take measures intended to manage the risks from changes in market interest rates. Our position is slightly asset-sensitive and, therefore, in a declining interest rate environment, our net interest income will decrease because our assets will reprice faster than our liabilities.

INSIDERS WILL EFFECTIVELY CONTROL OUR FUTURE OPERATIONS AS A RESULT OF THE CONCENTRATION OF CONTROL OF OUR COMMON STOCK.

         Our executive officers and directors beneficially own approximately 30% of our outstanding common stock and would own approximately 20% of our outstanding common stock if our proposed acquisition of Southside were consummated today. As a result, these insiders will effectively control the election of our Board of Directors and thus our direction and future operations, and our other shareholders may lack an effective vote with respect to these matters.

WE CANNOT PREDICT HOW CHANGES IN TECHNOLOGY WILL IMPACT OUR BUSINESS.

         The financial services industry, including the banking sector, is increasingly affected by advances in technology, including developments in:

         o     telecommunications;

         o     data processing;

         o     automation;

         o     Internet banking;

         o     telebanking; and

         o     debit cards and so-called "smart cards."

         Our ability to compete successfully in the future will depend on whether we can anticipate and respond to technological changes. To develop these and other new technologies we will likely have to make additional capital investments. Although we continually invest in new technology, we may not have sufficient resources or access to the necessary technology to remain competitive in the future.

THE BANKING BUSINESS IS HIGHLY COMPETITIVE.

         We operate in a competitive environment. In the St. Louis metropolitan area, other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and other financial intermediaries offer similar services. Many of these competitors have substantially greater resources and lending limits and may offer certain services that we do not currently provide. In addition, the extensive regulations that govern us and our banks may not apply to some of our nonbank competitors. Our profitability depends upon the ability of our banks to compete in our market area.

WE ARE SUBJECT TO EXTENSIVE AND CONSTANTLY CHANGING REGULATION.

         The banking industry is heavily regulated under both federal and state law. These regulations are primarily intended to protect depositors and the Federal Deposit Insurance Corporation, not creditors or shareholders. We and our nonbank subsidiaries also are subject to the supervision of the Federal Reserve Board, in addition to other regulatory organizations. Regulations affecting banks and financial services companies undergo continuous change, and the ultimate effect of such changes cannot be predicted. Federal and state governments may modify regulations and laws at any time, and may enact new legislation. These modifications or new laws may harm us.

         We will depend primarily upon dividends from our subsidiaries to meet our obligations under the junior subordinated debentures. Banking regulations may restrict or even prevent us from receiving dividends from the bank in the future.

       RISK FACTORS RELATING TO OUR PROPOSED ACQUISITION OF SOUTHSIDE


OUR PROPOSED ACQUISITION OF SOUTHSIDE IS SUBJECT TO A NUMBER OF CONDITIONS, MANY OF WHICH ARE BEYOND OUR CONTROL.

         We are offering trust preferred securities to finance a portion of our obligations to pay Southside's shareholders for their shares in the merger. The completion of the acquisition depends on a number of conditions being satisfied. These conditions include the following:

         o approval by our shareholders of the merger agreement and the related transactions;

         o Southside shareholders' approval of the merger agreement and the related transactions;

         o approval of the acquisition by the necessary federal and state regulatory authorities;

         o the absence of any order, injunction, decree, law or regulation that would prohibit the acquisition or make it illegal; and

         o receipt by Southside of an opinion that, for U.S. federal income tax purposes, Southside shareholders who receive their merger consideration in the form of the combined company's common stock will not recognize any gain or loss as a result of the acquisition, except in connection with the payment of cash instead of fractional shares.

         We can complete the acquisition only if all conditions to the acquisition are satisfied or waived. Many of the conditions to the acquisition are beyond our control. We cannot be certain when, or if, the conditions to the acquisition will be satisfied or waived, or that the acquisition will be completed. If the acquisition of Southside is not completed, our purpose in offering the trust preferred securities will be frustrated.

WE WILL NEED TO OBTAIN ADDITIONAL OUTSIDE FINANCING IN ORDER TO PAY FOR THE ACQUISITION.

         In order to finance the cash consideration to be paid in the acquisition of Southside and related costs and expenses of approximately $65.0 million, in addition to the offering of trust preferred securities pursuant to this prospectus, we intend to borrow up to $35.0 million from a bank. We cannot assure you that we will be able to successfully obtain such financing or that the terms of such financing will be favorable to us. Obtaining the financing is not a condition of our obligations under the merger agreement, and we will be required to pay a termination fee to Southside if we do not complete the acquisition because we fail to have adequate funds.

WE WILL INCREASE OUR LEVERAGE AND DIMINISH OUR LIQUIDITY TO OBTAIN ADDITIONAL FINANCING IN ORDER TO ACQUIRE SOUTHSIDE.

         To pay for the Southside acquisition, we are offering the trust preferred securities and intend to borrow money from a bank. Through these transactions, we expect to incur additional indebtedness of approximately $65.0 million. Increased indebtedness may reduce our flexibility to respond to changing business and economic conditions or fund the capital expenditure or working capital needs of our subsidiaries, because we will require additional funds to service our indebtedness. In addition, covenants we are required to make to our lender will limit our ability to incur additional indebtedness and our existing amount of leverage may cause potential lenders to be unwilling to loan funds to us in the future. To the extent permitted by our regulators, we will require greater dividends from our subsidiaries than those we have historically received in order to satisfy our debt service requirements. If our subsidiaries pay dividends to us, they will have less capital to address their capital expenditure and working capital needs.

THE INTEGRATION OF OUR BUSINESS WITH SOUTHSIDE'S BUSINESS MAY BE DIFFICULT.

         Even though we have acquired other financial services businesses in the past, we have not completed an acquisition as large as our proposed merger with Southside. The success of this merger will depend on a number of factors, including, but not limited to, our ability to:

         o     integrate our operations with the operations of Southside;

         o maintain existing relationships with our depositors and the depositors in Southside to minimize withdrawals of deposits subsequent to the acquisition;

         o maintain and enhance existing relationships with borrowers to limit unanticipated losses from our loans and the loans of Southside;

         o achieve expected cost savings and revenue enhancements from the combined company;

         o control the incremental non-interest expense to maintain overall operating efficiencies;

         o     retain and attract qualified personnel; and

         o compete effectively in the communities served by Southside and us and in nearby communities.

         Our failure to successfully integrate Southside may harm our financial condition and results of operations and our ability to pay interest under the junior subordinated debentures.

                               USE OF PROCEEDS

         All of the proceeds from the sale of the trust preferred securities will be invested by Allegiant Capital Trust II in our junior subordinated debentures. We will use the net proceeds from the sale of the junior subordinated debentures, which we estimate to be approximately $28.5 million, or $32.9 million if the underwriters' over-allotment option is exercised in full, to pay a portion of the cash consideration to be paid in the merger with Southside and the related estimated costs and expenses of approximately $65.0 million. See "Business--Recent Developments." We intend to finance the remainder of the cash consideration to be paid in our proposed merger with Southside by borrowing up to $35.0 million from a bank.

         Pending their application, the net proceeds may be invested in certificates of deposit or short-term marketable, investment grade interest-bearing securities. If the Southside merger is not consummated, the net proceeds will be used for general corporate purposes.

                               CAPITALIZATION

         The following tables set forth (1) our consolidated capitalization at June 30, 2001, (2) our pro forma consolidated capitalization giving effect to the merger with Southside and the related financing, including issuance of the trust preferred securities, (3) our actual consolidated regulatory capital ratios as of June 30, 2001, and (4) our capital ratios after giving effect to the merger with Southside and the related financing, including issuance of the trust preferred securities. The tables assume application of the net proceeds from the corresponding sale of the junior subordinated debentures to the Trust as if the sale of the trust preferred securities, the merger with Southside and the financing had been completed on June 30, 2001. This data should read in conjunction with the "Selected Consolidated Financial Data of Allegiant Bancorp," "Selected Consolidated Financial Data of Southside," "Pro Forma Condensed Consolidated Financial Information" and the consolidated financial statements incorporated by reference in this prospectus.

                                                                 JUNE 30, 2001
                                                       ---------------------------------
                                                                              PRO FORMA
                                                          ACTUAL             AS ADJUSTED
                                                       -----------           -----------
                                                             (DOLLARS IN THOUSANDS)
DEPOSITS
Noninterest-bearing deposits.....................      $    89,571           $   163,829
Interest-bearing deposits........................          782,239             1,316,160
                                                       -----------           -----------
   Total deposits................................      $   871,810           $ 1,479,989
                                                       ===========           ===========

INDEBTEDNESS
Short-term borrowings............................      $    20,623           $    27,498
Federal Home Loan Bank advances..................          146,000               216,847
Company obligated mandatorily redeemable trust
   preferred securities of subsidiary trusts
   holding subordinated debentures (1)...........           17,250                47,250
Bank borrowings..................................           12,650                47,650
                                                       -----------           -----------
   Total indebtedness............................      $   196,523           $   339,245
                                                       ===========           ===========

SHAREHOLDERS' EQUITY
Common stock, $0.01 par value; 20,000,000 shares
   authorized; 8,976,306 shares issued and
   outstanding actual; 14,826,488 shares
   pro forma as adjusted.........................      $        95           $       153
Capital surplus..................................           61,371               120,225
Retained earnings................................           20,545                20,545
Accumulated other comprehensive income...........            2,101                 2,101
                                                       -----------           -----------
   Total shareholders' equity....................      $    84,112           $   143,024
                                                       ===========           ===========

                                                                            JUNE 30, 2001
                                                       -------------------------------------------------------
                                                                                                     "WELL-
                                                                             PRO FORMA            CAPITALIZED"
                                                          ACTUAL           AS ADJUSTED (3)        STANDARD (2)
                                                       -----------         ---------------        ------------
CAPITAL RATIOS
Total risk-based capital ratio...................           11.01%             10.69%                 10.00%
Tier 1 risk-based capital ratio..................            9.75               9.52                   6.00
Tier 1 leverage capital ratio....................            7.86               7.16                   5.00

-------------------------------

(1) Allegiant Capital Trust I, our wholly owned subsidiary, holds $17.3 million principal amount of junior subordinated debentures which were purchased with the proceeds of the trust preferred and common securities it issued in August 1999. These junior subordinated debentures will mature in August 2029, which date may be accelerated to a date not earlier than August 2004 upon meeting certain conditions. These trust preferred and common securities rank equally and are subject to mandatory redemption on the same terms and conditions as the trust preferred securities offered by this prospectus. Allegiant Capital Trust II will hold, as its sole asset, approximately $30.0 million principal amount of junior subordinated debentures which will be purchased with the proceeds of the trust preferred securities issued by Allegiant Capital Trust II.


                                     26


(2) Reflects the minimum amount of capital necessary to meet the "well-capitalized" regulatory standard. As of June 30, 2001, we exceeded the minimum "well-capitalized" standard for all Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios. Upon completion of this offering, we will meet the "well-capitalized" standard for all three risk capital measures.

(3) Federal Reserve Board guidelines for calculation of Tier 1 capital limit the aggregate amount of trust preferred securities, including existing trust preferred securities and securities similar to the trust preferred securities, which can be included in Tier 1 capital to 25% of total Tier 1 capital. Giving effect to this offering and the Southside acquisition, as of June 30, 2001, all $47.3 million of our trust preferred securities would have qualified as Tier 1 capital.

       SELECTED CONSOLIDATED FINANCIAL DATA OF ALLEGIANT BANCORP, INC.

         The following is our selected consolidated financial information. Our balance sheet and income statement data as of and for the five years in the period ended December 31, 2000 are taken from our audited consolidated financial statements as of the end of and for each such year. Our balance sheet and income statement data as of and for the six months ended June 30, 2001 and 2000 are taken from our unaudited condensed consolidated financial statements as of the end of and for each such six-month period. The data includes all adjustments which are, in our opinion, necessary for a fair presentation and of a normal recurring nature. Results for the six months ended June 30, 2001 are not necessarily indicative of results for the entire year. You should read this selected consolidated financial information in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus.

                                                     ALLEGIANT BANCORP, INC.
                                               SELECTED CONSOLIDATED FINANCIAL DATA


                                                  AS OF OR FOR THE SIX                       AS OF OR FOR THE
                                                  MONTHS ENDED JUNE 30,                   YEAR ENDED DECEMBER 31,
                                                 ----------------------   -------------------------------------------------------
                                                    2001        2000         2000        1999       1998       1997       1996
                                                    ----        ----         ----        ----       ----       ----       ----
EARNINGS (IN THOUSANDS)
Interest income................................  $   44,001   $ 32,598    $   71,973   $ 52,112   $ 49,218   $ 37,765   $ 25,056
Interest expense...............................      26,255     17,945        40,521     26,601     27,267     21,466     14,999
Net interest income............................      17,746     14,653        31,452     25,511     21,951     16,299     10,057
Provision for loan losses......................       1,700      1,565         3,500      2,546      2,420      2,397      1,448
Other income...................................       6,126      2,860         6,462      4,843      9,324      3,298      1,393
Other expense..................................      13,484     10,506        22,582     18,762     21,295     13,069      7,019
Income taxes...................................       3,323      2,221         4,797      3,644      3,026      1,716      1,175
Net income.....................................       5,365      3,221         7,035      5,402      4,534      2,415      1,808

BALANCE SHEET (IN THOUSANDS)
Total assets...................................   1,156,976    827,182     1,135,724    728,492    596,274    608,237    377,564
Earning assets.................................   1,060,345    755,473     1,042,018    677,600    547,437    558,138    360,161
Investment securities..........................     162,425     60,968       134,296     60,797     54,780     76,869     60,559
Loans, net of unearned income..................     884,585    703,765       813,971    615,191    495,668    484,863    291,926
Deposits.......................................     871,810    639,406       858,084    548,466    450,766    484,641    308,670
Indebtedness:
   Short-term borrowings.......................      33,273     28,150        32,762     18,861     14,542     15,729     11,637
   Federal Home Loan Bank advances.............     146,000     89,200       142,189     80,210     66,125     47,475     31,500
   Other borrowings............................      17,250     17,250        17,250     29,900     13,150     13,650      7,663
Shareholders' equity...........................      84,112     49,092        77,806     47,991     48,104     42,071     16,386
Allowance for loan losses......................      12,368      9,580        11,433      8,315      6,442      5,193      3,100

SELECTED RATIOS
Performance Ratios:
   Return on average assets (1)................        0.95%      0.83%         0.83%      0.83%      0.73%      0.52%      0.59%
   Return on average equity (1)................       13.18      13.30         13.21      10.60      10.14       9.55      12.17
   Net interest rate margin (1)................        3.39       4.05          3.99       4.17       3.82       3.71       3.39
   Efficiency ratio............................       56.48      59.94         59.56      61.81      68.07      66.69      61.30
   Average assets per employee (in thousands)..  $    3,571   $  3,552    $    3,649   $  2,904   $  2,612   $  2,216   $  2,835
Asset Quality Ratios:
   Nonperforming loans to total loans..........        1.03%      0.12%         0.38%      0.10%      0.36%      0.28%      0.24%
   Nonperforming assets to total assets........        0.80       0.15          0.29       0.14       0.30       0.28       0.18
   Allowance for loan losses total loans.......        1.40       1.36          1.40       1.35       1.30       1.07       1.06
   Allowance for loan losses to nonperforming
      loans....................................      136.09   1,155.61        366.09   1,324.20     362.32     377.12     447.98
   Net charge-offs to average loans (1)........        0.09       0.05          0.19       0.12       0.25       0.19       0.21
Allegiant Bancorp Capital Ratios:
   Total risk-based capital....................       11.01       9.47         10.79      10.23       8.68       8.14       8.55
   Tier 1 risk-based capital...................        9.75       8.12          9.53       8.80       7.42       6.39       6.10
   Tier 1 leverage capital.....................        7.86       6.93          8.71       7.47       5.83       6.15       4.38
Allegiant Bank Capital Ratios:
   Total risk-based capital....................       11.80      11.00         11.65      11.52      10.93       9.35      10.06
   Tier 1 risk-based capital...................       10.54       9.74         10.40      10.27       9.68       8.27       8.87
   Tier 1 leverage capital.....................        8.48       8.33          9.50       8.89       7.61       7.76       6.37

                                     29


Ratio of Earnings to Fixed Charges:
   Including deposit interest..................        1.32       1.29          1.29       1.34       1.28       1.19       1.20
   Excluding deposit interest..................        2.29       2.07          2.28       2.45       2.38       1.96       1.99

OTHER DATA
Number of St. Louis area banking facilities at
   period end..................................          23         16            23         15         13         11          6
Goodwill amortization (in thousands)...........  $      475   $    475    $      949   $    980   $    910   $    358   $     67

PER SHARE DATA
Basic earnings per share (2)...................  $     0.60   $   0.53    $     1.09   $   0.84   $   0.72   $   0.54   $   0.55
Diluted earnings per share (2).................        0.60       0.52          1.08       0.83       0.68       0.49       0.48
Dividends declared.............................        0.06       0.06          0.22       0.20       0.12       0.08       0.06
Book value at period end.......................        9.37       8.08          8.75       7.73       7.36       6.88       4.80

--------------------
(1) On an annualized basis.
(2) Based on weighted-average common shares outstanding.

         All share and per share amounts included above have been restated to reflect: (1) a 10% stock dividend paid in January 1996; (2) a 10% stock dividend paid in January 1997; (3) a five-for-four stock split effected in January 1998; and (4) a six-for-five stock split effected in January 1999.

         For purposes of the above table: (1) short-term borrowings consist of federal funds purchased, repurchase agreements and amounts due in 12 months or less on our term debt; and (2) other borrowings consist of amounts due in more than 12 months on our term debt and our subordinated debentures and convertible subordinated debentures which were outstanding during certain periods presented.

         Our efficiency ratio is the quotient of our other expense over the sum of our net interest income and other income.

         For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus interest and one-half of rental expense. Fixed charges, excluding interest on deposits, consist of interest on indebtedness and one-half of rental expense (which is deemed representative of the interest factor). Fixed charges, including interest on deposits, consists of the foregoing items plus interest on deposits.

     SELECTED CONSOLIDATED FINANCIAL DATA OF SOUTHSIDE BANCSHARES CORP.


         The following is the selected consolidated financial information of Southside. The balance sheet and income statement data as of and for the five years in the period ended December 31, 2000 are taken from the audited consolidated financial statements of Southside as of the end of and for each such year. The balance sheet and income statement data as of and for the six months ended June 30, 2001 and 2000 are taken from the unaudited condensed consolidated financial statements of Southside as of the end of and for each such six-month period. The data includes all adjustments which are, in the opinion of management of Southside, necessary for a fair presentation and of a normal recurring nature. Results for the six months ended June 30, 2001 are not necessarily indicative of results for the entire year. You should read this selected consolidated financial information in conjunction with the consolidated financial statements and related notes of Southside incorporated by reference in this prospectus.

                                                    SOUTHSIDE BANCSHARES CORP.
                                               SELECTED CONSOLIDATED FINANCIAL DATA

                                                 AS OF OR FOR THE SIX                        AS OF OR FOR THE
                                                 MONTHS ENDED JUNE 30,                    YEAR ENDED DECEMBER 31,
                                                 ---------------------   ---------------------------------------------------------
                                                   2001        2000        2000        1999        1998        1997        1996
                                                   ----        ----        ----        ----        ----        ----        ----
EARNINGS (IN THOUSANDS)
Interest income................................  $ 26,149    $ 23,957    $ 49,827    $ 43,168    $ 42,227    $ 39,320    $ 37,868
Interest expense...............................    14,397      12,215      26,482      20,263      19,857      18,243      17,526
Net interest income............................    11,752      11,742      23,345      22,905      22,370      21,077      20,043
Provision for loan losses......................       321         178         361          45          62          60          60
Other income...................................     2,373       2,176       4,404       3,558       3,331       2,832       2,670
Other expense..................................     9,924       9,183      18,543      17,509      15,774      14,851      14,241
Income taxes...................................     1,136       1,224       2,358       2,706       3,055       2,696       2,553
Net income.....................................     2,744       3,333       6,487       6,203       6,810       6,302       6,158

BALANCE SHEET (IN THOUSANDS)
Total assets ..................................   775,720     710,992     737,427     678,152     610,293     549,864     527,907
Earning assets.................................   710,819     647,270     674,234     615,262     568,819     516,776     495,257
Investment securities..........................   201,349     206,296     194,445     220,225     181,931     173,139     187,294
Loans, net of unearned income..................   477,491     437,687     463,406     392,437     356,988     326,437     294,463
Deposits.......................................   613,179     527,383     574,194     515,810     523,289     483,363     467,276
Indebtedness:
   Short-term borrowings.......................     9,470      25,949      13,702       8,603       2,949       5,333       1,623
   Federal Home Loan Bank advances.............    70,861      84,835      70,947      83,921      14,287          --          --
   Other borrowings............................     2,391         988       2,888       1,186          --          --       1,779
Shareholders' equity...........................    73,033      66,686      69,401      64,408      64,964      56,653      52,841
Allowance for loan losses......................     5,402       4,853       5,179       5,830       6,192       6,120       5,602

SELECTED RATIOS
Performance Ratios:
   Return on average assets (1)................      0.72%       0.96%       0.92%       0.97%       1.15%       1.18%       1.20%
   Return on average equity (1)................      7.63       10.17        9.76        9.54       11.12       11.44       12.27
   Net interest rate margin (1)................      3.47        3.87        3.76        4.05        4.15        4.34        4.42
   Efficiency ratio............................     70.26       65.98       66.82       66.16       61.38       62.11       61.89
Asset Quality Ratios:
   Nonperforming loans to total loans..........      1.11        0.96        0.98        1.76        1.27        1.07        0.40
   Nonperforming loans to total assets.........      0.68        0.59        0.62        1.02        0.75        0.64        0.22
   Allowance for loan losses to total loans....      1.13        1.11        1.12        1.49        1.73        1.87        1.90
   Allowance for loan losses to total
      nonperforming loans......................    102.21      115.85      114.10       84.30      136.09      175.16      473.54
   Net charge-offs to average loans (1)........      0.04        0.59        0.23        0.11        0.07        N/A         0.03
Southside Capital Ratios:
   Total risk-based capital....................     14.01       15.44       14.72       16.12       17.41       17.38       17.88
   Tier 1 risk-based capital...................     12.99       14.39       13.66       14.87       16.15       16.12       16.62
   Tier 1 leverage capital.....................      8.87        9.64        9.15        9.81       10.01       10.34       10.12
Ratio of Earnings to Fixed Charges:
   Including deposit Interest..................      1.17        1.23        1.15        1.17        1.19        1.18        1.18
   Excluding deposit Interest..................      2.60        2.32        1.80        1.80        1.91        1.85        1.83

PER SHARE DATA
Basic earnings per share (2)...................  $   0.33    $   0.40    $   0.78    $   0.74    $   0.82    $   0.77    $   0.76
Diluted earnings per share (2).................      0.32        0.39        0.77        0.72        0.80        0.75        0.75
Dividends declared.............................      0.16        0.16        0.32        0.32        0.29        0.23        0.17
Book value at period end.......................      8.78        7.91        8.42        7.66        7.70        6.97        6.43

                                     32


--------------------
(1) On an annualized basis.
(2) Based on weighted average common shares outstanding.


         The efficiency ratio is the quotient of other expense over the sum of net interest income and other income.

         For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus interest and one-half of rental expense. Fixed charges, excluding interest on deposits, consist of interest on indebtedness and one-half of rental expense (which is deemed representative of the interest factor). Fixed charges, including interest on deposits, consists of the foregoing items plus interest on deposits.

            PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION


         The following is the unaudited pro forma combined consolidated financial information for us and for Southside giving effect to our proposed merger and the related financing, including the issuance of the trust preferred securities. The balance sheet information presented gives effect to our proposed merger and the related financing thereof as if each occurred on June 30, 2001. The income statement information presented gives effect to the proposed merger and the related financing as if each occurred on the first day of each period presented. In addition, the unaudited pro forma combined consolidated income statement information for the year ended December 31, 2000, gives effect to our acquisition of Equality, which we completed on November 15, 2000, as if that acquisition had occurred on January 1, 2000. The following pro forma historical information does not reflect any cost savings which we expect to achieve subsequent to the merger.

         You should read the unaudited pro forma combined consolidated financial information in conjunction with the accompanying Notes to Unaudited Pro Forma Combined Consolidated Financial Information and with our, Equality's and Southside's historical financial statements which are incorporated by reference in this prospectus. This unaudited pro forma combined consolidated financial information may not be indicative of the results of operations that actually would have occurred if our proposed merger with Southside and the related financing, including the issuance of the trust preferred securities, had occurred on the dates assumed above or of the results of operations that may be achieved in the future. In addition, the unaudited pro forma combined consolidated income statement information for the year ended December 31, 2000, is not necessarily indicative of the results of operations that actually would have occurred if the acquisition of Equality had occurred on the date assumed.

                                UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                                  AS OF JUNE 30, 2001
                                                    (IN THOUSANDS)

                                                                                                            PRO FORMA
                                                                                       PRO FORMA            COMBINED
                                                      ALLEGIANT       SOUTHSIDE       ADJUSTMENTS         CONSOLIDATED
                                                      ---------       ---------       -----------         ------------
ASSETS
Cash and due from banks .......................      $   30,168      $   21,552       $   (5,259)(1)       $   46,461
Fed funds .....................................           8,964          31,979               --               40,943
Investment securities:
   Available-for-sale .........................         157,807         174,912               --              332,719
   Held-to-maturity ...........................           4,618          26,437               --               31,055
                                                     ----------      ----------       ----------           ----------
   Total securities ...........................         162,425         201,349               --              363,774
Loans:
   Commercial loans ...........................         181,226          83,188               --              264,414
   Real estate loans ..........................         660,704         359,395            4,000 (2)        1,024,099
   Consumer loans .............................          42,655          34,908               --               77,563
                                                     ----------      ----------       ----------           ----------
     Total loans ..............................         884,585         477,491            4,000            1,366,076
     Allowance for loan losses ................          12,368           5,402               --               17,770
                                                     ----------      ----------       ----------           ----------
     Net loans ................................         872,217         472,089            4,000            1,348,306
Loans held for sale ...........................          16,739              --               --               16,739
Premises and equipment ........................          19,219          16,835           10,000 (2)           46,054
Intangible assets .............................          10,300           3,248           41,738 (3)           55,286
Other assets ..................................          36,944          28,668               --               65,612
                                                     ----------      ----------       ----------           ----------
     Total assets .............................      $1,156,976      $  775,720       $   50,479           $1,983,175
                                                     ==========      ==========       ==========           ==========

LIABILITIES
Deposits:
   Non-interest bearing deposits ..............      $   89,571      $   74,258       $       --           $  163,829
   Interest bearing deposits ..................         782,239         538,921           (5,000)(2)        1,316,160
                                                     ----------      ----------       ----------           ----------
     Total deposits ...........................         871,810         613,179           (5,000)           1,479,989
Short-term borrowings .........................          95,739           9,470               --              105,209
Long-term debt ................................          83,534          73,252           30,000 (2,4)        186,786
Guaranteed preferred beneficial interests
   in subordinated debentures .................          17,250              --           30,000 (5)           47,250
Other liabilities .............................           4,531           6,786            9,600 (2)           20,917
                                                     ----------      ----------       ----------           ----------
     Total liabilities ........................       1,072,864         702,687           64,600            1,840,151
                                                     ----------      ----------       ----------           ----------

SHAREHOLDERS' EQUITY
Common stock ..................................              95           8,985           (8,927)(6)              153
Surplus .......................................          61,371           5,419           53,435 (7)          120,225
Retained earnings .............................          20,545          64,011          (64,011)(8)           20,545
ESOP ..........................................              --            (692)             692 (9)               --
Treasury stock, at cost .......................              --          (5,843)           5,843 (10)              --
Accumulated other comprehensive income ........           2,101           1,153           (1,153)(11)           2,101
                                                     ----------      ----------       ----------           ----------
     Total shareholders' equity ...............          84,112          73,033          (14,121)             143,024
                                                     ----------      ----------       ----------           ----------
     Total liabilities and shareholders' equity      $1,156,976      $  775,720       $   50,479           $1,983,175
                                                     ==========      ==========       ==========           ==========

The accompanying notes are an integral part of the unaudited pro forma combined consolidated financial information.

                           UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME
                                      FOR THE SIX MONTHS ENDED JUNE 30, 2001
                                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                                                                                        PRO FORMA
                                                                                 PRO FORMA              COMBINED
                                               ALLEGIANT        SOUTHSIDE       ADJUSTMENTS           CONSOLIDATED
                                               ---------        ---------       -----------           ------------
INTEREST INCOME
Interest and fees on loans .............      $    38,329      $    19,564      $      (400)(12)      $    57,493
Interest on investment securities ......            4,864            5,850               --                10,714
Interest on over night investments .....              808              735               --                 1,543
                                              -----------      -----------      -----------           -----------
   Total interest income ...............           44,001           26,149             (400)               69,750

INTEREST EXPENSE
Interest on deposits ...................           20,604           12,170              166 (1)            32,940
Interest on borrowings .................            5,651            2,227            2,956 (2,4,5)        10,834
                                              -----------      -----------      -----------           -----------
   Total interest expense ..............           26,255           14,397            3,122                43,774
                                              -----------      -----------      -----------           -----------
     Net interest income ...............           17,746           11,752           (3,522)               25,976
Provision for loan losses ..............            1,700              321               --                 2,021
                                              -----------      -----------      -----------           -----------
     Net interest income after provision
       for loan losses .................           16,046           11,431           (3,522)               23,955

NON-INTEREST INCOME
Service charges on deposits ............            1,947              824               --                 2,771
All other income .......................            4,179            1,549               --                 5,728
                                              -----------      -----------      -----------           -----------
   Total non-interest income ...........            6,126            2,373               --                 8,499

NON-INTEREST EXPENSE
Salaries and other employee benefits ...            7,499            5,062               --                12,561
Occupancy and equipment expense ........            2,040            1,394               76 (12)            3,510
All other expense ......................            3,945            3,468            1,422 (3)             8,835
                                              -----------      -----------      -----------           -----------
   Total non-interest expense ..........           13,484            9,924            1,498                24,906
                                              -----------      -----------      -----------           -----------

Income before tax ......................            8,688            3,880           (5,020)                7,548
Income tax .............................            3,323            1,136           (1,439)(13)            3,020
                                              -----------      -----------      -----------           -----------
     Net income ........................      $     5,365      $     2,744      $    (3,581)          $     4,528
                                              ===========      ===========      ===========           ===========

PER SHARE DATA
Basic earnings per common share ........      $      0.60      $      0.33                            $      0.35
Diluted earnings per common share ......             0.60             0.32                                   0.34
Average common shares-basic ............        8,868,572        8,278,457                             13,007,801
Average common shares-diluted ..........        8,932,375        8,482,200                             13,173,475

The accompanying notes are an integral part of the unaudited pro forma combined consolidated financial information. The foregoing pro forma historical information does not reflect any cost savings which we expect to achieve in the merger.

                               UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME
                                            FOR THE YEAR ENDED DECEMBER 31, 2000
                                     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                                                                 PRO FORMA
                                                                                           PRO FORMA             COMBINED
                                             ALLEGIANT      EQUALITY        SOUTHSIDE     ADJUSTMENTS          CONSOLIDATED
                                             ---------      --------        ---------     -----------          ------------
INTEREST INCOME
Interest and fees on loans .............    $   66,776     $    8,299      $   36,388     $     (800)(12)      $   110,663
Interest on investment securities ......         4,914         10,447          12,924             --                28,285
Interest on over night investments .....           283            417             515             --                 1,215
                                            ----------     ----------      ----------     ----------           -----------
   Total interest income ...............        71,973         19,163          49,827           (800)              140,163

INTEREST EXPENSE
Interest on deposits ...................        31,540          6,144          20,733            334 (12)           58,751
Interest on borrowings .................         8,981          7,237           5,749          5,908 (2,4,5)        27,875
                                            ----------     ----------      ----------     ----------           -----------
   Total interest expense ..............        40,521         13,381          26,482          6,242                86,626
                                            ----------     ----------      ----------     ----------           -----------
     Net interest income ...............        31,452          5,782          23,345         (7,042)               53,537
Provision for loan losses ..............         3,500            631             361             --                 4,492
                                            ----------     ----------      ----------     ----------           -----------
     Net interest income after
       provision for loan losses .......        27,952          5,151          22,984         (7,042)               49,045

NON-INTEREST INCOME
Service charges on deposits ............         3,111             --           1,602             --                 4,713
All other income .......................         3,351          1,826           2,802             --                 7,979
                                            ----------     ----------      ----------     ----------           -----------
   Total non-interest income ...........         6,462          1,826           4,404             --                12,692

NON-INTEREST EXPENSE
Salaries and other employee benefits ...        11,386          5,408           9,402             --                26,196
Occupancy and equipment ................         3,338            700           2,817            150 (12)            7,005
All other expense ......................         7,858          3,198           6,324          2,843 (3)            20,223
                                            ----------     ----------      ----------     ----------           -----------
   Total non-interest expense ..........        22,582          9,306          18,543          2,993                53,424

Income (loss) before tax ...............        11,832         (2,329)          8,845        (10,035)                8,313
Income tax (benefit) ...................         4,797           (858)          2,358         (2,877)(13)            3,420
                                            ----------     ----------      ----------     ----------           -----------
     Net income (loss) .................    $    7,035     $   (1,471)     $    6,487     $   (7,158)          $     4,893
                                            ==========     ==========      ==========     ==========           ===========


PER SHARE
Basic earnings (loss) per common share .    $     1.09     $    (0.64)     $     0.78                          $      0.46
Diluted earnings (loss) per common share          1.08          (0.64)           0.77                                 0.46
Average common shares-basic ............     6,460,250      2,294,350       8,363,828                           10,642,164
Average common shares-diluted ..........     6,495,067      2,305,911       8,437,139                           10,713,637

The accompanying notes are an integral part of the unaudited pro forma combined consolidated financial information. The foregoing pro forma historical information does not reflect any cost savings which we expect to achieve in the merger.

  NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

NOTE 1--BASIS OF PRESENTATION

         The unaudited pro forma combined consolidated financial information assumes that the merger of us and Southside will be accounted for under the purchase accounting method and is based on the historical consolidated financial statements of our companies. The mark to market adjustments are based upon conditions as of June 30, 2001. We have not completed a review of Southside's accounting policies. As a result of this review, it might be necessary to restate certain amounts in the financial statements of the combined company to conform to our accounting policies. We do not expect to make any material restatements.

         The Financial Accounting Standards Board (FASB) recently issued Statement of Accounting Standards No. 141, Business Combinations and Statement No. 142, Goodwill and Other Intangible Assets. These statements change the accounting for business combinations, goodwill, and intangible assets.

         Statement No. 141 eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001. Statement 141 also includes new criteria to recognize intangible assets separately from goodwill. The requirements of Statement 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001.

         Under Statement No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually, or more frequently if impairment indicators arise, for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The amortization provisions of Statement 142 requiring nonamortization of goodwill and indefinite lived intangible assets apply to goodwill and indefinite lived intangible assets acquired after June 30, 2001. However, the impairment provisions of Statement 142 apply to these assets upon adoption of Statement
142. With respect to goodwill and intangible assets acquired prior to July 1, 2001, companies are required to adopt Statement 142 in their fiscal year beginning after December 15, 2001.

         We completed the acquisition of Equality on November 15, 2000. The Equality acquisition was accounted for under the purchase accounting method and its results are included in our financial statements beginning on that date. Equality's fiscal year end was March 31, so the results in the pro forma income statement for the year ended December 31, 2000 include the fourth quarter of Equality's fiscal year ended March 31, 2000 plus its results from April 1, 2000 through November 15, 2000.

NOTE 2--SHAREHOLDERS' EQUITY

         Under the terms of the merger agreement between us and Southside, holders of our common stock will receive one share of the combined company's common stock for each share of our common stock owned. We had 9,000,395 shares of our common stock outstanding at August 1, 2001, which shares will be exchanged for the same number shares of the combined company's common stock. Subject to reallocation in accordance with the merger agreement, Southside shareholders will receive merger consideration payable in the form of 50% cash in the amount of $14.00 per share and 50% common stock of the combined company based upon the exchange ratio of 1.39 common shares of the combined company for each Southside share. The combined company will have approximately 14,700,000 common shares outstanding after the merger. The common stock in the unaudited pro forma combined consolidated balance sheet has been adjusted to reflect the par value amount of shares of the combined company.

NOTE 3--PRO FORMA ADJUSTMENTS (DOLLARS IN THOUSANDS)

         (1) To record net cash received from Southside Employee Stock Option Plan (ESOP) to repay note, cash paid for merger related compensation costs and cash paid for estimated transaction costs.
         (2)    To record purchase accounting mark to market adjustments.
         (3) To record estimated goodwill of $42,649 and reflect goodwill amortization over a 15-year period.
         (4) To record bank loan of $35,000 and interest expense at a rate of 7.5%.
         (5) To record issuance of trust preferred securities of $30,000 and interest expense at a rate of 9.5%.
         (6) To eliminate Southside common stock of $8,985 and record issuance of $58 of Allegiant stock.
         (7) To eliminate Southside surplus of $5,419 and record surplus of $58,854 on the stock issued by Allegiant.
         (8)    To eliminate Southside retained earnings of $64,011.
         (9) To record payoff of Southside ESOP note receivable of $692 and distribution of unallocated shares.
         (10)   To record elimination of Southside treasury stock of $5,843.
         (11) To eliminate Southside's accumulated other comprehensive income.
         (12) To record accretion and/or amortization of purchase accounting adjustments.
         (13)   To reflect impact of taxes at a 40% rate.

                                  BUSINESS

GENERAL

         We are a bank holding company headquartered in St. Louis, Missouri. Our bank subsidiary, Allegiant Bank, offers full-service banking and personal trust services to individuals, commercial business and municipalities in the St. Louis metropolitan area. Our services include commercial, real estate and installment loans, checking, savings and time deposit accounts, personal trust and other fiduciary services and other financial services such as securities brokerage, insurance and safe deposit boxes. As of June 30, 2001, we reported, on a consolidated basis, total assets of $1.16 billion, loans of $872.2 million, deposits of $871.8 million and shareholders' equity of $84.1 million.

         Since our inception in 1989, we have grown rapidly through a combination of internal growth and acquisitions of other financial institutions. Our internal growth has been achieved by positioning Allegiant as one of the leading St. Louis community banks. We have supplemented our growth by acquiring ten branch locations in our community from three different thrifts, with the primary goals of expanding our branch network in the St. Louis market and increasing our earnings per share. We have also acquired a mortgage company and an asset management firm. In December 1998, we sold four branches located in more rural markets in northeast Missouri, in order to focus our operations exclusively in the St. Louis metropolitan area. On November 15, 2000, we acquired Equality Bancorp, Inc., a community based thrift holding company with seven branches in the St. Louis area and total assets of approximately $300.4 million. While this transaction significantly improved our market coverage, the consolidation of the branch networks also allowed us to increase our average deposits per branch, which we believe to be key to improving efficiency. Our acquisition of Equality was accretive to our earnings per share in the quarter ended March 31, 2001 as well as the six months ended June 30, 2001. As a continuation of our acquisition strategy, we recently announced our signing of a definitive agreement to acquire Southside Bancshares Corp., another community-based bank holding company serving the St. Louis area, with total assets at June 30, 2001 of approximately $775.7 million. In addition, we have agreed to acquire from Guardian Savings Bank five branch facilities in the St. Louis area and assume approximately $101.3 million in deposit liabilities.

         Since the beginning of 1998, we have focused on improving the profitability of our banking operations. As a result, we have reduced the amount of one- to four-family mortgages that we held in our loan portfolio and have increased our amount of higher yielding commercial loans. We have hired approximately 22 banking professionals averaging more than 10 years of experience in the St. Louis metropolitan area to help us grow our commercial loans and deposits. We have also implemented company-wide cost control efforts to enhance efficiencies throughout our operations. These steps taken since the beginning of 1998 have improved our efficiency, return on average assets, return on average equity and earnings per share.

         The St. Louis metropolitan area is the 18th largest metropolitan area in the United States with a population of approximately 2.6 million. The St. Louis metropolitan area is home to 15 Fortune 1000 companies, such as Anheuser-Busch Companies, Inc., The May Department Stores Company and Emerson Electric Co. Over the past several years, there has been a number of acquisitions of financial institutions in our market area by larger regional or national out-of-town financial institutions. These acquisitions have included: NationsBank Corporation's (now known as BankAmerica Corporation) acquisition of Boatmen's Bancshares, Inc., Union Planters Corporation's acquisition of Magna Group, Inc. and Firstar Corporation's (now known as U.S. Bancorp) acquisition of Mercantile Bancorporation Inc.

         We believe that we have benefited from these acquisitions because we have been committed since our inception to building a strong, customer-friendly community bank. As a community bank, we are able to respond quickly to our customers through local decision-making and through tailoring products and services to meet their needs. We believe market coverage is important. After completing our proposed acquisition of Southside, we will have 35 banking facilities in the St. Louis metropolitan area, resulting in our having at least one branch within a 20-minute drive from all principal sectors of the community. We also became the official bank of the St. Louis Rams football team in March 2000, which has further increased our recognition throughout the community.

         Our management team is comprised of experienced individuals who average more than 15 years in the banking or financial services industries. Our directors and executive officers own approximately 32% of our outstanding common stock. If our proposed acquisition of Southside were completed today, our directors and executive officers would own approximately 20% of our outstanding common stock.

         At June 30, 2001, we reported non-interest bearing deposits of $89.6 million and $782.2 million of interest bearing deposits. Interest bearing deposits included $225.7 million of money market and checking accounts, $36.2 million of savings accounts, $419.6 million of certificates of deposit with individual amounts up to $100,000, and $100.7 million of certificates of deposit with individual amounts in excess of $100,000.

         At June 30, 2001, our loans outstanding totaled $884.6 million. This total consisted primarily of $356.6 million of commercial and multi-family residential real estate loans, $113.1 million of real estate construction loans and $181.2 million of commercial, financial, agricultural, municipal and industrial development loans. These loans comprised 73.6% of our portfolio. Other components of our loan portfolio include one- to four-family residential real estate and consumer loans.

RECENT ACQUISITION

         On November 15, 2000, we acquired Equality, the parent company of Equality Savings Bank, a Missouri state-chartered savings bank headquartered in St. Louis with seven locations, primarily in the southern half of the greater St. Louis, Missouri metropolitan area. In connection with the acquisition, we exchanged approximately 2.7 million shares of our common stock for all of the outstanding common stock of Equality. At closing, Equality reported total assets of $300.4 million. Based upon the net book value of the Equality assets at closing, no goodwill was recorded. Our acquisition of Equality increased the number of our outstanding common shares to approximately 8.9 million at December 31, 2000. Also, during November, Equality's systems were successfully integrated into our company, including the conversion of all computer systems and records.

RECENT DEVELOPMENTS

         On April 30, 2001, we signed a definitive agreement to merge with Southside. Southside is a bank holding company with four subsidiary banks in the greater St. Louis metropolitan area. At June 30, 2001, Southside reported consolidated total assets of $775.7 million. On a consolidated pro forma basis to reflect the merger as if it had occurred as of June 30, 2001, the combined company would have reported total assets of $2.0 billion, loans of $1.3 billion, deposits of $1.5 billion and shareholders' equity of $143 million.

         The proposed combination would merge our corporation with and into Southside, with Southside as the surviving corporation. Simultaneously with the merger, the name of the combined company will be changed to "Allegiant Bancorp, Inc." In addition, the articles of incorporation and by-laws of the combined company will be in substantially the same form as our current organizational documents and our officers and directors will make up the officers and directors of the combined company, except that Southside may designate two directors to serve on the initial board of directors of the combined company. Under the merger agreement, Southside shareholders will receive approximately 5.8 million shares of common stock of the combined company plus approximately $59.0 million in cash for all of the outstanding common stock of Southside.

         Upon the consummation of the merger, each share of our common stock issued and outstanding will be converted into the right to receive one share of the combined company. Southside shareholders will have the opportunity to elect to receive merger consideration in the form of (1) $14.00 cash, (2)
1.39 shares of the combined company's common stock or (3) a combination of cash and shares of the combined company's common stock. Each Southside shareholder's election will be subject to a possible reallocation so that 50% of the Southside common stock outstanding is converted into cash and the other 50% is converted into the combined company's common stock.

         On August 15, 2001, the Federal Reserve Board granted its approval of the merger, and other regulatory approvals are pending. Meetings of the shareholders of Allegiant and the shareholders of Southside have each been called for September 12, 2001 for the purpose of voting to approve the merger. The merger is expected to close as soon as practicable thereafter.

         The combined company that is renamed "Allegiant Bancorp, Inc." will assume all of our obligations in respect of the trust preferred securities, the junior subordinated debentures and our guarantee and all of our rights as holder of the trust common securities. This assumption will not occur solely as a matter of law. The combined company will have to execute certain agreements and instruments under which it is bound under the trust agreement of the trust, the indenture governing the junior subordinated debentures and the guarantee agreement. The combined company will also be required to deliver certain certificates and an opinion from counsel on certain legal matters to the debenture trustee.

         On August 22, 2001, we signed an agreement with Guardian Savings Bank, headquartered in Houston, Texas, to purchase Guardian's five branch offices in St. Louis County, Missouri. We will acquire the branch facilities and assume approximately $101.3 million in deposit liabilities. The purchase of these offices is consistent with our strategic plan of expanding our branch network in the St. Louis area. If the Southside and Guardian transactions were consummated and the integration of those acquired businesses into our business was completed as of June 30, 2001, we would have had combined assets of approximately $2.1 billion, 39 branch banking facilities and 56 ATM locations serving the St. Louis area.

                                 MANAGEMENT

         The following table sets forth certain information regarding our directors and executive officers:

NAME                                   AGE                                 POSITION
----                                   ---                                 --------
Marvin S. Wool                         72                   Chairman of the Board

Shaun R. Hayes                         41                   President, Chief Executive Officer and Director

Robert L. Chambers                     40                   Director

Leland B. Curtis                       58                   Director

Kevin R. Farrell                       50                   Director and Secretary

Richard C. Fellhauer                   59                   Director

Leon A. Felman                         66                   Director

Michael R. Hogan                       48                   Director

C. Virginia Kirkpatrick                67                   Director

Robert E. Wallace, Jr.                 45                   Director

John L. Weiss                          46                   Director

Lee S. Wielansky                       50                   Director

Thomas A. Daiber                       43                   Senior Vice President and Chief Financial Officer

Paul F. Glarner                        53                   Executive Vice President and Chief Lending
                                                            Officer

Jeffrey S. Schatz                      43                   Executive Vice President and Chief Operating
                                                            Officer

         Marvin S. Wool has served as a director since 1990 and as our Chairman and Chairman of our bank since March 1992. From March 1992 through 1998, Mr. Wool served as our Chief Executive Officer. For more than the past five years, Mr. Wool has served as the President and Chief Executive Officer of Dash Multi-Corp, Inc., the holding company for subsidiary companies located in Georgia, Mississippi, Missouri, New Jersey and California that are in the chemical, cloth coating and carpet industries. Mr. Wool serves as a director of R-B Rubber Products, Inc., a recycler and manufacturer of rubber products.

         Shaun R. Hayes has served as a director and our President since 1989 and became our Chief Executive Officer in January 1999. Additionally, Mr. Hayes has served as President and Chief Executive Officer of our bank since May 1992. From November 1986 through May 1989, Mr. Hayes was Senior Vice President and Manager of the Metropolitan Banking Division of United Missouri Bank of St. Louis, where he served as a member of that bank's executive committee and acted as an advisor to its Board of

Directors. Mr. Hayes currently serves on the Board of Directors of the American Institute of Banking as well as the United Way of St. Louis.

         Robert L. Chambers has served as a director since December 2000. Mr. Chambers has been president of Huntleigh Securities Corp., a brokerage company, since September 2000. Prior to that time, he was chief executive officer of K.W. Chambers & Co., a regional and full-service broker/dealer, for more than five years.

         Leland B. Curtis has been a director since 1996. Mr. Curtis has been a partner in the law firm of Curtis, Oetting, Heinz, Garrett & Soule, a law firm located in St. Louis, Missouri, for more than the past five years.

         Kevin R. Farrell has served as a director since 1989 and as our Secretary since 1994. Mr. Farrell has been President of St. Louis Steel Products, Inc., a steel fabricating company, for more than the past five years.

         Richard C. Fellhauer has served as a director since December 2000. Mr. Fellhauer has been one of our Senior Vice Presidents since November 2000. Prior to that time, Mr. Fellhauer was the president, chief executive officer and chairman of the board of Equality Bancorp, the holding company for Equality Savings Bank, from 1982 to November 2000.

         Leon A. Felman has served as a director since 1992 and as a director of our bank since 2000. Mr. Felman has been a private investor since 2000. For more than five years before that time, he was associated with Sage Systems, Inc., a franchisee of Arby's restaurants in the St. Louis area, and served as its president and chief executive officer.

         Michael R. Hogan has been a director since October 2000. Mr. Hogan has been chief executive administrative officer, chief financial officer and vice president of Sigma-Aldrich Corporation, a life science company, since April 1999. Prior to that time, he served three years as corporate vice president and controller for Monsanto Company.

         C. Virginia Kirkpatrick has been a director since 1990. Ms. Kirkpatrick has been president of CVK Personal Management & Training Specialists, a business consulting and human resource management firm, for more than the past five years.

         Robert E. Wallace, Jr. has served as a director since October 2000. Mr. Wallace has been the senior vice president of administration/general counsel of the St. Louis Rams, a professional football team, since 1995.

         John L. Weiss has served as a director since March 1999 and as a director of our bank since 1996. Mr. Weiss has been president of Brentwood Volvo, an automobile dealership in St. Louis, Missouri, for more than the past 13 years and has been the general manager of the Southpointe Toyota dealership in St. Louis since February 2000.

         Lee S. Wielansky has served as a director since 1990 and became our Vice Chairman in February 1999. Mr. Wielansky has been the president and chief executive officer of JDN Development Company since November 2000 and a member of their board of directors since February 2001. He has been a member of the board of directors of Acadia Realty, a NYSE-listed real estate investment trust, since June 2000. Prior to that time, he was managing director of investments and member of the board of directors of Regency Realty Corporation, a publicly-held real estate investment trust, for more than three years and was the president and chief executive officer of Midland Development Group, a real estate development company, for more than five years.

         Thomas A. Daiber has served as our Senior Vice President and Chief Financial Officer since May 1999. Mr. Daiber has been employed by us since March 1997 and served most recently as the Director of Internal Auditing. Prior to joining us, Mr. Daiber served as an officer of Pioneer Bank and Trust Company or its holding company, Forbes First Financial Corporation, for more than five years.

         Paul F. Glarner has served as our Executive Vice President and Chief Lending Officer since 1997. Prior to joining us, Mr. Glarner served as an officer of Mercantile Bank, now Firstar Bank, for more than five years.

         Jeffrey S. Schatz has served as our Executive Vice President and Chief of Operations since January 2000. Prior to joining us, Mr. Schatz served as an officer of Sky Financial Group, Inc., Bowling Green, Ohio, for more than five years.

         In addition, under our merger agreement with Southside, at the completion of the merger Southside will appoint two persons to serve on Allegiant's board of directors.

                          DESCRIPTION OF SOUTHSIDE

         Southside was incorporated under the laws of the State of Missouri in January 1982. Southside has operated as a registered bank holding company under the Bank Holding Company Act of 1956, as amended, since 1983 when South Side National Bank in St. Louis merged with a wholly-owned subsidiary of Southside. Southside and its subsidiaries had consolidated total assets of $775.7 million at June 30, 2001. The following table shows the total assets at June 30, 2001, before elimination of intercompany accounts, of each of the Southside's subsidiary banks, all of which are located in Missouri.

                                                                          TOTAL ASSETS AT
                                                                           JUNE 30, 2001
              SUBSIDIARY BANKS                                            (IN THOUSANDS)
              -------------------------------------------                 --------------
              South Side National Bank in St. Louis                        $   521,338
              State Bank of Jefferson County                                    80,450
              Bank of Ste. Genevieve                                           101,626
              The Bank of St. Charles County                                    65,490

         Southside's subsidiary banks, which operate 17 banking offices in Missouri, are engaged in the general banking business of accepting funds for deposit, making loans, renting safe deposit boxes and performing other customary banking services provided by banks of similar size and character. Southside's principal office is located at 3606 Gravois Avenue, in St. Louis, Missouri 63116.

         Customers of the subsidiary banks are also offered fiduciary services through the trust department of South Side National Bank in St. Louis. At June 30, 2001, the combined market value of trust assets, including fiduciary and custodial accounts, was approximately $213.0 million. These assets are not reflected in the consolidated financial statements, as they do not represent assets of Southside.

         The responsibility for the management of the subsidiary banks remains with the officers and directors of the respective banks. Southside provides its subsidiary banks with assistance and service in auditing, record keeping, tax planning, trust operations, new business development, lending, regulatory compliance and human resources management.

         At June 30, 2001, Southside reported non-interest bearing deposits of $74.3 million and $538.9 million of interest bearing deposits. Interest bearing deposits included $164.7 million of money market and checking accounts, $60.5 million of savings accounts, $258.0 million of certificates of deposit with individual amounts up to $100,000, and $55.8 million of certificates of deposit with individual amounts in excess of $100,000.

         At June 30, 2001, Southside had total outstanding loans of $477.5 million. Of this total, 60.7% was comprised of $173.0 million of commercial and multi-family residential real estate loans, $33.8 million of real estate construction loans and $83.2 million of commercial, financial and agricultural loans. Other loans in Southside's portfolio are one- to four-family residential real estate, consumer and other loans.

                         ALLEGIANT CAPITAL TRUST II

         The Trust is a statutory business trust created under Delaware law pursuant to the filing of a Certificate of Trust with the Delaware Secretary of State on June 8, 2001. The Trust will be governed by the trust agreement among us, as depositor, Bankers Trust (Delaware), as Delaware trustee, Bankers Trust Company, as property trustee, and two individuals selected by us to act as administrators with respect to the Trust. While we hold the trust common securities, we intend to select two individuals who are our employees or officers or affiliated with us to serve as the administrators. See "Description of Trust Preferred Securities--Miscellaneous." The Trust exists for the exclusive purposes of:

         o issuing and selling the trust preferred securities and the trust common securities;

         o using the proceeds from the sale of the trust preferred securities and the trust common securities to acquire the junior subordinated debentures; and

         o engaging in only those other activities necessary, convenient or incidental thereto (such as registering the transfer of the trust preferred securities and the trust common securities).

         Accordingly, the junior subordinated debentures will be the sole assets of the Trust, and payments under the junior subordinated debentures will be the sole source of revenue of the Trust.

         We will own all of the trust common securities. The trust common securities will rank equally, and payments on them will be made pro rata, with the trust preferred securities, except that upon the occurrence and during the continuation of an event of default under the junior subordinated debentures, our rights as the holder of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the trust preferred securities. See "Description of Trust Preferred Securities--Subordination of Trust Common Securities." We will acquire trust common securities in an aggregate liquidation amount equal to at least 3.25% of the total capital of the Trust. The Trust has a term of 30 years, but may terminate earlier as provided in the trust agreement.

         For financial reporting purposes, the Trust will be treated as our subsidiary and, accordingly, the accounts of the Trust will be included in our consolidated financial statements. The trust preferred securities, together with our existing trust preferred securities, will be included in our consolidated balance sheets under the caption "Company Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trusts Holding Solely Subordinated Debentures" and appropriate disclosures about the trust preferred securities, the guarantee and the junior subordinated debentures will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions on the trust preferred securities as interest in our consolidated statements of income.

         Our future reports filed under the Securities Exchange Act of 1934 will include a footnote to the consolidated financial statements stating that:

         o     the Trust is wholly-owned;

         o the sole assets of the Trust are the junior subordinated debentures and specifying their principal amount, interest rate and maturity date; and

         o our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of the Trust under the trust preferred securities.

         No separate financial statements of the Trust have been included or incorporated by reference in this document. We do not, nor does the Trust, consider that such financial statements would be material to holders of the trust preferred securities because the Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the junior subordinated debentures and issuing the trust preferred securities and trust common securities. See "Allegiant Capital Trust II," "Description of Trust Preferred Securities," "Description of Junior Subordinated Debentures" and "Description of Guarantee." In addition, we do not expect that the Trust will be filing reports under the Securities Exchange Act of 1934 with the Securities and Exchange Commission.

         The address of the Delaware trustee is Bankers Trust (Delaware), 1101 Centre Road, Suite 200, Trust Department, Wilmington, Delaware 19805, and the telephone number is (302) 636-3301.

         The address of the property trustee, the guarantee trustee and the debenture trustee is Bankers Trust Company, Four Albany Street, 4th Street, New York, New York 10006, and the telephone number is (212) 250-2500.

                  DESCRIPTION OF TRUST PREFERRED SECURITIES

         The rights of the holders of the trust common and the trust preferred securities are established by the trust agreement of the Trust, the Delaware Business Trust Act and the Trust Indenture Act. This summary of certain provisions of the trust preferred securities and the trust agreement is not complete. You should read the form of the trust agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part. Wherever particular defined terms of the trust agreement are referred to in this prospectus, such defined terms are incorporated herein by reference. A copy of the form of the trust agreement also is available upon request from its trustees.

         The Trust is a statutory business trust created under the laws of Delaware. The Trust is therefore governed by the Delaware Business Trust Act. This summary is qualified by reference to the Delaware Business Trust Act, and you should be familiar with its provisions. In addition, the trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939. The terms of the trust preferred securities include those made a part of the trust agreement by the Trust Indenture Act. Therefore, this summary is also qualified by reference to the Trust Indenture Act, and you should be familiar with its provisions.

GENERAL

         The trust preferred securities will be limited to $30 million aggregate liquidation amount outstanding (which amount will be increased by up to $4.5 million aggregate liquidation amount of trust preferred securities if the underwriters exercise their over-allotment option in full). See "Underwriting." The trust preferred securities will rank equally, and payments will be made pro rata, with the trust common securities except as described under "--Subordination of Trust Common Securities." We will purchase and hold all of the trust common securities. The Trust will use the proceeds from selling the trust preferred securities and the trust common securities to purchase the junior subordinated debentures from us. The junior subordinated debentures will be registered in the name of the Trust and held by the property trustee in trust for your benefit and for our benefit as holder of the trust common securities. The guarantee we will execute for the benefit of the holders of the trust preferred securities will be a guarantee on a subordinated basis with respect to the trust preferred securities but will not guarantee payment of distributions or amounts payable on redemption or liquidation of the trust preferred securities when the Trust does not have funds on hand available to make such payments. See "Description of Guarantee."

DISTRIBUTIONS

         You will receive distributions on each trust preferred security at
the annual rate of      % of the stated liquidation amount of $25, payable
quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, to record holders at the close of business on the 15th day of the month of the relevant distribution date. Each date on which distributions will be paid is referred to as a distribution date in this prospectus. Distributions on the trust preferred securities will be cumulative.
Distributions will accumulate from             , 2001. The first
distribution date for the trust preferred securities will be             ,
2001. Distributions payable for each full distribution period will be computed by dividing the annual rate by four. The amount of distributions payable for any period less than a full distribution period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. If any date on which distributions are payable is not a business day or is a holiday, then payment will be made on the next succeeding day that is a business day and not a holiday (without any additional distributions or other payment because of the delay), except that, if such business day falls in the next calendar year, the payment will be made on the immediately preceding business day.

         The term "distributions" includes quarterly distributions, distributions that accumulate on distributions not paid on the applicable distribution date and, if applicable, any additional sums paid during a tax event, all as further described herein.

         The revenue of the Trust available for distribution to you will be limited to payments under the junior subordinated debentures. Under the terms of the trust agreement, the trust cannot issue any securities other than trust preferred securities and trust common securities, incur any indebtedness or pledge any of its assets. If we do not make payments on the junior subordinated debentures, the Trust will not have funds available to pay distributions or other amounts payable on the trust preferred securities. The payment of distributions and other amounts payable on the trust preferred securities (if and to the extent the Trust has funds sufficient to make such payments) is guaranteed by us on a limited basis as set forth herein under "Description of Guarantee."

         So long as no event of default under the indenture has occurred and is continuing, we have the right to defer the payment of interest on the junior subordinated debentures at any time or from time to time for an "extension period" that does not (a) exceed 20 consecutive quarterly periods with respect to each extension period, (b) extend beyond the maturity date of the junior subordinated debentures or (c) end on a date that is not a distribution date. As a consequence of any such deferral, quarterly distributions on the trust preferred securities will be deferred during the extension period. Distributions to which you are entitled will accumulate
additional distributions thereon at an annual rate of     %, compounded
quarterly.

         During any extension period, we may not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, (2) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank equally with or junior in interest to the junior subordinated debentures (including the trust preferred securities and the 9.875% junior subordinated debentures held by Allegiant Capital Trust I), or (3) redeem, purchase or acquire less than all of the junior subordinated debentures or any of the trust preferred securities.

         These prohibitions, however, do not apply to:

         o repurchases, redemptions or other acquisitions of our capital stock, in order to satisfy our obligations under any employment contract, benefit plan or other similar arrangement, or in connection with a dividend reinvestment or shareholder stock purchase plan;

         o a reclassification, exchange or conversion of any class or series of our capital stock (or any capital stock of the bank, any of its subsidiaries or any of our future subsidiaries) for any class or series of our capital stock;

         o the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

         o any declaration of a dividend in connection with any shareholders' rights plan, or the issuance of rights, stock or other property under any shareholders' rights plan, or the redemption or repurchase of rights pursuant thereto; or



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         o     any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock.

         Before the end of an extension period, we may extend the extension period (subject to the limits imposed on the duration and ending date of an extension period), further deferring the payment of interest as long as no event of default under the indenture has occurred and is continuing. Upon the termination of an extension period and the payment of all amounts then due, we may elect to begin a new extension period subject to the above conditions. No interest will be due on the junior subordinated debentures during an extension period, except at the end of the extension period. We must give you and the trustees notice of our election of an extension period at least one business day prior to the earlier of (1) the date the distributions on the trust preferred securities would have been payable but for the election to begin the extension period and (2) the date the property trustee is required to give you notice of the record date or the date the distributions are payable, but in any event not less than one business day prior to the record date. The property trustee will give you notice of our election to begin a new extension period. Subject to the foregoing, there is no limitation on the number of times that we may elect to begin an extension period. During an extension period, distributions will continue to accumulate, and you will be required to accrue and recognize interest income for U.S. federal income tax purposes. See "Description of Junior Subordinated Debentures--Option To Extend Interest Payment Period" and "Certain U.S. Federal Income Tax Consequences--United States Holders--Interest Income and Original Issue Discount."

         We currently do not intend to exercise our right to defer payments of interest by extending the interest payment period on the junior subordinated debentures.

REDEMPTION

         The junior subordinated debentures mature on             , 2031
subject to our right to shorten the maturity date once at any time to any
date not earlier than             , 2006, if we have received prior approval
of the Federal Reserve Board then required under applicable capital guidelines or policies of the Federal Board. We may redeem the junior
subordinated debentures (1) on or after             , 2006 in whole at any
time or in part from time to time, or (2) in whole, but not in part, at any time within 180 days following the occurrence and during the continuation of a tax event, investment company event or capital treatment event (each as defined below), in each case subject to prior regulatory approval if it is then required. See "--Liquidation Distribution Upon Dissolution." We also may repurchase the junior subordinated debentures, in whole or in part, from
the Trust any time after             , 2006. A redemption or repurchase of
the junior subordinated debentures would cause a mandatory redemption of a proportionate amount of the trust preferred securities and trust common securities at the redemption price.

         "Tax event" means the receipt by us and the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including an announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority, or as a result of any official or administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the trust preferred securities, there is more than an insubstantial risk that:

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         o     the Trust is, or will be within 180 days of the delivery of such opinion, subject to U.S. federal income tax with respect to income received or accrued on the junior subordinated debentures;

         o interest payable by us on the junior subordinated debentures is not, or within 180 days of the delivery of such opinion will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes; or

         o the Trust is, or will be within 180 days of the delivery of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

         If a tax event described in the first or third circumstances above has occurred and is continuing and the Trust holds all of the junior subordinated debentures, we will pay on the junior subordinated debentures any additional amounts as may be necessary in order that the amount of distributions then due and payable by the Trust on the outstanding trust preferred securities and trust common securities of the Trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which the Trust has become subject.

         "Investment company event" means the receipt by us and the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, which change becomes effective on or after the date of the issuance of the trust preferred securities.

         "Capital treatment event" means the receipt by us and the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of any amendment to, or change (including any announced prospective change) in, the laws (or any rules or regulations thereunder) of the United States or any political subdivision, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement, action or decision, is announced on or after the date of issuance of the trust preferred securities, there is more than an insubstantial risk that we will not be entitled to treat an amount equal to the liquidation amount of the trust preferred securities as Tier 1 capital (or the then equivalent thereof), except as otherwise restricted by the Federal Reserve Board, for purposes of the risk-based capital adequacy guidelines of the Federal Reserve Board, as then in effect and applicable to us. The Federal Reserve Board has determined that the proceeds of certain qualifying securities like the trust preferred securities will qualify as Tier I capital for us only up to an amount not to exceed, when taken together with all of our cumulative preferred stock, if any, 25% of our Tier 1 capital.

         We or the Trust must request an opinion of counsel with regard to the matter deemed to be an event within a reasonable period of time after we or the Trust, as appropriate, become aware of the possible occurrence of any such event.

REDEMPTION PROCEDURES

         If we repay or redeem the junior subordinated debentures, we must give the property trustee not less than 30 nor more than 60 days' notice in order that it can redeem a proportionate amount of the trust preferred and trust common securities. The redemption price for each trust preferred security shall equal $25 plus accumulated but unpaid distributions through the redemption date.

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         Redemptions of the trust preferred securities will be made and the redemption price will be payable on each redemption date only to the extent that the Trust has funds on hand available for the payment of such redemption price. See also "--Subordination of Trust Common Securities."

         If the Trust gives notice of redemption of the trust preferred securities, then, by 12:00 noon, Eastern time, on the redemption date, to the extent funds are available, in the case of trust preferred securities held in book-entry form, the property trustee will deposit irrevocably with The Depository Trust Company funds sufficient to pay the applicable redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to you. For trust preferred securities not held in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the trust preferred securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to you once you surrender your certificates evidencing the trust preferred securities. Distributions payable on or prior to the redemption date for any trust preferred securities called for redemption will be payable to you on the relevant record dates for the related distribution dates.

         If notice of redemption is given and funds are deposited as required, then upon the date of such deposit all of your rights with respect to your trust preferred securities so called for redemption will cease, except your right to receive the redemption price and any distributions payable in respect of the trust preferred securities on or prior to the redemption date, but without interest, and trust preferred securities that are redeemed will cease to be outstanding. If any date fixed for redemption of trust preferred securities is not a business day or is a holiday, then payment of the redemption price payable on such date will be made on the next succeeding day which is a business day and not a holiday (without any interest or other payment in respect of any such delay), except that, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day. If payment of the redemption price for the trust preferred securities called for redemption is improperly withheld or refused and not paid either by the Trust or by us pursuant to the guarantee as described under "Description of Guarantee," distributions on such trust preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by the Trust for such trust preferred securities to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

         Subject to applicable law (including, without limitation, U.S. federal securities laws), we or our affiliates may from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement, and may resell such securities at any time that (a) interest on the junior subordinated debentures is not being deferred during an extension period and (b) there is no event of default or an event that could cause an event of default under the indenture or an event of default under the guarantee.

         If less than all the trust preferred securities and trust common securities are to be redeemed on a redemption date, then the aggregate liquidation amount of such trust preferred securities and trust common securities to be redeemed shall be allocated pro rata to the trust preferred securities and the trust common securities based upon the relative liquidation amounts of such classes. The particular trust preferred securities to be redeemed shall be selected in a manner that the property trustee deems fair, not more than 60 days prior to the redemption date by the property trustee from the outstanding trust preferred securities not previously called for redemption, or in accordance with DTC's customary procedures if the trust preferred securities are then held in the form of a global trust preferred security. The property trustee shall promptly notify the securities registrar for the trust preferred securities in writing of the trust preferred securities selected for redemption and, in the case of any trust preferred securities selected for partial redemption, the liquidation amount of the trust preferred securities to be


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redeemed. For all purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of trust preferred securities shall relate, in the case of any trust preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of trust preferred securities which has been or is to be redeemed.

         Notice of any redemption will be mailed to you at your address as it appears on the securities register for the Trust at least 30 days but not more than 60 days before the redemption date if your trust preferred securities will be redeemed. Unless we default in payment of the redemption price on the junior subordinated debentures, on and after the redemption date interest will cease to accrue on the junior subordinated debentures or portions thereof called for redemption. Unless payment of the redemption price in respect of the trust preferred securities is withheld or refused and not paid either by the Trust or us pursuant to the guarantee, distributions will cease to accumulate on the trust preferred securities or portions thereof called for redemption.

SUBORDINATION OF TRUST COMMON SECURITIES

         Payment of distributions on, the redemption price of, and the liquidation distribution in respect of, as described under "--Liquidation Distribution Upon Dissolution," the trust preferred securities and trust common securities, as applicable, will be made pro rata based on the liquidation amount of such trust preferred securities and trust common securities. However, if on any distribution date, redemption date or liquidation date an event of default under the junior subordinated debenture has occurred and is continuing, no payment of any distribution on, or redemption price of, or liquidation distribution in respect of, any of the trust common securities, and no other payment on account of the redemption, liquidation or other acquisition of such trust common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions on all the outstanding trust preferred securities for all distribution periods terminating on or prior thereto, or in the case of payment of the redemption price or a liquidation distribution, the full amount of such redemption price or liquidation distribution on all the outstanding trust preferred securities then called for redemption or liquidation, as the case may be, shall have been made or provided for, and all funds immediately available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the trust preferred securities then due and payable.

         In the case of any event of default with respect to the trust preferred securities (as described below under "--Events of Default; Notice") resulting from an event of default with respect to junior subordinated debentures (as described below under "Description of Junior Subordinated Debentures--Debenture Events of Default"), we, as the holder of the trust common securities, shall have no right to act with respect to any event of default under the trust agreement until the effects of all events of default with respect to such trust preferred securities have been cured, waived or otherwise eliminated. See "--Events of Default; Notice" and "Description of Junior Subordinated Debentures--Debenture Events of Default." Until all events of default under the trust agreement with respect to the trust preferred securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on your behalf and not on our behalf as the holder of the trust common securities, and only you will have the right to direct the property trustee to act on your behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

         The amount payable on the trust preferred securities in the event of any liquidation of the Trust is $25 per trust preferred security plus accumulated and unpaid distributions (as long as the Trust has assets available therefor), subject to certain exceptions, which may be in the form of a distribution of such amount in junior subordinated debentures.

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         We, as the holder of all the outstanding trust common securities, have the right at any time to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, cause the junior subordinated debentures to be distributed to you and us, as the holder of the trust common securities, in liquidation of the Trust.

         The Federal Reserve Board's risk-based capital guidelines currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure and that any organization considering such a redemption should consult with the Federal Reserve Board before redeeming any equity or capital instrument prior to maturity if such redemption could have a material effect on the level or composition of the organization's capital base (this consultation may not be necessary if the equity or capital instrument is redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve Board considers the organization's capital position to be fully adequate after the redemption).

         If we, while the holder of the trust common securities, dissolve the Trust prior to the maturity date of the trust preferred securities and the dissolution of the Trust is deemed to constitute the redemption of capital instruments by the Federal Reserve Board under its risk-based capital guidelines or policies, our dissolution of the Trust may be subject to the prior approval of the Federal Reserve Board. Moreover, any changes in applicable law or changes in the Federal Reserve Board's risk-based capital guidelines or policies could impose a requirement on us to obtain the prior approval of the Federal Reserve Board to dissolve the Trust.

         Pursuant to the trust agreement, the Trust will automatically dissolve upon expiration of its term or, if earlier, will dissolve on the first to occur of:

         o certain events of bankruptcy, dissolution or liquidation of us or another holder of the trust common securities;

         o the distribution of a proportionate amount of the junior subordinated debentures to you and to us, as the holder of the trust common securities, if we, as the holders of trust common securities, have given written direction to the property trustee to dissolve the Trust (which direction, subject to the foregoing restrictions, is optional and wholly within our discretion);

         o the redemption of all the trust preferred securities and trust common securities as described under "--Redemption;" and

         o the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

If dissolution of the Trust occurs as described in any of the first, second and fourth circumstances described above, the Trust will be liquidated by the property trustee as expeditiously as the property trustee determines to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to you and to us, as holder of the trust common securities, a proportionate amount of the junior subordinated debentures, unless such distribution is not practical.

         If distribution of the junior subordinated debentures is not practical, you and the other holders of trust preferred securities and we, as holder of the trust common securities will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to the aggregate of the liquidation amount


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plus accumulated and unpaid distributions thereon to the date of payment. If such liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the Trust on its trust preferred securities shall be paid on a pro rata basis.

         We, as the holder of the trust common securities, will be entitled to receive distributions upon any such liquidation pro rata with you, except that if an event of default under the junior subordinated debentures has occurred and is continuing, the trust preferred securities shall have a priority over the trust common securities. See "--Subordination of Trust Common Securities."

         After the liquidation date is fixed for any distribution of junior subordinated debentures:

         o the trust preferred securities will no longer be deemed to be outstanding;

         o DTC or its nominee, as the registered holder of trust preferred securities, will receive a registered global certificate or certificate representing the junior subordinated debentures to be delivered upon such distribution with respect to trust preferred securities held by DTC or its nominee; and

         o any certificates representing the trust preferred securities not held by DTC or its nominee will be deemed to represent the junior subordinated debentures having a principal amount equal to the stated liquidation amount of the trust preferred securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the trust preferred securities until such certificates are presented to the security registrar for the trust preferred securities and trust common securities for transfer or reissuance.

         If we do not redeem the junior subordinated debentures prior to maturity, the Trust is not liquidated and the junior subordinated debentures are not distributed to you, then the trust preferred securities will remain outstanding until the repayment of the junior subordinated debentures and the distribution of the liquidation distribution to you.

         Under current U.S. federal income tax law and interpretations and assuming, as expected, that the Trust is treated as a grantor trust, a distribution of the junior subordinated debentures should not be a taxable event to you. Should there be a change in law, a change in legal interpretation, a tax event or other circumstances, however, the distribution could be a taxable event to you. If we elect neither to redeem the junior subordinated debentures prior to maturity nor to liquidate the Trust and distribute the junior subordinated debentures to you, the trust preferred securities will remain outstanding until the repayment of the junior subordinated debentures. See "Certain U.S. Federal Income Tax Consequences."

         There can be no assurance as to the market prices for the trust preferred securities or the junior subordinated debentures that may be distributed in exchange for trust preferred securities if a dissolution and liquidation of the Trust occurs. Accordingly, the trust preferred securities that you may purchase, or the junior subordinated debentures that you may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that you paid to purchase the trust preferred securities.

EVENTS OF DEFAULT; NOTICE

         Any one of the following events constitutes an event of default under the trust agreement with respect to the trust preferred securities (whatever the reason for such event of default and whether it is

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voluntary or involuntary or effected by operation of law or pursuant to a judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

         o the occurrence of a event of default with respect to the junior subordinated debentures (see "Description of Junior Subordinated Debentures--Debenture Events of Default");

         o default by the Trust in the payment of any distribution when it becomes due and payable, and continuation of such default for a period of 30 days;

         o default by the Trust in the payment of any redemption price of any trust preferred security or common security when it becomes due and payable;

         o default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in either the second or third bulleted clause above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustees and us by the holders of at least 25% in aggregate liquidation amount of the outstanding trust preferred securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the trust agreement; or

         o the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee if a successor property trustee has not been appointed within 60 days thereof.

         Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to you, as the holder of the trust preferred securities, and to us, as the holder of the trust common securities, and the administrators, unless the event of default has been cured or waived. We, as depositor, and the administrators are required to file annually with the property trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the trust agreement.

         If an event of default with respect to the junior subordinated debentures has occurred and is continuing, the trust preferred securities will have a preference over the trust common securities with respect to payments of any amounts as described above. The existence of an event of default does not entitle holders of the trust preferred securities to accelerate the maturity of the trust preferred securities unless the default is caused by an event of default with respect to the junior subordinated debentures and both the debenture trustee and holders of at least 25% in aggregate liquidation amount of the junior subordinated debentures fail to accelerate the maturity thereof. See "--Subordination of Trust Common Securities," "--Liquidation Distribution Upon Dissolution" and "Description of Junior Subordinated Debentures--Debenture Events of Default."

REMOVAL OF TRUSTEES; APPOINTMENT OF SUCCESSORS

         The holders of a majority in aggregate liquidation amount of the outstanding trust preferred securities may remove any trustee (but not any administrator) for cause at any time, or with or without cause, if an event of default with respect to the junior subordinated debentures has occurred and is continuing. If a trustee is removed by the holders of the outstanding trust preferred securities, the successor may be appointed by the holders of at least 25% in aggregate liquidation amount of trust preferred securities. If a trustee resigns, such trustee will appoint its successor. If a trustee fails to

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appoint a successor, the holders of at least 25% in aggregate liquidation amount of the outstanding trust preferred securities may appoint a successor. If a successor has not been appointed by the holders, any holder of trust preferred securities or trust common securities or the other trustee may petition a court in the State of Delaware to appoint a successor. Any Delaware trustee must meet the applicable requirements of Delaware law. Any property trustee must be a national or state-chartered bank and have capital and surplus of at least $50,000,000. No resignation or removal of a trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement. You do not have any right to appoint, remove or replace the administrators of the Trust. Only we, as the holder of the trust common securities, have these rights.

MERGER OR CONSOLIDATION OF TRUSTEES

         Generally, any successor to the business of either the property trustee or the Delaware trustee, including a successor resulting from a merger or consolidation, may be a successor trustee under the trust agreement. However, any successor must meet all of the qualifications and eligibility standards to act as a trustee.

MERGERS, REPLACEMENTS OR SIMILAR TRANSACTIONS OF THE TRUST

         The Trust may not merge with, be replaced by, convey its assets substantially as an entirety to, or engage in any similar transaction with any entity except as described below or as otherwise set forth in the trust agreement. The Trust may, at our request as the holder of the trust common securities, and with the consent of the holders of a majority aggregate liquidation amount of the outstanding trust preferred securities, the property trustee and the Delaware trustee, merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state, so long as:

         o such successor entity (1) expressly assumes all the obligations of the Trust with respect to the trust preferred securities or (2) substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities so long as the substitute securities have the same priority as the trust preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise and which are then listed or listed upon notification of issuance on any national securities exchange or automated quotation system on which the trust preferred securities are then listed;

         o a trustee of such successor entity, possessing the same powers and duties as the property trustee, is appointed to hold the junior subordinated debentures;

         o such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust preferred securities (including any substitute securities) to be downgraded by any nationally recognized statistical rating organization, if then rated;

         o such merger, replacement, conveyance or similar transaction does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any substitute securities) in any material respect;

         o such successor entity has a purpose substantially identical to that of the Trust;

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         o     prior to such merger, replacement, conveyance or similar
               transaction, the Trust has received an opinion from independent counsel experienced in such matters to the effect that (1) such merger, replacement, conveyance or similar transaction does not adversely affect your rights, preference and privileges as a holder of trust preferred securities (or substitute securities) in any material respect, and (2) following such merger, replacement, conveyance or similar transaction, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act; and

         o we or any permitted successor or assignee own all the trust common securities of such successor entity and guarantee the obligations of such successor entity under the successor securities at least to the extent provided by the guarantee.

However, the Trust may not, except with the consent of holders of 100% in aggregate liquidation amount of the trust preferred securities, merge with, be replaced by or convey its assets substantially as an entirety to, or engage in any similar transaction with, any other entity if such merger, replacement, conveyance or similar transaction would cause the Trust or the successor entity to be classified as other than a grantor trust for U.S. federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

         Except as provided above and under "--Removal of Trustees; Appointment of Successors" and "Description of Guarantee--Amendments and Assignment," as provided below and as otherwise required by law and the trust agreement, you will have no voting rights as a holder of trust preferred securities.

         We, as the holder of the trust common securities, the property trustee and the administrators may amend the trust agreement from time to time, without your consent, to:

         o cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, provided that any such amendment does not adversely affect in any material respect your interests; or

         o modify, eliminate or add to any provisions of the trust agreement to such extent as may be necessary to ensure that the Trust will be classified as a grantor trust for U.S. federal income tax purposes at any time that any trust preferred securities or trust common securities are outstanding or to ensure that the Trust will not be required to register as an investment company under the Investment Company Act.

Any such amendments of the trust agreement will become effective when notice of such amendment is given to the holders of trust preferred securities and trust common securities.

         We, as the holder of the trust common securities, the property trustee and the administrators may amend the trust agreement from time to time with:

         o the consent of holders representing a majority in aggregate liquidation amount of the trust preferred securities; and

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         o     receipt by the trustees of an opinion of counsel to the
               effect that such amendment or the exercise of any power granted to the trustees in accordance with such amendment will not affect the Trust's status as a grantor trust for U.S. federal income tax purposes or the Trust's exemption from status as an investment company under the Investment Company Act.

However, without the consent of each holder of trust preferred securities or trust common securities affected thereby, the trust agreement may not be amended to:

         o change the amount or timing of any distribution on the trust preferred securities or trust common securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust preferred securities or trust common securities as of a specified date; or

         o restrict your right or our right, as the holder of the trust common securities, to institute suit for the enforcement of any such payment on or after such date.

         So long as any junior subordinated debentures are held by the Trust, the property trustee will not:

         o direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or execute any trust or power conferred on the property trustee with respect to the junior subordinated debentures;

         o waive any past default that is waivable pursuant to the terms of the indenture;

         o exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures shall be due and payable; or

         o consent to any amendment, modification or termination of the indenture or the junior subordinated debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of the trust preferred securities, or, if a consent under the indenture would require the consent of each holder of junior subordinated debentures affected thereby, no such consent will be given by the property trustee without the prior consent of each holder of the trust preferred securities.

         The property trustee may not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities except by subsequent vote of the holders of the trust preferred securities. In addition to obtaining your approval as described above, before taking any of the actions listed above, the property trustee will obtain an opinion of counsel experienced in such matters to the effect that the Trust will not fail to be classified as a grantor trust for U.S. federal income tax purposes on account of such action.

         Your vote or consent will not be required to redeem and cancel trust preferred securities in accordance with the trust agreement.

         When you and other holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned by us, the trustees or any of our respective affiliates will be treated as if they were not outstanding.


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ASSIGNMENT

         We are not permitted to assign our obligations under the trust agreement except through a merger or consolidation permitted under the indenture. See "Description of Junior Subordinated Debentures-- Consolidation, Merger, Sale of Assets and Other Transactions." Any successor entity must agree in writing to be bound by our obligations under the trust agreement.

         Upon the consummation of our proposed merger with Southside, we will merge into Southside and the combined company will be renamed "Allegiant Bancorp, Inc." We believe that the combined entity will be able to satisfy the requirements for succession under the indenture. See "Description of Junior Subordinated Debentures--Consolidation, Merger, Sale of Assets and Other Transactions." The combined entity will agree in writing to be bound by our obligations under the trust agreement.

EXPENSES AND TAXES

         Through the trust agreement, the indenture and the guarantee agreement, we have agreed to pay all debts and other obligations (other than distributions on the trust preferred securities) and all costs and expenses of the Trust (including costs and expenses relating to the organization of the Trust, the fees and expenses of the trustees and the costs and expenses relating to the operation of the Trust) and to pay any and all taxes and all costs and expenses (other than U.S. withholding taxes) to which the Trust might become subject. These obligations of ours are for the benefit of, and shall be enforceable by, any creditor of the Trust to whom any of these debts, obligations, costs, expenses and taxes are owed whether or not such creditor has received notice thereof. Any such creditor may enforce these obligations directly against us, and we have irrevocably waived any right or remedy to require that any creditor take any action against the Trust or any other person before proceeding against us. We also have agreed in the indenture to execute such additional agreements as may be necessary or desirable to give full effect to the foregoing.

BOOK ENTRY, DELIVERY AND FORM

         The trust preferred securities will be issued in the form of one or more fully registered global securities, which will be deposited with, or on behalf of, DTC and registered in the name of a DTC nominee. A global security is a security representing the interests of more than one beneficial owner. Unless and until it is exchangeable in whole or in part for the trust preferred securities in definitive form, a global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or to another nominee of DTC or by DTC or any such nominee to a successor of DTC or to a nominee of such successor.

         Ownership of beneficial interests in a global security will be limited to participants that have accounts with DTC or its nominee or persons that may hold interests through such participants. We expect that, upon the issuance of a global security, DTC will credit, on its book-entry registration and transfer system, the participants' accounts with their respective principal amounts of trust preferred securities represented by such global security. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to the interests of participants) and on the records of participants (with respect to your interests). You will not receive written confirmation from DTC of your purchase, but are expected to receive written confirmations from participants through which you entered into the transaction. Transfers of ownership interests will be accomplished by entries on the books of participants acting on your behalf.


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         So long as DTC, or its nominee, is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the trust preferred securities represented by such global security for all purposes under the trust agreement. Except as provided below, you are the owner of beneficial interests in a global security and will not be entitled to receive physical delivery of the trust preferred securities in definitive form. You will not be considered an owner or holder under the trust agreement. Accordingly, you must rely on the procedures of DTC and, if you are not a participant, on the procedures of the participant through which you own your interest, to exercise any rights as a holder of trust preferred securities under the trust agreement. We understand that, under DTC's existing practices, in the event that we request any action of you, or if you desire to take any action which a holder of trust preferred securities is entitled to take under the trust agreement, DTC would authorize the participants holding your interests to take such action, and such participants would authorize you to take such action or would otherwise act upon your instructions. Redemption and other notices also will be sent to DTC. If less than all of the trust preferred securities are being redeemed, we understand that it is DTC's existing practice to determine by lot the amount of the interest of each participant to be redeemed. Therefore, as long as the trust preferred securities are held in book-entry form, references in this prospectus to your rights and benefits mean your indirect interest held through DTC. You should consider the procedures of DTC with respect to distributions, redemptions, notice, voting and similar rights and benefits, as well as those described in this prospectus.

         Distributions on the trust preferred securities registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the global security representing such trust preferred securities. Neither the trustees, nor the administrators, any paying agent or any other agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such trust preferred securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Disbursements of distributions to participants shall be the responsibility of DTC. DTC's practice is to credit participants' accounts on a payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, us, the trustees, the paying agent or any other agent of ours, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some states require that certain purchasers of securities take physical delivery of their purchased securities in definitive form. Such limits and laws may impair the ability to transfer beneficial interests in the global security.

         DTC may discontinue providing its services as securities depository with respect to the trust preferred securities at any time by giving reasonable notice to us or the trustees. If DTC notifies us that it is unwilling to continue as such, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the trust preferred securities in definitive form upon registration of, transfer of, or in exchange for, such global security. In addition, we may at any time and in our sole discretion determine not to have the trust preferred securities represented by one or more global securities and, in such event, will issue trust preferred securities in definitive form in exchange for all of the global securities representing such trust preferred securities. Finally, holders of a majority in liquidation amount of trust preferred securities may determine to discontinue the system of book-entry transfers through DTC following an event of default with respect to the trust preferred securities.

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         DTC has advised the Trust and us as follows:

         o DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York banking law, a member of the Federal Reserve Board, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act;

         o DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book entry changes to accounts of its participants, thereby eliminating the need for physical movement of certificates;

         o participants include securities brokers and dealers (such as the underwriters), banks, trust companies and clearing corporations and may include certain other organizations;

         o certain of such participants (or their representatives), together with other entities, own DTC; and

         o indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

PAYMENT AND PAYING AGENCY

         Payments in respect of the trust preferred securities will be made to DTC, which will credit the relevant accounts at DTC on the applicable distribution dates or, if the trust preferred securities are not held by DTC, such payments will be made by check mailed to the address of the holder entitled thereto such address appears on the securities register for the trust preferred securities. The paying agent will initially be the property trustee. The paying agent will be permitted to resign as paying agent upon 30 days' written notice to the property trustee and the administrators. If the property trustee is no longer the paying agent, the property trustee is to appoint a successor (which must be a bank or trust company reasonably acceptable to the administrators) to act as paying agent.

REGISTRAR AND TRANSFER AGENT

         The property trustee will act as registrar and transfer agent for the trust preferred securities.

         Registration of transfers of trust preferred securities will be effected without charge by or on behalf of the Trust, but only upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to register or cause to be registered the transfer of the trust preferred securities after the trust preferred securities have been called for redemption.

OBLIGATIONS AND DUTIES OF THE PROPERTY TRUSTEE

         The property trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only such duties as are specifically set forth in the trust agreement and the Trust Indenture Act and, after such event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision,

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the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at your request, unless offered by you reasonable indemnity against the costs, expenses and liabilities that might be incurred by the exercise of these powers. The property trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if it has reasonable grounds to believe that repayment or adequate indemnity is not assured to it.

         Prior to the occurrence of an event of default, the property trustee may rely upon any certificates or opinions furnished to it and conforming to the requirements of the trust agreement.

         For information concerning the relationships between Bankers Trust Company, the property trustee, and Bankers Trust (Delaware), the Delaware trustee, and us, see "Description of Junior Subordinated Debentures-- Information Concerning the Debenture Trustee."

MISCELLANEOUS

         The administrators and the property trustee are authorized and directed to conduct the affairs of and to operate the Trust in such a way that (1) the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or be classified as other than a grantor trust taxable as a corporation for U.S. federal income tax purposes and (2) the junior subordinated debentures will be treated as our indebtedness for U.S. federal income tax purposes. In this connection, the property trustee and we and the administrators are authorized to take any action not inconsistent with applicable law, the certificate of trust of the Trust or the trust agreement that the property trustee and we, as the holder of the trust common securities, and the administrators determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect your interests.

         You will not have preemptive or similar rights.

GOVERNING LAW

         The trust agreement will be governed by and construed in accordance with the laws of the State of Delaware.




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                DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

         We will issue the junior subordinated debentures under the indenture between Bankers Trust Company, the debenture trustee, and us. This summary of certain terms and provisions of the junior subordinated debentures and the indenture is not complete. You should read the form of the indenture that is filed as an exhibit to the registration statement of which this prospectus is a part. Whenever particular defined terms of the indenture are referred to in this prospectus, such defined terms are incorporated herein by reference. A copy of the form of indenture is available from the debenture trustee upon request. In addition, the indenture will be qualified under the Trust Indenture Act of 1939. The terms of the junior subordinated debentures include those made a part of the indenture by the Trust Indenture Act. This summary is qualified by reference to the Trust Indenture Act and you should be familiar with its provisions.

GENERAL

         Concurrently with the issuance of the trust preferred securities, the Trust will invest the proceeds, together with the consideration paid by us for the trust common securities, in the junior subordinated debentures issued by us. The aggregate principal amount of the junior subordinated debentures will be limited to the aggregate liquidation amount of the trust preferred securities and trust common securities. The junior subordinated debentures will be unsecured and will rank junior and be subordinate in right of payment to all of our senior indebtedness and other subordinated indebtedness. The junior subordinated debentures will not be subject to a sinking fund. The indenture does not limit our ability to incur or issue other secured or unsecured debt, including senior indebtedness and other subordinated indebtedness, whether under the junior subordinated debentures or any existing or other indenture that we may enter into in the future or otherwise. We expect to borrow up to $35.0 million from a bank in connection with our merger with Southside. See "--Subordination." In addition, because we are a holding company, our right to participate in any distribution of assets by any of our subsidiaries upon a subsidiary's liquidation or similar event is subject to the prior claims of creditors of that subsidiary, except to the extent we are recognized as a creditor of that subsidiary. Our obligations under the junior subordinated debentures are effectively subordinated to all existing and future liabilities of our subsidiaries. The
junior subordinated debentures will bear interest, accruing from          ,
2001, at the annual rate of    % of the principal amount thereof, payable
quarterly in arrears on March 31, June 30, September 30 and December 31 of
each year, commencing         , 2001, to the person in whose name each junior
subordinated debenture is registered at the close of business on the 15th day of the month of such interest payment date. It is anticipated that, unless the Trust is liquidated, each junior subordinated debenture will be registered in the name of the Trust and held by the property trustee in trust for you and the holders of the trust common securities.

         The amount of interest payable for any full interest period will be computed by dividing the annual rate by four. The amount of interest payable for any period less than a full interest period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. If any date on which interest is payable to the junior subordinated debentures is not a business day or is a holiday, then payment of the interest payable on such date will be made on the next business day that is not a holiday (without any interest or other payment in respect of any such delay), or, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day in each case with the same force and effect as if made on the date such payment was originally payable.

         Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount thereof (to the
extent permitted by law) at the annual rate of    %, compounded quarterly.


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         The term "interest" includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable interest payment date and, if applicable, any additional sums we pay on the junior subordinated debentures following a tax event (as defined under "Description of Trust Preferred Securities--Redemption") that may be required so that distributions payable by the Trust will not be reduced by any additional taxes, duties or other governmental changes.

         The junior subordinated debentures will mature on       , 2031, subject
to our right to shorten the maturity date once at any time to any date not
earlier than       , 2006, if we have received prior approval of the Federal
Reserve Board if then required under applicable capital guidelines or policies of the Federal Reserve Board. In the event we elect to shorten the maturity of the junior subordinated debentures, we will give notice to the registered holders of the junior subordinated debentures, the debenture trustee and the Trust of such shortening no less than 90 days prior to the effectiveness thereof.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

         So long as no event of default under the indenture has occurred and is continuing, we have the right at any time during the term of the junior subordinated debentures to defer the payment of interest at any time for a period (a) not exceeding 20 consecutive quarterly periods with respect to each extension period, (b) that does not extend beyond the stated maturity of the junior subordinated debentures and (c) that does not end on a date other than an interest payment date. During any extension period we have the right to make partial payments of interest on any interest payment date. At the end of an extension period, we must pay all interest then accrued and unpaid. During an extension period, interest will continue to accrue and holders of junior subordinated debentures (and holders of trust preferred securities while outstanding) will be required to accrue and recognize interest income for U.S. federal income tax purposes. See "Certain U.S. Federal Income Tax Consequences--United States Holders--Interest Income and Original Issue Discount."

         During any extension period, we may not:

         o make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank equally with or junior in interest to the junior subordinated debentures, including the 9.875% junior subordinated debentures held by Allegiant Capital Trust I; or

         o redeem, purchase or acquire less than all of the junior subordinated debentures or any trust preferred securities; or

         o declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, except that we may:

               (a) repurchase, redeem or make other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement, or in connection with a dividend reinvestment or shareholder stock purchase plan;

               (b) take any necessary action in connection with any reclassification, exchange or conversion of any class or series of our capital stock (or any capital stock of a subsidiary of ours) for any class or series of our capital stock;

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               (c)     purchase fractional interests in shares of our
                       capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

               (d) declare a dividend in connection with any shareholders' rights plan, or issue rights, stock or other property under any shareholders' rights plan, or redeem or repurchase rights pursuant thereto; or

               (e) declare a dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock.

         Prior to the termination of any extension period, we may extend the extension period (subject to the limits imposed on the duration and ending date of an extension period) further deferring the payment of interest as long as no event of default under the indenture has occurred and is continuing. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period subject to the above conditions. No interest will be due and payable during an extension period, except at its end. We must give the holders of the junior subordinated debentures and the debenture trustee notice of our election of such extension period at least one business day prior to the earlier of (1) the next succeeding date the distribution on the trust preferred securities would have been payable but for the election to begin an extension period and (2) the date the property trustee is required to give you notice of the record date or the date such distribution is payable, but in any event not less than one business day prior to such record date. The debenture trustee will give you prompt notice of our election to begin an extension period. Subject to the foregoing, there is no limitation on the number of times that we may elect to begin an extension period.

REDEMPTION

         We may redeem the junior subordinated debentures prior to maturity
(1) on or after          , 2006, in whole at any time or in part from time to
time, or (2) in whole, but not in part, at any time within 180 days following the occurrence and during the continuation of a tax event, investment company event or capital treatment event (each as defined under "Description of Trust Preferred Securities--Redemption"). In each case, we will pay a price equal to the outstanding principal amount of the junior subordinated debentures plus accrued interest to the redemption date. The proceeds of any such redemption will be used by the Trust to redeem the trust preferred securities.

         The Federal Reserve Board's risk-based capital guidelines, which are subject to change, currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure and that any organization considering such a redemption should consult with the Federal Reserve Board before redeeming any equity or capital instrument prior to maturity if such redemption could have a material effect on the level or composition of the organization's capital base. Consultation may not be necessary if the equity or capital instrument was redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve Board considers the organization's capital position to be fully adequate after the redemption.

         If we redeem the junior subordinated debentures prior to their stated maturity, such redemption would constitute the redemption of capital instruments under the Federal Reserve Board's current risk-based capital guidelines and may be subject to the prior approval of the Federal Reserve Board. The

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redemption of the junior subordinated debentures also could be subject to the additional prior approval of the Federal Reserve Board under its current risk-based capital guidelines.

ADDITIONAL SUMS

         We have covenanted in the indenture that, if and for so long as the Trust is the holder of all junior subordinated debentures and the Trust is required to pay any additional taxes, duties or other governmental charges as a result of a tax event, we will pay as additional sums on the junior subordinated debentures such amounts as may be required so that the distributions payable by the Trust will not be reduced as a result of any such additional taxes, duties or other governmental charges. See "Description of Trust Preferred Securities--Redemption."

REGISTRATION, DENOMINATION AND TRANSFER

         The junior subordinated debentures will initially be registered in the name of the Trust. If the junior subordinated debentures are distributed to you, it is anticipated that the depositary arrangements for the junior subordinated debentures will be substantially identical to those in effect for the trust preferred securities. See "Description of Trust Preferred Securities--Book Entry, Delivery and Form."

         Although DTC has agreed to the procedures described in "Description of Trust Preferred Securities--Book Entry, Delivery and Form," it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within 90 days of receipt of notice from DTC to such effect, we will cause the junior subordinated debentures to be issued in definitive form.

         Payments on junior subordinated debentures represented by a global security will be made to Cede & Co., the nominee for DTC, as the registered holder of the junior subordinated debentures, described under "Description of Trust Preferred Securities--Book Entry, Delivery and Form." If junior subordinated debentures are issued in certificated form, principal and interest will be payable, the transfer of the junior subordinated debentures will be registerable, and junior subordinated debentures will be exchangeable for junior subordinated debentures of other authorized denominations of a like aggregate principal amount, at the corporate trust office of the debenture trustee in New York, New York, or at the offices of any paying agent or transfer agent we appoint, provided that payment of interest may be made at our option by check mailed to the address of the persons entitled thereto. However, a holder of $1.0 million or more in aggregate principal amount of junior subordinated debentures may receive payments of interest (other than interest payable at the stated maturity) by wire transfer of immediately available funds upon written request to the debenture trustee not later than 15 calendar days prior to the date on which the interest is payable.

         Junior subordinated debentures are issuable only in registered form without coupons in integral multiples of $25. Junior subordinated debentures will be exchangeable for other junior subordinated debentures of like tenor, of any authorized denominations, and of a like aggregate principal amount.

         Junior subordinated debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the securities registrar appointed under the indenture or at the office of any transfer agent we designate for such purpose without service charge and upon payment of any taxes and other governmental charges as described in the indenture. We will appoint the debenture trustee as securities registrar under the indenture.

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         In the event of any redemption, we will not, nor will the debenture trustee be required to:

         o issue, register the transfer of or exchange junior subordinated debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of the junior subordinated debentures to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

         o register the transfer of or exchange any junior subordinated debentures so selected for redemption, except, in the case of any junior subordinated debentures being redeemed in part, any portion of the debenture not to be redeemed.

         Any monies deposited with the debenture trustee or any paying agent, or then held by us in trust, for the payment of the principal of (and premium, if any) or interest on any junior subordinated debenture and remaining unclaimed for two years after this principal (and premium, if any) or interest has become due and payable shall, at our request, be repaid to us and the holder of such junior subordinated debenture must look, as a general unsecured creditor, only to us for payment thereof.

RESTRICTIONS ON CERTAIN PAYMENTS; CERTAIN COVENANTS

         We have covenanted that at any time (1) there has occurred any event (a) of which we have actual knowledge that with the giving of notice or the lapse of time, or both, would constitute an event of default under the indenture and (b) that we have not taken reasonable steps to cure, (2) there has occurred an event of default under the indenture, (3) if the junior subordinated debentures are held by the Trust, we are in default with respect to our payment of any obligations under the guarantee, or (4) we have given notice of our election of an extension period as provided in the indenture and have not rescinded such notice, or such extension period, or any extension thereof, is continuing, then we will not:

         o make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank equally in all respects with, or junior in interest to, the junior subordinated debentures, including the 9.875% junior subordinated debentures issued by us on August 2, 1999, which are currently held by Allegiant Capital Trust I; or

         o redeem, purchase or acquire less than all of the junior subordinated debentures or any trust preferred securities; or

         o declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, except that we may:

               (a) repurchase, redeem or make other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, or in connection with a dividend reinvestment or shareholder stock purchase plan;

               (b) take any necessary action in connection with any reclassification, exchange or conversion of any class or series of our capital stock (or any capital stock of any subsidiary of ours) for any class or series of our capital stock;

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               (c)     purchase fractional interests in shares of our
                       capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

               (d) declare a dividend in connection with any shareholders' rights plan, or issue rights, stock or other property under any shareholders' rights plan, or redeem or repurchase rights pursuant thereto; or

               (e) declare a dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock.

         We have covenanted in the indenture:

         o to continue to hold, directly or indirectly, 100% of the trust common securities, provided that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the trust common securities;

         o as holder of the trust common securities, not to voluntarily terminate, windup or liquidate the Trust, other than:

               (a) in connection with a distribution of junior subordinated debentures to the holders of the trust preferred securities in liquidation of the Trust; or

               (b) in connection with certain mergers, consolidations or amalgamations permitted by the trust agreement; and

         o to use reasonable efforts, consistent with the terms and provisions of the trust agreement, to cause the Trust to continue to be classified as a grantor trust for U.S. federal income tax purposes.

MODIFICATION OF INDENTURE

         From time to time, we as well as the debenture trustee may, without the consent of any of the holders of the outstanding junior subordinated debentures, amend, waive or supplement the provisions of the indenture to:

         o evidence the succession of another corporation or association and the assumption by such person of our obligations under the junior subordinated debentures;

         o add further covenants, restrictions or conditions for the protection of holders of the junior subordinated debentures or to surrender any right or power conferred upon us under the indenture;

         o cure any ambiguity, to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, provided that such action shall not adversely affect the interest of the holders of the trust preferred securities and the common securities in any material respect or, in the case of the

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               securities issued to the Trust and for so long as any of the trust preferred securities issued by the Trust shall remain outstanding, the holders of such trust preferred securities;

         o change the terms of the junior subordinated debentures to facilitate the issuance of the junior subordinated debentures in certificated or other definitive form;

         o evidence or provide for the appointment of a successor debenture trustee;

         o qualify, or maintain the qualification of, the indenture under the Trust Indenture Act;

         o convey, transfer, assign, mortgage, pledge any property to or with the debenture trustee;

         o add any additional events of default under the indenture for the benefit of the holders of the trust preferred securities and the trust common securities; or

         o change or eliminate any of the provisions of the indenture, provided that any such change or elimination shall not apply to any outstanding securities.

         The indenture contains provisions permitting the debenture trustee and us, with the consent of the holders of a majority in principal amount of the junior subordinated debentures, to modify the indenture in a manner affecting the rights of the holders of the junior subordinated debentures. However, none of these modifications may be made, without the consent of the holder of each outstanding junior subordinated debenture so affected, that would:

         o change the stated maturity of, or any installment of interest on, the junior subordinated debentures, or reduce the principal amount, the rate of interest or any premium payable upon its redemption, or change the place of payment where, or the currency in which, any such amount is payable, or impair the right to institute suit for the enforcement of any payment on the junior subordinated debentures; or

         o reduce the percentage of principal amount of junior subordinated debentures, the holders of which are required to consent to any modification of, or waiver of rights under, the indenture.

         Furthermore, so long as any of the trust preferred securities remain outstanding, no modification may be made that adversely affects you in any material respect, and no termination of the indenture may occur, and no waiver of any event of default or compliance with any covenant under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the outstanding trust preferred securities unless and until the principal of (and premium, if any, on) the junior subordinated debentures and all accrued and unpaid interest have been paid in full and certain other conditions are satisfied.

DEBENTURE EVENTS OF DEFAULT

         The indenture provides that any one or more of the following described events with respect to the junior subordinated debentures that has occurred and is continuing constitute an "event of default" with respect to the junior subordinated debentures:

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         o     our failure to pay any interest on the junior subordinated debentures when due and continuance of this default for a period of 30 days (subject to the deferral of any due date in the case of an extension period);

         o our failure to pay any principal of or premium, if any, on the junior subordinated debentures when due whether at the stated maturity or otherwise;

         o our failure to observe or perform any of the other covenants contained in the indenture for 90 days after written notice of such failure to us from the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the outstanding junior subordinated debentures; or

         o the occurrence of the appointment of a receiver or other similar official in any liquidation, insolvency or similar proceeding with respect to us or all or substantially all of our property; or a court or other governmental agency enters a decree or order appointing a receiver or similar official and such decree or order remains unstayed and undischarged for a period of 60 days.

         As described in "Description of Trust Preferred Securities--Events of Default; Notice," the occurrence of an event of default in respect of the junior subordinated debentures also will constitute an event of default in respect of the trust preferred securities and trust common securities.

         Subject to certain limitations, the holders of a majority in aggregate principal amount of outstanding junior subordinated debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee. The debenture trustee or the holders of not less than 25% in aggregate principal amount of outstanding junior subordinated debentures may declare the principal due and payable immediately upon an event of default, and, if the debenture trustee or such holders of junior subordinated debentures fail to make such declaration, the holders of at least 25% in aggregate liquidation amount of the outstanding trust preferred securities shall have such right. The holders of a majority in aggregate principal amount of outstanding junior subordinated debentures may annul such declaration and waive the default if all defaults (other than the non-payment of the principal of junior subordinated debentures which has become due solely by such acceleration) have been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and all sums paid or advanced by the debenture trustee and the reasonable compensation, expenses, disbursements and advances of the debenture trustee, its agent and its counsel has been deposited with the debenture trustee. If the holders of junior subordinated debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation amount of the outstanding trust preferred securities shall have such right.

         We are required to certify annually to the debenture trustee as to whether or not we are in compliance with all the conditions and covenants applicable to us under the indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

         If an event of default has occurred and is continuing and such event is attributable to our failure to pay any amounts payable in respect of the junior subordinated debentures on the date such amounts are otherwise payable, you may institute a legal action against us to enforce the payment to you of an amount equal to the amount payable in respect of junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the trust preferred securities you hold. We may not amend the indenture to remove the foregoing right to bring such legal action without your prior written consent. We

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will have the right under the indenture to set-off of any payment we make to you in connection with such a legal action.

         As a holder of the trust preferred securities, you will not be able to exercise directly any remedies available to the holders of the junior subordinated debentures except under the circumstances described in the preceding paragraph unless there has been an event of default under the trust agreement. See "Description of Trust Preferred Securities--Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

         We may not consolidate with or merge into any other entity or convey or transfer our assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or convey or transfer its assets substantially as an entirety to us, unless:

   o the successor entity is organized under the laws of the United States or any state or the District of Columbia,

   o immediately after the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both would become an event of default under the indenture, has occurred and is continuing;

   o the successor entity expressly assumes by supplemental indenture satisfactory to the debenture trustee our obligations on the junior subordinated debentures (except this supplemental indenture may not be required if the successor entity was previously one of certain of our subsidiaries); and

   o we provide the debenture trustee with a certificate executed by our officers and a written opinion executed by our outside legal counsel that all conditions precedent relating to the transaction under the indenture have been satisfied.

         Upon the consummation of our proposed merger with Southside, we will merge into Southside and the combined company will be renamed "Allegiant Bancorp, Inc." Our proposed merger will therefore be subject to the requirements enumerated above. The combined entity will execute a supplemental indenture and provide the debenture trustee with the required officers' certificate and opinion of counsel. We believe that the combined entity will be able to satisfy the enumerated requirements and therefore assume our obligations and rights under the indenture.

         The provisions of the indenture do not afford holders of the junior subordinated debentures protection in the event we are involved in a highly leveraged or other transactions that may adversely affect holders of the junior subordinated debentures.

SATISFACTION AND DISCHARGE

         The indenture will cease to be of further effect and we will be deemed to have satisfied and discharged the indenture when:

         o all junior subordinated debentures have been delivered to the debenture trustee for cancellation, or all junior subordinated debentures not previously delivered to the debenture trustee for cancellation (1) have become due and payable, or (2) will become due and payable at the stated maturity within one year or (3) are to be called for redemption within one year under arrangements satisfactory to the debenture trustee;


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         o     we deposit or cause to be deposited with the debenture
               trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the debenture trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the stated maturity or redemption date; and

         o we have paid all other sums payable by us under the indenture and we have delivered applicable certificates and opinions of counsel that indicate we have complied with all of our obligations.

SUBORDINATION

         The junior subordinated debentures generally will be subordinate and junior in right of payment, to the extent set forth in the indenture, to all of our senior indebtedness or other subordinated indebtedness (as defined below). If we default in the payment of any principal, premium, if any, or interest, if any, or any other amount payable on any senior or other subordinated indebtedness when the same becomes due and payable whether at maturity or at a date fixed for redemption or by declaration of acceleration or otherwise, then unless and until such default has been cured or waived or has ceased to exist or all senior indebtedness has been paid, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) may be made or agreed to be made on the junior subordinated debentures, or in respect of any redemption repayment, retirement, purchase or other acquisition of any of the junior subordinated debentures.

         As used herein, "senior indebtedness or other subordinated indebtedness" means, whether recourse is to all or a portion of our assets and whether or not contingent:

         o     every obligation of ours for money borrowed;

         o every obligation of ours evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

         o every reimbursement obligation of ours with respect to letters of credit, bankers' acceptances or similar facilities issued for our account;

         o every obligation of ours issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

         o     every capital lease obligation of ours;

         o every obligation of ours for claims (as defined in Section 101(4) of the United States Bankruptcy Code of 1978, as amended) in respect of derivative products such as interest foreign exchange rate contracts, commodity contracts and similar arrangements; and

         o every obligation of the type referred to above of another person and all dividends of another person the payment of which, in either case, we have guaranteed or are responsible or liable, directly or indirectly, as obligor or otherwise.

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However, senior indebtedness and other subordinated indebtedness shall not include any of the following:

         o any obligations which, by their terms, are expressly stated to rank equally in right of payment with, or to not be superior in right of payment to, the junior subordinated debentures, including the 9.875% debentures held by Allegiant Capital Trust I;

         o any of our senior indebtedness and other subordinated indebtedness which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to us;

         o     any indebtedness of ours to any of our subsidiaries;

         o indebtedness to, other than indebtedness for wages or bank deposits, payable to executive officers, directors or employees;

         o any indebtedness which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such indebtedness by the holders of the junior subordinated debentures because of the debentures' subordination provisions exceed amounts to which the obligees of such indebtedness would be entitled under the subordination provisions to which such debt is entitled; and

         o any indebtedness in respect of debt securities issued to any trust, or a trustee of such trust, partnership or other entity affiliated with us that is a financing entity of ours in connection with the issuance by such financing entity of securities that are similar to the trust preferred securities, including the obligations associated with the 9.875% trust preferred securities issued by Allegiant Capital Trust I.

         As of June 30, 2001, our senior indebtedness and other subordinated indebtedness was approximately $196.5 million. Our senior indebtedness and other subordinated indebtedness as of such date on a pro forma combined basis with Southside was approximately $226.5 million. We anticipate incurring up to $35.0 million in additional senior indebtedness in connection with the acquisition of Southside. All senior indebtedness (including any interest thereon accruing after the commencement of any such proceedings) must first be paid in full before any payment or distribution, whether in cash, securities or other property, is made on account of the junior subordinated debentures in the event of:

         o any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, imposition or other similar proceedings relating to us, our creditors or our property;

         o any proceeding for our liquidation, dissolution or other winding up, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

         o     any assignment by us for the benefit of creditors; or

         o     any other marshaling of our assets.

In such event, any payment or distribution on account of the junior subordinated debentures, whether in cash, securities or other property, that would otherwise (but for the subordination provisions) be payable or deliverable in respect of the junior subordinated debentures will be paid as described above directly to

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the holders of senior indebtedness in accordance with the priorities then existing among such holders until all senior indebtedness and other subordinated indebtedness (including any interest accruing after the commencement of any such proceedings) has been paid in full.

         In the event of any proceeding described above, after payment in full of all sums owing with respect to our senior indebtedness and other subordinated indebtedness, the holders of junior subordinated debentures, together with the holders of our obligations ranking on a parity with the junior subordinated debentures, will be entitled to be paid from our remaining assets the amounts at the time due and owing on the junior subordinated debentures and such other obligations. This payment will be made before any payment or other distribution, whether in cash, property or otherwise, will be made on account of any capital stock or obligations ranking junior to the junior subordinated debentures and such other obligations. If payment or distribution on account of the junior subordinated debentures of any character or security, whether in cash, securities or other property, is received by any holder of any junior subordinated debentures in contravention of any of the terms of the indenture and before all our senior indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and must be paid over or delivered and transferred to, the holders of our senior indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all such senior indebtedness in full.

         Because of such subordination, in the event of our insolvency, holders of senior indebtedness and other subordinated indebtedness may receive more, ratably, and holders of the junior subordinated debentures may receive less, ratably, than our other creditors. Such subordination will not prevent the occurrence of any event of default in respect of the junior subordinated debentures.

         The indenture places no limitation on the amount of additional senior indebtedness and other subordinated indebtedness that we may incur. We expect from time to time to incur additional senior indebtedness and other subordinated indebtedness.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

         The debenture trustee, other than during the occurrence and continuance of a default in the performance of our obligations under the junior subordinated debentures, is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred by the exercise of these powers. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

         The debenture trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, security or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties. The debenture trustee may consult with counsel of its choice and the advice of such counsel or any opinion of such counsel shall be full and complete authorization and protection in respect of any action taken in reliance thereon.

         Bankers Trust Company, the debenture trustee, serves as the property trustee under the trust agreement for Allegiant Capital Trust I, as the indenture trustee under the indenture for the 9.875% junior subordinated debentures held by Allegiant Capital Trust I, and as guarantee trustee under our agreement to guarantee certain obligations of Allegiant Capital Trust I. Bankers Trust (Delaware) serves

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as the Delaware trustee under the trust agreement for Allegiant Capital
Trust I. Bankers Trust Company, or Bankers Trust (Delaware), may also serve from time to time as trustee under other indentures or trust agreements with us or our subsidiaries relating to other issues of our securities. In addition, we as well as certain of our affiliates may have other banking relationships with Bankers Trust Company and its affiliates.

GOVERNING LAW

         The indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of New York.




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                          DESCRIPTION OF GUARANTEE

         We will execute and deliver the guarantee concurrently with the issuance of preferred securities by the Trust for your benefit. Bankers Trust Company will act as guarantee trustee under the guarantee and will hold the guarantee for your benefit. This summary of certain provisions of the guarantee is not complete. You should read the form of the guarantee, which is filed as an exhibit to the registration statement of which this prospectus is a part. Whenever particular defined terms of the guarantee are referred to in this prospectus, such terms are incorporated herein by reference. A copy of the form of guarantee is available upon request from the guarantee trustee. The guarantee will be qualified as an indenture under the Trust Indenture Act. This summary is qualified by reference to the Trust Indenture Act and you should be familiar with its provisions.

GENERAL

         We will irrevocably agree to pay in full on a subordinated basis, to the extent set forth in the guarantee and described herein, the payments described below to you, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the trust preferred securities, to the extent not paid by or on behalf of the Trust, will be subject to the guarantee:

         o any accumulated and unpaid distributions required to be paid on the trust preferred securities, to the extent that the Trust has funds available for their payment at such time;

         o the redemption price with respect to any trust preferred securities called for redemption, to the extent that the Trust has funds available for its payment at such time; and

         o upon a voluntary or involuntary dissolution, termination, winding up or liquidation of the Trust (unless the junior subordinated debentures are distributed to you and the other holders of the trust preferred securities), the lesser of:

               (a) the aggregate of the liquidation amount and all accumulated and unpaid distributions to the date of payment, to the extent that the Trust has funds available for their payment; and

               (b) the amount of assets of the Trust remaining available for distribution to you on liquidation of the Trust.

         Our obligation to make a guarantee payment may be satisfied by directly paying you or by causing the Trust to pay you.

         The guarantee will be an irrevocable, subordinated guarantee of payment on a subordinated basis of the Trust's obligations under the trust preferred securities. The guarantee will apply only to the extent that the Trust has funds sufficient to make such payments. If we do not make payments on the junior subordinated debentures held by the Trust, the Trust will not be able to pay any amounts payable in respect of the trust preferred securities and will not have funds available for these payments. The guarantee will rank subordinate and junior in right of payment to all of our senior indebtedness and all of our other subordinated indebtedness. See "--Status of the Guarantee."

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STATUS OF THE GUARANTEE

         The guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all of our senior indebtedness and subordinated indebtedness in the same manner as the junior subordinated debentures. The guarantee does not limit our ability to incur or issue other secured or unsecured senior or subordinated indebtedness. In addition, because we are a holding company, our right to participate in any distribution of assets by any of our subsidiaries upon a subsidiary's liquidation or similar event is subject to the prior claims of the creditors of the subsidiary except to the extent we are recognized as a creditor of that subsidiary. Our obligations under the guarantee are effectively subordinated to all existing and future liabilities of any of our subsidiaries and their respective subsidiaries.

         The guarantee will constitute a guarantee of payment and not of collection. A guarantee of payment entitles the guarantee trustee or you to institute a legal proceeding directly against us as the guarantor to enforce your rights under the guarantee without first instituting a legal proceeding against the Trust or any other person or entity. The guarantee will be held by the guarantee trustee for your benefit. The guarantee will not be discharged except by paying the amounts required under the guarantee in full to the extent not paid by the Trust or distributing the junior subordinated debentures to you.

AMENDMENTS AND ASSIGNMENT

         Except for changes that do not materially adversely affect your rights (in which case no consent will be required), the guarantee may not be amended without the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding trust preferred securities.
The manner of obtaining any such approval is set forth under "Description of Trust Preferred Securities--Voting Rights; Amendment of Trust Agreement."
All guarantees and agreements contained in the guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to your benefit and the benefit of all of the holders of the trust preferred securities then outstanding. We are not permitted to assign our obligations under the guarantee except through a merger or consolidation permitted under the indenture. See "Description of Junior Subordinated Debentures-- Consolidation, Merger, Sale of Assets and Other Transactions." Any successor entity must agree in writing to be bound by our obligations under the guarantee.

         Upon the consummation of our proposed merger with Southside, we will merge into Southside and the combined company will be renamed "Allegiant Bancorp, Inc." We believe that the combined entity will be able to satisfy the requirements for succession under the indenture. See "Description of Junior Subordinated Debentures--Consolidation, Merger, Sale of Assets and Other Transactions." The combined entity will agree in writing to be bound by our obligations under the guarantee.

EVENTS OF DEFAULT

         An event of default under the guarantee will occur if we fail to perform any of our payment or other obligations under the guarantee, or fail to perform any non-payment obligation if our failure remains unremedied for 30 days. If an event of default occurs the guarantee trustee must enforce your rights under the guarantee. The holders of a majority in aggregate liquidation amount of the outstanding trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee under the guarantee or to direct the guarantee trustee to exercise any trust or power conferred upon the guarantee trustee under the guarantee.

         In addition to acts taken by the guarantee trustee, you may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against

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the Trust, the guarantee trustee or any other person or entity. Since you will not be the record holder of the trust preferred securities while they are in book-entry form, you will have to observe the procedures of DTC to take such action. See "Description of Trust Preferred Securities--Book Entry, Delivery and Form."

         We are required, as guarantor, to certify annually to the guarantee trustee whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

         The guarantee trustee, other than during a default by us in performance of the guarantee, undertakes to perform only duties that are set forth in the guarantee. After the occurrence of an event of default with respect to the guarantee, the guarantee trustee must enforce the guarantee and must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. The guarantee trustee is under no obligation to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if it has reasonable grounds to believe that repayment or adequate indemnity is not assured.

         For information concerning our relationship with Bankers Trust Company, as guarantee trustee, see "Description of Junior Subordinated Debentures--Information Concerning the Debenture Trustee."

TERMINATION OF THE GUARANTEE

         The guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the trust preferred securities, upon full payment of the amounts payable with respect to the trust preferred securities upon liquidation of the Trust, or upon distribution of junior subordinated debentures to you and the other holders of the trust preferred securities in exchange for all of the trust preferred securities. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time you must restore payment of any sums paid to you under the trust preferred securities or the guarantee.

GOVERNING LAW

         The guarantee will be governed by and construed in accordance with the laws of the State of New York.


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        RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE JUNIOR
                  SUBORDINATED DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

         We have irrevocably guaranteed, on a subordinate basis, payments of distributions and other amounts due on the trust preferred securities (to the extent that Trust has funds available for such payment) to the extent set forth under "Description of Guarantee." Taken together, our obligations under the junior subordinated debentures, the indenture, the trust agreement and the guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations in respect of the trust preferred securities.

         If and to the extent that we do not make payments on the junior subordinated debentures, the Trust will not have sufficient funds to pay distributions or other amounts due on the trust preferred securities. The guarantee does not cover payment of amounts payable with respect to the trust preferred securities when the Trust does not have sufficient funds to pay such amounts. In such event, your remedy is to institute a legal proceeding directly against us for enforcement of our payment obligations under the junior subordinated debentures having a principal amount equal to the liquidation amount of the trust preferred securities you hold.

         Our obligations under the junior subordinated debentures and the guarantee are subordinate and junior in right of payment to all of our senior indebtedness and other subordinated indebtedness. An event of default under any of our senior indebtedness or other subordinated indebtedness would not constitute an event of default in respect of the trust preferred securities. However, in the event of payment defaults under, or acceleration of, our senior indebtedness or other subordinated indebtedness, the subordination provisions of the indenture provide that no payments may be made in respect of the junior subordinated debentures until such senior indebtedness or other subordinated indebtedness has been paid in full or any payment default on senior indebtedness or other subordinated indebtedness has been cured or waived. See "Description of Junior Subordinated Debentures--Subordination." Failure to make required payments on the junior subordinated debentures would constitute an event of default in respect of the trust preferred securities.

SUFFICIENCY OF PAYMENTS

         As long as we make the payments on the junior subordinated debentures when they are due, such payments will be sufficient to cover distributions and other payments distributable on the trust preferred securities, primarily because:

         o the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the trust preferred securities and trust common securities;

         o the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate, distribution dates and other payment dates for the trust preferred securities;

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         o     we will pay for any and all costs, expenses and liabilities of the Trust except the Trust's obligations to you and to us, as the holder of the trust common securities, to pay amounts due under the trust preferred securities and the trust common securities, respectively; and

         o the trust agreement further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

         Notwithstanding anything to the contrary in the indenture, we have the right to set-off any payment we are otherwise required to make thereunder against and to the extent we have previously made, or are concurrently making, a payment under the guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF TRUST PREFERRED SECURITIES

         You may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the Trust or any other person or entity. See "Description of Guarantee."

RIGHTS TO DISTRIBUTIONS

         The trust preferred securities represent preferred undivided beneficial interests in the assets of the Trust, and the Trust exists for the sole purposes of issuing the trust preferred securities and trust common securities and investing the proceeds from their issuance in the junior subordinated debentures and engaging in other activities necessary, convenient or incidental thereto. A principal difference between your rights as a holder of trust preferred securities and a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from us payments on the junior subordinated debentures held, while you are entitled to receive distributions or other amounts distributable with respect to the trust preferred securities from the Trust (or from us under the guarantee) only if and to the extent the Trust has funds available for the payment of such distributions.

RIGHTS UPON DISSOLUTION

         Upon any voluntary or involuntary dissolution of the Trust, other than any dissolution involving the distribution of the junior subordinated debentures to you and the other holders of the trust preferred securities, and after satisfaction of liabilities to creditors of the Trust as required by applicable law, you will be entitled to receive, out of assets held by the Trust, the liquidation distribution in cash. See "Description of Trust Preferred Securities--Liquidation Distribution Upon Dissolution." If we are voluntarily or involuntarily liquidated or declare bankruptcy, the Trust, as registered holder of the junior subordinated debentures, will be our subordinated creditor, subordinated and junior in right of payment to all our senior indebtedness or other subordinated indebtedness as set forth in the indenture, but entitled to receive payment in full of all amounts payable with respect to the junior subordinated debentures before any of our shareholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed under the indenture to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to you and the holders of the trust common securities), your position as a holder of the trust preferred securities and the position of a holder of such junior subordinated debentures relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

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                CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

GENERAL

         In the opinion of Thompson Coburn LLP, St. Louis, Missouri, our counsel, the following discussion fairly summarizes the material U.S. federal income tax consequences of the purchase, ownership, and disposition of the trust preferred securities.

         The following discussion is general and may not apply to your particular circumstances for any of the following (or other) reasons:

         o This summary is based on U.S. federal income tax laws in effect as of the date of this prospectus, including applicable regulations and administrative and judicial interpretations. Changes to any of these laws, regulations or interpretations after this date may affect the tax consequences described below, possibly on a retroactive basis.

         o This summary discusses only trust preferred securities you acquire at original issuance at the original offering price and hold as capital assets (within the meaning of federal tax law). It does not discuss all of the tax consequences that may be relevant to beneficial owners who are subject to special rules, such as banks, thrift institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies, certain securities traders, tax-exempt organizations and certain other financial institutions. This discussion also does not discuss tax consequences that may be relevant to an owner in light of the owner's particular circumstances, such as an owner holding a trust preferred security as a position in a straddle, hedging, conversion or other integrated investment.

         o     This summary does not address:

               (a) The tax consequences to stockholders in, or partners of beneficiaries of, a holder of trust preferred securities;

               (b) the U.S. alternative minimum tax consequences of purchasing, owning and disposing of trust preferred securities; or

               (c) any state, local or foreign tax consequences of purchasing, owning and disposing of trust preferred securities.

         The authorities on which this summary is based are subject to various interpretations, and the opinions of Thompson Coburn LLP are not binding on the Internal Revenue Service or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the Service with respect to the transaction described herein. Accordingly, we cannot assure you that the Service will not challenge the opinion expressed herein or that a court would not sustain such a challenge.

         We advise you to consult your own tax advisors regarding the tax consequences of purchasing, owning and disposing of the trust preferred securities based on your particular circumstances and the relevant taxing jurisdictions.

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UNITED STATES HOLDERS

         IN GENERAL. For purposes of the following discussion, a "United States Holder" means:

         o     a citizen or individual resident of the United States;

         o a corporation or partnership created or organized in or under the laws of the United States or any state or political subdivision thereof;

         o an estate the income of which is includable in its gross income for U.S. federal income tax purposes without regard to its source; or

         o a trust if a court within the United States is able to exercise primary supervision over its administration and at least one United States person has the authority to control all substantial decisions of the trust.

         CHARACTERIZATION OF THE TRUST. Assuming full compliance with the terms of the trust agreement (and other relevant documents), the Trust should be characterized for U.S. federal income tax purposes as a grantor trust. Accordingly, for U.S. federal income tax purposes, if you, as a United States Holder, purchase a trust preferred security you should be considered the owner of an undivided interest in the junior subordinated debentures owned by the Trust, and you should be required to include all income or gain recognized for U.S. federal income tax purposes with respect to your share of the junior subordinated debentures on your income tax return.

         INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT. Under the terms of the junior subordinated debentures, we have the ability to defer payments of interest from time to time by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods, but not beyond the maturity date of the junior subordinated debentures. Assuming that the junior subordinated debentures are issued at face value and the likelihood of deferring interest payments is "remote" within the meaning of applicable Treasury Department regulations, the junior subordinated debentures will not be considered issued with original issue discount (OID).

         We conclude that, as of the date of this prospectus, the likelihood of our deferring payments of interest is "remote" within the meaning of the applicable Treasury Department regulations. This conclusion is based in part on the fact that exercising that option would prevent us from declaring dividends on our common stock and would prevent us from making any payments with respect to debt securities that rank equally with or junior to the junior subordinated debentures, including the 9.875% junior subordinated debentures held by Allegiant Capital Trust I. Therefore, the junior subordinated debentures should not be treated as issued with OID by reason of our deferral option alone. Rather, you will be taxed on stated interest on the junior subordinated debentures when such interest is paid or accrued in accordance with your method of accounting for income tax purposes. You should note, however, that no published rulings or any other published authorities of the Internal Revenue Service have addressed this issue. Accordingly, we cannot assure you that the Internal Revenue Service will not challenge this conclusion or that a court would not sustain such a challenge.

         In the event we exercise our option to defer payments of interest, the junior subordinated debentures would be treated as redeemed and reissued for OID purposes. The sum of the remaining interest payments on the junior subordinated debentures would thereafter be treated as OID. The OID would accrue, and be includable in your taxable income, on a daily accrual basis (regardless of your method of accounting for income tax purposes) over the remaining term of the junior subordinated

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debentures (including any period of interest deferral), without regard to the timing of payments under the junior subordinated debentures. Subsequent distributions of interest on the junior subordinated debentures generally would not be taxable. The amount of OID that would accrue in any period would generally equal the amount of interest that accrued on the junior subordinated debentures in that period at the stated interest rate. Consequently, during any period of interest deferral, you will include OID in gross income in advance of the receipt of cash, and if you dispose of a trust preferred security prior to the record date for payment of distributions on the junior subordinated debentures following that period, you will be subject to income tax on OID accrued through the date of disposition (and not previously included in your income), but you will not receive cash from the Trust with respect to the OID.

         If our exercise of our option to defer payments of interest is not treated as remote, the junior subordinated debentures would be treated as initially issued with OID in an amount equal to the aggregate stated interest over the term of the junior subordinated debentures. You would include that OID in your taxable income, over the term of the junior subordinated debentures, on a daily accrual basis. We believe that the likelihood that we will elect to defer interest payments is remote and, therefore, we will take the position that the junior subordinated debentures will not be issued with OID.

         CHARACTERIZATION OF INCOME. Because the income underlying the trust preferred securities should not be characterized as dividends for income tax purposes, a corporate holder of the trust preferred securities will not be entitled to a dividends-received deduction for any income from the trust preferred securities.

         MARKET DISCOUNT AND ACQUISITION PREMIUM. If you are not the initial purchaser of the trust preferred securities or if you are the initial purchaser but you do not purchase at the original offering price, you may be considered to have acquired your undivided interest in the junior subordinated debentures with market discount or acquisition premium (as each phrase is defined for U.S. federal income tax purposes). In this situation, you need to contact your own tax advisor to determine your particular tax consequences.

         RECEIPT OF JUNIOR SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST. Under certain circumstances described above (see "Description of Trust Preferred Securities--Liquidation Distribution Upon Dissolution"), the Trust may distribute the junior subordinated debentures to you in exchange for your trust preferred securities and in liquidation of the Trust. Except as discussed below, such a distribution would not be a taxable event for U.S. federal income tax purposes, and you would have an aggregate adjusted basis in the junior subordinated debentures you receive for U.S. federal income tax purposes equal to your aggregate adjusted basis in your trust preferred securities. For U.S. federal income tax purposes, your holding period in the junior subordinated debentures you receive in such a liquidation of the Trust would include the period during which you held the trust preferred securities. If, however, the relevant event is a tax event as described in "Description of Trust Preferred Securities--Redemption," which results in the Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to you for U.S. federal income tax purposes.

         Under certain circumstances described herein (see "Description of Trust Preferred Securities"), we may redeem junior subordinated debentures for cash and distribute the proceeds of such redemption to you in redemption of your trust preferred securities. Such a redemption would be taxable for U.S. federal income tax purposes, and you would recognize gain or loss as if you had sold the trust preferred securities for cash. See "--Sales of Trust Preferred Securities" below.

         SALES OF TRUST PREFERRED SECURITIES. If you sell your trust preferred securities, you will recognize gain or loss equal to the difference between your adjusted basis in the trust preferred securities and the

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amount realized on the sale of such trust preferred securities. Your adjusted basis in the trust preferred securities generally will be the initial purchase price, increased by any OID previously included (or currently includable) in your gross income to the date of disposition, and decreased by payments received on the trust preferred securities (other than any interest received with respect to the period prior to the effective date we first exercise our option to defer payments of interest). Any such gain or loss generally will be capital gain or loss, and generally will be a long-term capital gain or loss if you have held the trust preferred securities for more than twelve months prior to the date of disposition.

         If you dispose of your trust preferred securities between record dates for payments of distributions thereon, you will generally be required to include accrued but unpaid interest (or OID, if any) on the junior subordinated debentures through the date of disposition in your taxable income for U.S. federal income tax purposes (notwithstanding that you may receive a separate payment from the purchaser with respect to any accrued interest). You may deduct the amount of such accrued interest (or OID, if any) from the sales proceeds received in computing any gain or loss realized upon such disposition. To the extent the selling price is less than your adjusted tax basis, you will recognize a capital loss. Subject to certain limited exceptions, capital losses generally cannot be applied to offset ordinary income for U.S. federal income tax purposes.

NON-UNITED STATES HOLDERS

         The following discussion applies to you if you are not a United States Holder as described above.

         Payments of interest, including OID, if any, to you, as a non-United States Holder, on a trust preferred security will generally not be subject to withholding of U.S. federal income tax, provided that:

         o you did not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

         o you are not a controlled foreign corporation that is related to us through stock ownership;

         o the interest does not constitute contingent interest as described in Section 871(h)(4) of the Internal Revenue Code of 1986, as amended (the Code);

         o you are not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

         o either (a) you certify to the Trust or its agent (or other applicable payor), under penalties of perjury and in accordance with applicable Treasury regulations, that you are not a United States Holder and provide your name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a Financial Institution), and holds the trust preferred security in such capacity, certifies to the Trust or its agent (or other applicable payor), under penalties of perjury and in accordance with applicable Treasury regulations, that it requires and has received such a statement from you or another Financial Institution between it and you in the chain of ownership, and furnishes the Trust or its agent (or other applicable payor) with a copy thereof.

         It is possible that changes in the law affecting the income tax consequences of the junior subordinated debentures could adversely affect our ability to deduct interest payable on the junior subordinated debentures. Such changes could also cause the junior subordinated debentures to be classified as our equity (rather than our debt) for U.S. federal income tax purposes. This might cause the


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income derived from the junior subordinated debentures to be characterized as dividends, generally subject to a 30% income tax (on a withholding basis) when paid to you if you are not a United States Holder, rather than as interest which, as discussed above, generally is exempt from income tax in the hands of a person who is not a United States Holder.

         You, as a non-United States Holder, will generally not be subject to withholding of income tax or income tax on any gain realized upon the sale or other disposition of a trust preferred security.

         If you hold the trust preferred securities in connection with the active conduct of a U.S. trade or business, you will be subject to U.S. federal income or withholding tax on all income and gains recognized with respect to your proportionate share of the junior subordinated debentures.

INFORMATION REPORTING

         In general, information reporting requirements will apply to payments of any interest or premium on, and proceeds from the sale of, the trust preferred securities within the United States to, and to the accrual of OID on trust preferred securities with respect to, a non-corporate United States Holder. In addition, payments made on, and payments of the proceeds from the sale of, the trust preferred securities to or through the United States office of a broker are subject to information reporting unless you certify in accordance with applicable treasury regulations as to your non-United States Holder status or otherwise establish an exemption. Taxable income on the trust preferred securities for a calendar year should be reported to United States Holders on the appropriate forms by the following January 31st.

BACKUP WITHHOLDING

         Payments of any interest on, proceeds from the sale of, and the accrual of OID on, the trust preferred securities may be subject to a "backup" withholding tax of 31% unless you comply with certain identification or exemption requirements. Any amounts so withheld will be allowed as a credit against your U.S. federal income tax liability, or refunded, if the required information is provided to the Internal Revenue Service.

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                        CERTAIN ERISA CONSIDERATIONS

         We and certain of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, or a "disqualified person" within the meaning of Section 4975 of the Code with respect to many employee benefit plans that are subject to the Employee Retirement Income Security Act and individual retirement accounts. The purchase of the trust preferred securities by an employee benefit plan or IRA that is subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act or the prohibited transaction provisions Section 4975(e)(1) of the Internal Revenue Code and with respect to which we, or any affiliate of ours is a service provider (or otherwise is a party in interest or a disqualified person), may constitute or result in a prohibited transaction under the Employee Retirement Income Security Act or
Section 4975 of the Internal Revenue Code, unless the trust preferred securities are acquired pursuant to and in accordance with an applicable exemption. Any pension or other employee benefit plan, fiduciary or IRA holder, proposing to acquire any trust preferred securities for such a plan or IRA should consult with legal counsel.

                                UNDERWRITING

         Subject to the terms and conditions of an underwriting agreement, the underwriters named below have severally agreed to purchase from us, and we have agreed to sell to them, an aggregate of 1,200,000 trust preferred securities in the amounts set forth opposite each underwriter's name below:


                                                                  NUMBER OF TRUST
                             UNDERWRITERS                       PREFERRED SECURITIES
                             ------------                       --------------------
Legg Mason Wood Walker, Incorporated.........................
Dain Rauscher Incorporated...................................
Howe Barnes Investments Inc..................................
                                                                      ---------
                  Total......................................         1,200,000
                                                                      =========


         The underwriting agreement provides that the obligations of the several underwriters are subject to approval of certain legal matters by their counsel and to various conditions. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, in certain cases, that the underwriting agreement may be terminated. The nature of the underwriters' obligation is such that they are committed to purchase and pay for all the trust preferred securities (other than those covered by the over-allotment option discussed below) if any are purchased.

         The Trust has granted the underwriters an option to purchase up to 180,000 additional trust preferred securities at the same price per trust preferred security to be paid by the underwriters for the other trust preferred securities being offered. This option is exercisable from time to time for 30 days after the date of this prospectus, but may be exercised by the underwriters only to cover any over-allotments. If the underwriters elect to purchase any of the additional trust preferred securities under this option, each underwriter will be committed to purchase the additional trust preferred securities in approximately the same proportion allocated to them in the table above.



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         The underwriters have agreed to purchase the trust preferred securities at the price stated on the cover page of this prospectus. Because the Trust will use the proceeds from the sale of the trust preferred securities to purchase the junior subordinated debentures from us, we have agreed to pay the underwriters the following compensation:


                                                                            UNDERWRITING
                                                                            COMPENSATION
                                                                            ------------
Per trust preferred security..............................................   $    0.9375
Total (assuming no exercise of over-allotment option).....................     1,125,000
Total (assuming full exercise of over-allotment option)...................     1,293,750

         The underwriters will initially offer the trust preferred securities to the public at the price stated on the cover page. The underwriters may offer trust preferred securities to selected dealers at the public offering
price less a concession of up to $        per trust preferred security. Those
dealers may reallow a discount not in excess of $        per trust preferred
security to other brokers and dealers. After the initial offering of the trust preferred securities, the underwriters may change the offering price, concession, discount and other selling terms.

         We estimate that we will spend approximately $350,000 for printing, depository and trustees' fees, legal and accounting fees, and other expenses of the offering in addition to underwriting compensation.

         In connection with the offering, the underwriters and their affiliates may engage in transactions, effected in accordance with the Securities and Exchange Commission's Regulation M, that are intended to stabilize, maintain or otherwise affect the market price of the trust preferred securities. These transactions may include over-allotment or other mechanisms through which the underwriters create a selling syndicate short position by selling more trust preferred securities than the underwriters are committed to purchase from the Trust. The underwriters may elect to cover any short position by purchasing trust preferred securities in the open market or by exercising the over-allotment option. The underwriters also may bid for, and purchase, the trust preferred securities, including at a price above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the trust preferred securities. The underwriters may impose penalty bids under which selling concessions allowed to syndicate members or other dealers participating in the offering are reclaimed if trust preferred securities previously distributed in the offering are repurchased by the underwriters. Any of these transactions may maintain or stabilize the price for the trust preferred securities at a level above that which might otherwise prevail in the open market. None of the underwriters, the Trust or us make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the market price of the trust preferred securities. The underwriters are not required to engage in any of these transactions and may discontinue them at any time without notice if they commence them. The underwriters may effect these transactions on the Nasdaq National Market or elsewhere.

         The underwriters and dealers may engage in passive market making transactions in the trust preferred securities in accordance with Rule 103 of Regulation M promulgated by the Securities and Exchange Commission. In general, a passive market maker may not bid for or purchase shares of trust preferred securities at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the trust preferred securities during a specified two-month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the

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market price of the trust preferred securities above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

         The Trust has applied to list the trust preferred securities on the Nasdaq National Market, and, if the listing is approved, trading will commence thereafter. The underwriters have advised us and the Trust that they presently intend to make a market in the trust preferred securities after the commencement of trading on Nasdaq, but no assurances can be made as to the liquidity of the trust preferred securities or that an active and liquid market will develop or, if developed, that the market will continue. The underwriters have no obligation to make a market in the trust preferred securities, and may cease any market-making activities at any time. The offering price and distribution rate of the trust preferred securities have been determined by negotiations among our representatives and the underwriters, and the offering price of the trust preferred securities may not be indicative of the market price following the offering.

         We and the Trust have agreed to indemnify the underwriters against liabilities arising from the offering of the trust preferred securities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in connection with those liabilities.

         The underwriters have advised us that they do not intend to confirm any sales of trust preferred securities to any discretionary accounts. The underwriters will comply with Rule 2810 under the NASD Conduct Rules when they offer and sell the trust preferred securities because the National Association of Securities Dealers, Inc. may view the trust preferred securities as interests in a direct participation. Legg Mason Wood Walker, Incorporated presently serves as our financial advisor in connection with our proposed merger with Southside, the transaction for which the proceeds from the sale of the trust preferred securities are planned to be utilized. As our financial advisor for this merger, Legg Mason Wood Walker, Incorporated assisted us in evaluating and negotiating the proposed merger with Southside and rendered an opinion to our Board of Directors as to the fairness, from a financial point of view, to us of the consideration to be paid by us in the proposed merger. We will compensate Legg Mason Wood Walker, Incorporated for its services as our financial advisor for this merger and for rendering an opinion to our Board of Directors. Under the rules of the NASD, Legg Mason Wood Walker, Incorporated's compensation for such services may be considered by the NASD to be compensation for the sale of the trust preferred securities even though such compensation is not intended for or contingent upon the sale of the trust preferred securities. In addition, the underwriters and their affiliates have provided in the past and may provide in the future investment banking services for us or our affiliates for which they would expect to receive customary fees and commissions.

                           VALIDITY OF SECURITIES

         The validity of the guarantee and the junior subordinated debentures and certain tax matters will be passed upon for us by Thompson Coburn LLP, St. Louis, Missouri, our counsel, and certain legal matters will be passed upon for the underwriters by Barack Ferrazzano Kirschbaum Perlman & Nagelberg. Certain matters of Delaware law relating to the validity of the trust preferred securities, the enforceability of the trust agreement and the creation of the Trust will be passed upon by Richards, Layton & Finger, P.A., as special Delaware counsel to us and the Trust. Thompson Coburn LLP and Barack Ferrazzano Kirschbaum Perlman & Nagelberg will rely as to certain matters of Delaware law on the opinion of Richards, Layton & Finger, P.A.

                                   EXPERTS

         Our consolidated financial statements as of December 31, 2000 and 1999 and for each of the three years in the period then ended, incorporated by reference in this prospectus and in the registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein and in the registration statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Southside as of December 31, 2000 and 1999 and for each of the three years in the period then ended, incorporated by reference in this prospectus and in the registration statement, have been audited by KPMG LLP, independent auditors, as set forth in their report thereon incorporated by reference herein and in the registration statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Equality Bancorp, Inc. as of March 31, 2000 and 1999 and for each of the three years in the period then ended, incorporated by reference in this prospectus and in the registration statement, have been audited by KPMG LLP, independent auditors, as set forth in their report thereon incorporated by reference herein and in the registration statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                  WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Our filings with the Securities and Exchange Commission also are available to the public from the Securities and Exchange Commission's website at http://www.sec.gov. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information. Our common stock is listed on the Nasdaq National Market.

         This prospectus is part of a registration statement we filed with the Securities and Exchange Commission and does not contain all of the information set forth in the registration statement. You should consult the registration statement for further information with respect to our company and these securities.

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information and information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold.

         o     Annual Report on Form 10-K for the year ended December 31, 2000;

         o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

         o     Current Report on Form 8-K filed May 7, 2001;

         o The financial statements of Southside as of and for the year ended December 31, 2000 and as of and for the quarter ended March 31, 2001 contained in our Definitive Joint Proxy Statement on Schedule 14A filed August 7, 2001;

         o The financial statements of Southside as of and for the six months ended June 30, 2001 contained in Item 5 of our Current Report on Form 8-K filed August 30, 2001; and

         o The financial statements of Equality contained in Item 7 of our Current Report on Form 8-K filed November 30, 2000.

         You may request a copy of these filings, at no cost, by writing or calling us at the following address: Secretary, Allegiant Bancorp, Inc., 2122 Kratky Road, St. Louis, Missouri 63114, telephone (314) 692-8200.

================================================================================


                      1,200,000 TRUST PREFERRED SECURITIES



                           ALLEGIANT CAPITAL TRUST II




                     % CUMULATIVE TRUST PREFERRED SECURITIES
              (LIQUIDATION AMOUNT $25 PER TRUST PREFERRED SECURITY)
                                  GUARANTEED BY


                             ALLEGIANT BANCORP, INC.





                                [ALLEGIANT LOGO]


                                 ---------------

                                   PROSPECTUS

                                 ---------------



 LEGG MASON WOOD WALKER
       INCORPORATED

                         DAIN RAUSCHER WESSELS

                                                HOWE BARNES INVESTMENTS INC.


                                           , 2001





================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution
----------------------------------------------------

         The following table sets forth the estimated expenses in connection with the offering described in this registration statement:


      SEC Registration Fee...............................    $     8,625
      NASD Filing Fee....................................          3,950
      Nasdaq National Market Fee.........................         15,000
      Legal Fees and Expenses............................        100,000
      Accountants' Services..............................         90,000
      Trustee's Fees and Expenses........................         15,000
      Printing Expenses..................................         90,000
      Miscellaneous......................................         27,425
                                                             -----------
               Total.....................................    $   350,000
                                                             ===========


Item 15. Indemnification of Directors and Officers
--------------------------------------------------

         Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding.
Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934.

         Article XII of the By-Laws of the Company provides that the Company shall extend to its directors and officers the indemnification specified in Sections 351.355 (1) and (2) and the additional indemnification authorized in Section 351.355 (7) of The General and Business Corporation Law.

         Pursuant to directors' and officers' liability insurance policies, with total annual limits of $2.0 million, the Company's directors and officers are insured, subject to the limits, retention, exceptions and other terms and conditions of such policy, against liability for any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers of the Company, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of the Company.

         Section 7 of the underwriting agreement also provides for indemnification by the underwriters of the Company's officers and directors for certain liabilities under the Securities Act of 1933.

Item 16. Exhibits
-----------------

         See Exhibit Index hereto.

Item 17. Undertakings
---------------------

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or
(4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 10th day of September, 2001.


                                        ALLEGIANT BANCORP, INC.



                                        By /s/ Shaun R. Hayes
                                           -----------------------------------
                                           Shaun R. Hayes, President and
                                           Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the 10th day of September, 2001 by the following persons in the capacities indicated.


             Signature                                     Title                            Date
             ---------                                     -----                            ----


                  *                         Chairman of the Board                    September 10, 2001
------------------------------------
Marvin S. Wool



/s/ Shaun R. Hayes                          President, Chief Executive Officer       September 10, 2001
------------------------------------        and Director
Shaun R. Hayes



                  *                         Director                                 September 10, 2001
------------------------------------
Robert L. Chambers



                  *                         Director                                 September 10, 2001
------------------------------------
Leland B. Curtis



                  *                         Director                                 September 10, 2001
------------------------------------
Kevin R. Farrell



                  *                         Director                                 September 10, 2001
------------------------------------
Richard C. Fellhauer


                                      II-4



                  *                         Director                                 September 10, 2001
------------------------------------
Leon A. Felman



                  *                         Director                                 September 10, 2001
------------------------------------
Michael R. Hogan



                  *                         Director                                 September 10, 2001
------------------------------------
C. Virginia Kirkpatrick



                  *                         Director                                 September 10, 2001
------------------------------------
Robert E. Wallace, Jr.



                  *                         Director                                 September 10, 2001
------------------------------------
John L. Weiss



                  *                         Director                                 September 10, 2001
------------------------------------
Lee S. Wielansky



                  *                         Senior Vice President and Chief          September 10, 2001
------------------------------------        Financial Officer
Thomas A. Daiber


*By: /s/ Shaun R. Hayes
     -------------------------------
     Shaun R. Hayes,
     As Attorney-In-Fact

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on the 10th day of September 2001.

                                        ALLEGIANT CAPITAL TRUST II



                                        By: /s/ Shaun R. Hayes
                                            -----------------------------------
                                            Shaun R. Hayes, Administrator

                                  EXHIBIT INDEX

  EXHIBIT NO.                             DESCRIPTION
  -----------                             -----------
     1            Form of Underwriting Agreement.

     2 Agreement and Plan of Merger, dated April 30, 2001 by and between the Company and Southside Bancshares Corp., filed as
                  Exhibit 2 to the Company's Current Report on Form 8-K filed
                  May 7, 2001, is hereby incorporated by reference.

     4.1 Articles of Incorporation, as amended, of the Company, filed as Exhibit 3.1 to the Company's Registration Statement on Form
                  10-SB (Reg. No. 0-26350), is hereby incorporated by reference.

     4.1(a) Amendment to Articles of Incorporation, as amended, of the Company, filed as Exhibit 3 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, is hereby incorporated by reference.

     4.2          By-laws of the Company, as currently in effect, filed as
                  Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, are hereby incorporated by reference.

     4.3 Junior Subordinated Indenture, dated as of August 2, 1999, by and between the Company and Bankers Trust Company, as Trustee, filed as Exhibit 4.1 to the Company's Quarterly Report on Form
                  10-Q for the quarter ended June 30, 1999, is hereby incorporated by reference.

     4.4          Form of Junior Subordinated Indenture.

     4.5          Form of Junior Subordinated Debenture (included in Exhibit 4.4).

     4.6          Certificate of Trust of Allegiant Capital Trust II.*

     4.7          Trust Agreement of Allegiant Capital Trust II.*

     4.8          Form of Amended and Restated Trust Agreement.

     4.9          Form of Trust Preferred Security (included in Exhibit 4.6).

     4.10         Form of Guarantee Agreement.

     5.1          Opinion of Thompson Coburn LLP.

     5.2          Opinion of Richards, Layton & Finger, P.A.

     8            Tax Opinion of Thompson Coburn LLP.

    23.1          Consent of Ernst & Young LLP.


                                      II-7



  EXHIBIT NO.                             DESCRIPTION
  -----------                             -----------
    23.2          Consent of KPMG LLP regarding Equality Bancorp, Inc.

    23.3          Consent of KPMG LLP regarding Southside Bancshares Corp.

    23.4 Consent of Thompson Coburn LLP (included in Exhibits 5.1 and 8).

    23.5          Consent of Richards, Layton & Finger, P.A. (included in
                  Exhibit 5.2).

    24            Power of Attorney (included on the signature page hereto).*

    25.1 Form T-1 Statement of Eligibility for Bankers Trust Company to act as trustee under the Indenture.*

---------------------

* Previously filed June 8, 2001.




                                      II-8